Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

February 23, 2016,

among

COMTECH TELECOMMUNICATIONS CORP.,

as Borrower,

The Lenders Party Hereto,

and

CITIBANK, N.A.,

as Administrative Agent and Issuing Bank

 ___________________________

CITIBANK, N.A.

and

MANUFACTURERS AND TRADERS TRUST COMPANY,

as Joint Lead Arrangers and Joint Bookrunners,

and

MANUFACTURERS AND TRADERS TRUST COMPANY,

as Syndication Agent

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SCHEDULES:

Schedule 1.01 — Existing Letters of Credit

Schedule 1.02 — Mortgaged Property

Schedule 2.01 — Commitments

Schedule 3.05 — Real Property

Schedule 3.14 — Subsidiaries

Schedule 3.15 — Insurance

Schedule 6.01 — Existing Indebtedness

Schedule 6.02 — Existing Liens

Schedule 6.04 — Existing Investments

Schedule 6.10 — Existing Restrictions

EXHIBITS:

Exhibit A	— Form of Assignment and Assumption
Exhibit B-1	— [Reserved]
Exhibit B-2	— [Reserved]
Exhibit C	— Form of Collateral Agreement
Exhibit D	— Form of Perfection Certificate
Exhibit E	— Form of Supplemental Perfection Certificate
Exhibit F	— Form of Intercompany Indebtedness Subordination Agreement
Exhibit G-1	— Form of U.S. Tax Compliance Certificate for Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit G-2	— Form of U.S. Tax Compliance Certificate for Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit G-3	— Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit G-4	— Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes

CREDIT AGREEMENT dated as of February 23, 2016 (this “Agreement”), among Comtech Telecommunications Corp., a Delaware corporation (the “Borrower”), the LENDERS party hereto and CITIBANK, N.A., as Administrative Agent and Issuing Bank.

Pursuant to the Merger Agreement (such term and each other capitalized term used but not defined herein having the meaning assigned to it in Article I), the Borrower will acquire (the “Acquisition”) all of the Equity Interests of TeleCommunication Systems, Inc., a Maryland corporation (the “Company”). In connection with the Acquisition, and to provide a portion of the financing therefor, the Borrower has entered into this Agreement.

The Borrower has requested that (a) the Term Lenders extend credit in the form of Term Loans on the Effective Date in an aggregate principal amount not in excess of $250,000,000 and (b) the Revolving Lenders extend credit in the form of Revolving Loans and the Issuing Bank issue Letters of Credit, in each case at any time and from time to time during the Revolving Availability Period such that the Aggregate Revolving Exposure will not exceed $150,000,000 at any time; provided that (i) the aggregate principal amount of Revolving Loans made on the Effective Date shall not exceed $59,212,833.33 and (ii) the Aggregate Revolving Exposure shall not exceed $98,095,833.33 at any time through and including the date one day prior to the 7.75% Convertible Notes Redemption Date. The proceeds of the Term Loans and up to $59,212,833.33 of Revolving Loans made on the Effective Date are to be used solely to (a) partially finance the Acquisition, (b) repay or satisfy and discharge, as applicable, all amounts due or outstanding under or in respect of the Existing Indebtedness and (c) pay a portion of the Transaction Costs. The proceeds of the Revolving Loans after the Effective Date will be used by the Borrower from time to time for working capital and general corporate purposes. Letters of Credit will be used solely to support payment, performance and warranty obligations incurred in the ordinary course of business by the Borrower and its Subsidiaries.

The Lenders are willing to extend such credit to the Borrower, and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrower and each Subsidiary Loan Party, on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement (including in the introductory paragraphs hereto), the following terms have the meanings specified below:

“7.75% Convertible Notes” means the 7.75% convertible notes due 2018 issued by the Company and governed by the terms of the 7.75% Convertible Notes Indenture.

“7.75% Convertible Notes Indenture” means the Indenture, dated as of May 7, 2013, by and between the Company and the 7.75% Convertible Notes Trustee, as amended, modified or supplemented through the date hereof.

“7.75% Convertible Notes Redemption Date” means March 24, 2016.

“7.75% Convertible Notes Trustee” means the Bank of New York Mellon Trust Company, N.A., as trustee under the 7.75% Convertible Notes Indenture.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Business Representations” means the representations and warranties made by or with respect to the Company and its subsidiaries in the Merger Agreement that are material to the interests of the Arrangers and Lenders, but only to the extent that the Borrower or any of its Affiliates has the right to terminate its obligations under the Merger Agreement, or the right not to consummate the Acquisition, as a result of a breach of any such representations and warranties.

“Acquisition” has the meaning assigned to such term in the introductory paragraphs to this Agreement.

“Acquisition Documents” means the Merger Agreement, all other agreements to be entered into in connection with the Acquisition and all schedules, exhibits and annexes to each of the foregoing and all side letters, instruments and agreements affecting the terms of the foregoing or entered into in connection therewith.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period (or, solely for purposes of clause (c) of the defined term “Alternate Base Rate”, for purposes of determining the Alternate Base Rate as of any date), an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period (or such date, as applicable) multiplied by (b) the Statutory Reserve Rate.

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“Administrative Agent” means Citibank, N.A., in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that for purposes of Section 6.09, the term “Affiliate” shall also include any person that directly, or indirectly through one or more intermediaries, owns 10% or more of any class of Equity Interests of the Person specified or that is an officer or director of the Person specified.

“Affiliate Transaction” has the meaning assigned to such term in Section 6.09.

“Aggregate Revolving Commitment” means, at any time, the sum of the Revolving Commitments of all the Revolving Lenders at such time.

“Aggregate Revolving Exposure” means, at any time, the sum of the Revolving Exposures of all the Revolving Lenders at such time.

“Agreement” has the meaning assigned to such term in the introductory statement to this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% per annum and (c) the Adjusted LIBO Rate on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1.00% per annum. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, then the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on the applicable Reuters screen page (currently page LIBOR01) displaying interest rates for dollar deposits in the London interbank market (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, on such day for deposits in dollars with a maturity of one month; provided that if such rate shall be less than 1.00%, such rate shall be deemed to be 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate,

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the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively. Notwithstanding the foregoing, in no event shall the Alternate Base Rate at any time be less than 2.00% per annum.

“Anti-Corruption Laws” means the FCPA and all other laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.

“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at such time. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments of Revolving Loans and LC Exposures that occur after such termination or expiration.

“Applicable Rate” means, for any day, with respect to any Loan that is a Term Loan or a Revolving Loan, or with respect to the commitment fees payable hereunder, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as applicable, based upon the Leverage Ratio as of the end of the fiscal quarter of the Borrower for which consolidated financial statements have heretofore been most recently delivered pursuant to Section 5.01(a) or 5.01(b); provided that until the delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) as of and for the first fiscal quarter of the Borrower beginning after the Effective Date, the Applicable Rate shall be the applicable rate per annum set forth below in Category 2:

Leverage Ratio:	ABR Spread	Eurodollar Spread	Commitment Fee Rate
Category 1 ≥ 3.50 to 1.00	2.750%	3.750%	0.500%
Category 2 < 3.50 to 1.00 but ≥ 3.00 to 1.00	2.250%	3.250%	0.450%
Category 3 < 3.00 to 1.00 but ≥ 2.50 to 1.00	1.750%	2.750%	0.400%
Category 4 < 2.50 to 1.00	1.250%	2.250%	0.350%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) of the consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Leverage Ratio shall be deemed to be in Category 1 (i) at any

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time that an Event of Default has occurred and is continuing or (ii) at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or 5.01(b) or the certificate of a Financial Officer required pursuant to Section 5.01(c) during the period from the expiration of the time for delivery thereof until such consolidated financial statements and such certificate are delivered.

“Approved Fund” means any Person (other than a natural person and any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, Citibank, N.A. and Manufacturers and Traders Trust Company, each in its capacity as a joint lead arranger and joint bookrunner for the credit facilities provided for herein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04) and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Cash” means, on any date, the amount of Unrestricted Cash held on such date by the Borrower or any other Loan Party, other than Unrestricted Cash that is not held in an account in which the Administrative Agent has a perfected security interest for the benefit of the Secured Parties.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided further that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble hereto.

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“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 which shall be, in the case of a written Borrowing Request, in a form reasonably acceptable to the Administrative Agent and otherwise consistent with the requirements of Section 2.03.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and the Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Borrower and the Subsidiaries during such period, but excluding in each case any such expenditure (i) constituting reinvestment of the Net Proceeds of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, to the extent permitted by Section 2.10(c), (ii) made by the Borrower or any Subsidiary as payment of the consideration for a Permitted Acquisition, (iii) made by the Borrower or any Subsidiary to effect leasehold improvements to any property leased by the Borrower or such Subsidiary as lessee, to the extent that such expenses have been reimbursed by the landlord, (iv) in the form of a substantially contemporaneous exchange of similar property, plant, equipment or other capital assets, except to the extent of cash or other consideration (other than the assets so exchanged), if any, paid or payable by the Borrower or any Subsidiary and (v) made with the Net Proceeds from the issuance of Qualified Equity Interests.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Cash Management Services” means any one or more of the following types of services or facilities provided to the Borrower or any Subsidiary: (i) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, or electronic funds transfer services, (ii) treasury management services (including controlled disbursements, zero balance arrangements, cash sweeps, automated clearinghouse transactions, return items, overdrafts, temporary advances,

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interest and fees and interstate depository network services) and (iii) any other demand deposit or operating account relationships or other cash management services.

“CFC” means a Person that is a “controlled foreign corporation” as defined in Section 957 of the Code.

“Change in Control” means:

(a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder) of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower;

(b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not (i) directors of the Borrower on the Effective Date, (ii) nominated (or approved for purposes of the Agreement) by the board of directors of the Borrower or (iii) appointed by directors who were directors of the Borrower on the Effective Date or were so nominated or approved as provided in subclause (ii) of this clause (b); or

(c) the occurrence of any “change in control” (or similar event, however denominated) with respect to the Borrower under and as defined in any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of the Borrower or any Subsidiary or any certificate of designations (or other provision of the organizational documents of the Borrower) relating to, or any other agreement governing the rights of the holders of, any Disqualified Equity Interests.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning assigned to such term in Section 9.13.

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“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment or a Term Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.

“Collateral Agreement” means the Guarantee and Collateral Agreement, dated as of the Effective Date, among the Borrower, the Subsidiary Loan Parties and the Administrative Agent, substantially in the form of Exhibit C.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from the Borrower and each Designated Subsidiary (i) either (A) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (B) in the case of any Person that becomes a Designated Subsidiary after the Effective Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, together, to the extent reasonably requested by the Administrative Agent, with opinions and documents of the type referred to in paragraphs (b) and (c) of Section 4.01 with respect to such Person, and (ii) with respect to any such Person that directly owns Equity Interests of a Foreign Subsidiary (other than Excluded Equity Interests), a counterpart of each Foreign Pledge Agreement that the Administrative Agent reasonably determines, based on the advice of counsel, to be necessary or advisable in connection with the pledge of, or the granting of security interests in, such Equity Interests of such Foreign Subsidiary, in each case duly executed and delivered on behalf of such Person and, to the extent required by applicable law or otherwise reasonably requested by the Administrative Agent, such Foreign Subsidiary;

(b) (i) all outstanding Equity Interests of each Subsidiary (other than Excluded Equity Interests) and all other Equity Interests (other than Excluded Equity Interests), in each case owned by or on behalf of any Loan Party, shall have been pledged pursuant to the Collateral Agreement or a Foreign Pledge Agreement and (ii) the Administrative Agent shall, to the extent required by the Collateral Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

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(c) all Indebtedness of the Borrower and each Subsidiary, and all other Indebtedness for borrowed money of any Person, in a principal amount of $1,500,000 or more, in each case that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank; provided, however, that the foregoing delivery requirement with respect to any intercompany indebtedness may be satisfied by delivery of an omnibus or global intercompany note executed by all Loan Parties as payees and all such obligors as payors;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(e) the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid and enforceable first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (iii) if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors, and (iv) such surveys, legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property;

(f) the Administrative Agent shall have received a counterpart, duly executed and delivered by the applicable Loan Party and the applicable depositary bank or securities intermediary, as applicable, of a Control Agreement with respect to each deposit account maintained by any Loan Party with any depositary bank and each securities account maintained by any Loan Party with any securities intermediary (other than (A) any deposit account the funds in which are used solely for the payment of salaries and wages, workers’ compensation and similar expenses, (B) any fiduciary or trust account, together with the funds or other property held in or maintained in any such account, (C) deposit accounts the daily balance in which does not at any time exceed $500,000 for any such account or $1,000,000 for all such accounts, (D) any deposit account that is a zero balance disbursement account, (E) any deposit or securities account the funds in which consist solely of (1) funds held by any Loan Party in trust for any director, officer

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or employee of any Loan Party or (2) funds or securities entitlements representing deferred compensation for the directors and employees of any Loan Party, (F) any deposit account or securities account that is located outside the United States (excluding any territory thereof) and (G) any deposit account or securities account established for the sole purpose of holding cash that serves solely as collateral or security under any letter of credit or other obligation, in each case only so long as the Lien created thereby and such letter of credit or other obligation is permitted under this Agreement); and

(g) each Loan Party shall use its commercially reasonable efforts to obtain (i) all landlord, warehouseman, bailee and processor acknowledgments required to be obtained by it pursuant to the Collateral Agreement and (ii) all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

Notwithstanding the provisions or anything in this Agreement or any other Loan Document to the contrary, the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Designated Subsidiary, if and for so long as the Administrative Agent, in consultation with the Borrower, reasonably determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees, shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of Guarantees by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it determines that such perfection or obtaining of title insurance or legal opinions cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents.

“Commitment” means with respect to any Lender, such Lender’s Revolving Commitment or Term Commitment or any combination thereof (as the context requires).

“Commitment Letter” means the Commitment Letter dated as of November 22, 2015 (including the exhibits thereto), by and among the Borrower and the Arrangers.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

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“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document or the transactions contemplated herein or therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 9.01, including through the Platform.

“Company” has the meaning assigned to such term in the introductory paragraphs to this Agreement.

“Company Credit Agreement” means the Credit Agreement dated as of June 25, 2013, by and among the Company, Solvern Innovations, Inc., Networks in Motion, Inc., Microdata GIS, Inc. and Nextgen Communications, Inc., the lenders party thereto and Silicon Valley Bank, as administrative agent, issuing lender, and swingline lender (as amended, supplemented, restated or otherwise modified prior to the Effective Date).

“Company Material Adverse Effect” means any changes, conditions, effects, events, occurrences, states of facts or developments, alone or in combination with other changes, conditions, effects, events, occurrences, states of facts or developments, that (a) have had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and its subsidiaries taken as a whole or (b) would reasonably be expected to prevent the consummation of the Acquisition or the other transactions contemplated in the Merger Agreement from occurring on or prior to March 22, 2016; provided, that for purposes of clause (a) any change, condition, effect, event, occurrence, state of facts or development attributable to any of the following shall not constitute, and shall not be taken into account in determining whether there has been, a Company Material Adverse Effect: (i) the execution, delivery, announcement or pendency of the Merger Agreement or the transactions contemplated by the Merger Agreement, including (A) the identity of the Borrower and (B) the impact thereof on the relationships, contractual or otherwise, of the Company or any of its subsidiaries with its customers, employees or suppliers, or with any other third party; (ii) business or political conditions or conditions generally affecting the industry or segments therein in which the Company and its subsidiaries participate, the economy of the United States of America as a whole or the capital, credit or financial markets in general or the markets in which the Company and its subsidiaries operate; (iii) any action taken or statement made by the Borrower or its Affiliates (as defined in the Merger Agreement) or their respective Representatives (as defined in the Merger Agreement); (iv) compliance with, or the taking of any action required by, the express terms of the Merger Agreement or approved in advance by the Borrower, including any action taken in connection with obtaining regulatory or third party approvals; (v) any change after the date of the Merger Agreement in accounting requirements or principles or in applicable laws or the interpretation or enforcement thereof; (vi) any acts of war (whether or not declared), armed hostilities, sabotage or terrorism occurring after the date of the Merger Agreement or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of the Merger Agreement; (vii) any earthquakes, hurricanes, floods or other natural disasters,

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acts of God or force majeure events; (viii) the failure of the Company or any of its subsidiaries to meet internal forecasts, budgets or financial projections or any decline in the market price or trading volume of the Company’s common stock on the NASDAQ Global Market (provided, that the exception in this clause (viii) shall not prevent or otherwise affect a determination that any adverse change, condition, effect, event, occurrence, state of facts or development underlying such failure or decline has resulted in or contributed to a Company Material Adverse Effect); and (ix) any matter set forth in Section 1.01 of the Disclosure Letter; except in the case of the foregoing clauses (ii), (v), (vi) and (vii) to the extent any change, condition, effect, event, occurrence, state of facts or development has a materially disproportionate effect on the Company and its subsidiaries taken as a whole relative to other Persons in the industry in which the Company and its subsidiaries operate generally.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Loan Parties and their Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash, Permitted Investments and deferred taxes.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Loan Parties and their Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of Long-Term Indebtedness and deferred taxes.

“Consolidated EBITDA” means for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), (iv) non-recurring losses, costs, fees and expenses incurred during such period in connection with the Transactions in an aggregate amount not to exceed $48,000,000, (v) non-recurring fees and expenses incurred during such period in connection with any proposed or actual issuance of any Indebtedness or Equity Interests, or any proposed or actual acquisitions, investments, asset sales or divestitures permitted hereunder, whether or not consummated (in each case other than in connection with the Transactions), in an aggregate amount not to exceed $2,000,000 during any one fiscal year of the Borrower, (vi) non-cash expenses during such period resulting from the grant of stock options or other equity-related incentives to any director, officer or employee of the Borrower or any Subsidiary pursuant to a written plan or agreement approved by the board of directors of the Borrower, (vii) non-cash exchange, translation or performance losses during such period relating to any foreign currency hedging transactions or currency fluctuations, (viii) any losses during such period attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement, (ix) any expense during such period relating

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to defined benefits pension or post-retirement benefit plans, (x) any losses during such period resulting from the sale or disposition of any asset of the Borrower or any Subsidiary outside the ordinary course of business, (xi) any extraordinary losses during such period, (xii) non-recurring restructuring related costs, charges, fees and expenses and any litigation settlements or losses outside the ordinary course of business in an aggregate amount not to exceed $2,000,000 during any one fiscal year and (xiii) the cumulative effect of a change in accounting principles; provided that any cash payment made with respect to any noncash items added back in computing Consolidated EBITDA for any prior period pursuant to this clause (a) (or that would have been added back had this Agreement been in effect during such period) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made, and minus (b) without duplication and (except in the case of subclause (vii) of this clause (b)) to the extent included in determining such Consolidated Net Income, the sum of (i) any extraordinary gains for such period, (ii) any non-cash gains for such period (other than any such non-cash gains (A) in respect of which cash was received in a prior period or will be received in a future period and (B) that represent the reversal of any accrual in a prior period for, or the reversal of any cash reserves established in a prior period for, anticipated cash charges), (iii) non-cash exchange, translation or performance gains relating to any foreign currency hedging transactions or currency fluctuations, (iv) any income relating to defined benefits pension or post-retirement benefit plans, (v) all gains during such period resulting from the sale or disposition of any asset of the Borrower or any Subsidiary outside the ordinary course of business, (vi) any gains attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement, (vii) any amounts contributed by the Borrower or any Subsidiary in cash to any defined benefits pension or post-retirement benefit plans during such period and (viii) the cumulative effect of a change in accounting principles, all determined on a consolidated basis in accordance with GAAP. In the event any Subsidiary shall be a Subsidiary that is not wholly owned by the Borrower, all amounts added back in computing Consolidated EBITDA for any period pursuant to clause (a) above, and all amounts subtracted in computing Consolidated EBITDA pursuant to clause (b) above, to the extent such amounts are, in the reasonable judgment of a Financial Officer, attributable to such Subsidiary, shall be reduced by the portion thereof that is attributable to the non-controlling interest in such Subsidiary. Notwithstanding anything herein to the contrary, Consolidated EBITDA shall be $20,930,000, $20,811,000, $20,403,000 and $21,167,000 for the fiscal quarters ended April 30, 2015, July 31, 2015, October 31, 2015 and January 31, 2016, respectively (which amounts, for the avoidance of doubt shall be subject, without duplication, to add-backs and adjustments pursuant to this definition and shall give effect to calculations made on a pro forma basis in accordance with Section 1.05 that in each case may become applicable due to actions taken after the Effective Date after giving effect to the consummation of the Transactions). It is also acknowledged and agreed that (a) the Borrower’s fiscal year ends on July 31 and, prior to giving effect to the Transactions, the Company’s fiscal year ended on December 31; and (b) notwithstanding anything herein to the contrary, Consolidated EBITDA for the fiscal quarter ended April 30, 2016 shall be calculated in the following manner: (i) Consolidated EBITDA for the Borrower for such period (which shall take into account the results of operations of the Company and its subsidiaries only for the period from the Effective Date to and including

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April 30, 2016) plus (ii) $6,333,333 (which sum, without limiting clause (b)(i) above, shall (without duplication) (x) be subject to such further adjustments for expected cost savings, synergies or operating expense reductions that may be permitted by Section 1.05 herein in connection with the Transactions and (y) give effect to calculations made on a pro forma basis in accordance with Section 1.05 that in each case may become applicable due to actions taken after the Effective Date after giving effect to the consummation of the Transactions).

“Consolidated Interest Expense” means, for any period, the excess of (a) the sum of, without duplication, (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest or other financing costs accrued during such period in respect of Indebtedness of the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense of the Borrower for such period in accordance with GAAP, (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period and (iv) all cash dividends paid or payable during such period in respect of Disqualified Equity Interests of the Borrower; provided that such dividends shall be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the Borrower (expressed as a decimal) for such period (as estimated by a Financial Officer in good faith) minus (b) the sum of, without duplication, (i) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period and (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period. Notwithstanding anything herein to the contrary, Consolidated Interest Expense shall be deemed to be (a) for the four fiscal quarter period ended April 30, 2016, Consolidated Interest Expense for the period from the Effective Date to and including April 30, 2016, multiplied by a fraction equal to (x) 365 divided by (y) the number of days actually elapsed from the Effective Date to April 30, 2016, (b) for the four fiscal quarter period ended July 31, 2016, Consolidated Interest Expense for the period from the Effective Date to and including July 31, 2016, multiplied by a fraction equal to (x) 365 divided by (y) the number of days actually elapsed from the Effective Date to July 31, 2016, (c) for the four fiscal quarter period ended October 31, 2016, Consolidated Interest Expense for the period from the Effective Date to and including October 31, 2016, multiplied by a fraction equal to (x) 365 divided by (y) the number of days actually elapsed from the Effective Date to October 31, 2016, and (d) for the four fiscal quarter period ended January 31, 2017, Consolidated Interest Expense for the period from the Effective Date to and including January 31, 2017, multiplied by a fraction equal to (x) 365 divided by (y) the number of days actually elapsed from the Effective Date to January 31, 2017.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than the Borrower) that is not a consolidated Subsidiary, except to the

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extent of the amount of cash dividends or other cash distributions actually paid by such Person to the Borrower or, subject to clauses (b) and (c) of this proviso, any consolidated Subsidiary during such period, (b) the income of, and any amounts referred to in clause (a) of this proviso paid to, any Subsidiary to the extent that, on the date of determination, the declaration or payment of cash dividends or other cash distributions by such Subsidiary of that income is not at the time permitted by a Requirement of Law or any agreement or instrument applicable to such Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions have been legally and effectively waived and (c) the income or loss of, and any amounts referred to in clause (a) of this proviso paid to, any consolidated Subsidiary that is not wholly owned by the Borrower to the extent such income or loss or such amounts are attributable to the non-controlling interest in such consolidated Subsidiary.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any deposit account or securities account maintained by any Loan Party, a control agreement in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by such Loan Party and the depositary bank or the securities intermediary, as applicable, with which such account is maintained.

“Credit Party” means the Administrative Agent, each Issuing Bank and each other Lender.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, constitute an Event of Default.

“Defaulting Lender” means any Revolving Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Revolving Lender notifies the Administrative Agent in writing that such failure is the result of such Revolving Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Revolving Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three

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Business Days after request by a Credit Party, made in good faith, to provide a certification in writing from an authorized officer of such Revolving Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit; provided that such Revolving Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event or (e) has, or has a direct or indirect parent company that has, become the subject of a Bail-In-Action. Any determination by the Administrative Agent that a Revolving Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Revolving Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, and each other Lender.

“Designated Subsidiary” means each Subsidiary other than (a) any Subsidiary that (x) is a CFC or a direct or indirect subsidiary of a CFC or (y) has no material assets other than Equity Interests in one or more Foreign Subsidiaries that are CFCs or direct or indirect subsidiaries of such CFCs, (b) a Subsidiary that is not a Material Subsidiary; provided that the term “Designated Subsidiary” shall include any Subsidiary described in clause (b) of this definition that is designated as a “Designated Subsidiary” in accordance with Section 5.12(b), (c) any Subsidiary that is not wholly owned and is contractually prohibited by the applicable shareholder documents or otherwise from providing a Guarantee of the Obligations, (d) any Subsidiary that is a non-profit Subsidiary and (e) any Subsidiary to the extent the provision of a Guarantee of the Obligations (i) is prohibited by applicable law, regulation or any contractual obligation existing on the Effective Date (or, if later, on the date such Subsidiary is acquired (and, in each case, not established in anticipation thereof)) or (ii) would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been received).

“Disclosure Letter” means the disclosure letter, dated November 22, 2015, delivered by the Company to the Borrower concurrently with the execution of the Merger Agreement.

“Disqualified Equity Interest” means any Equity Interest that (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Equity Interests); (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise, prior to the date that is 91 days after the Latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, as of the date hereof), other than (i) upon payment in full of the Loan Document Obligations, reduction of the LC Exposure to zero and termination of the Commitments or (ii) upon a “change in control”; provided that any payment required pursuant to this clause (ii) is contractually subordinated in right of payment to the Loan Document Obligations on terms reasonably

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satisfactory to the Administrative Agent and such requirement is applicable only in circumstances that are market on the date of issuance of such Equity Interests; (c) requires the maintenance or achievement of any financial performance standards other than as a condition to the taking of specific actions or provide remedies to holders thereof (other than voting and management rights and increases in pay-in-kind dividends); or (d) is convertible or exchangeable, automatically or at the option of any holder thereof, into (i) any Indebtedness (other than any Indebtedness described in clause (k) of the definition thereof) or (ii) any Equity Interests or other assets other than Qualified Equity Interests, in each case at any time prior to the date that is 91 days after the Latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, as of the date hereof); provided that an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) subject to any consents required by Section 9.04(b), any other Person, other than, in each case, a natural person (and any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), a Defaulting Lender, or the Borrower, any Subsidiary or any other Affiliate of the Borrower.

“Eligible Successor Agent” means a bank or financial institution that is organized under the laws of the United States or any State or district thereof with an office in New York, New York which has a combined capital surplus of at least $200,000,000.

“Environmental Laws” means all treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to (a) the environment, (b) the preservation or reclamation of natural resources, (c) the generation, management, Release or threatened Release of any Hazardous Material or (d) health and safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative

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oversight costs, consultants’ fees, fines, penalties and indemnities), directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests (whether voting or non-voting) in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing (other than, prior to the date of such conversion, Indebtedness that is convertible into Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 412 of the Code and Section 302 of ERISA, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA, or in endangered or critical status, within the meaning of Section 305 of ERISA or (i) any Foreign Benefit Event.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

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“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any fiscal year of the Borrower, the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA of the Borrower for such fiscal year (for the avoidance of doubt, on an actual basis, and not on a Pro Forma Basis) plus (ii) the decrease, if any, in the Net Working Capital for such fiscal year, over (b) the sum, without duplication, of (i) the increase, if any, in the Net Working Capital for such fiscal year, (ii) consolidated interest expense for such fiscal year paid in cash, (iii) the amount of any Taxes payable in cash by the Borrower and its Subsidiaries with respect to such fiscal year, (iv) Capital Expenditures made in cash during such fiscal year (except to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed from Excluded Sources (excluding proceeds of the Revolving Loans)), (v) any cash dividends paid by the Borrower during such fiscal year pursuant to Section 6.08(a)(iv) or 6.08(a)(vii), (vi) cash consideration paid during such fiscal year by the Borrower or any of its Subsidiaries to make Permitted Acquisitions or other investments (other than in the Borrower or any Subsidiary) permitted under Section 6.04 (except to the extent financed from Excluded Sources) and (vii) the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by the Borrower and its Subsidiaries during such fiscal year, excluding (x) Indebtedness in respect of Revolving Loans (unless there is a corresponding reduction in the Aggregate Revolving Credit Commitment), (y) Term Loans prepaid pursuant to subsection (a) or (d) of Section 2.10 and (z) repayments or prepayments of Long-Term Indebtedness financed from Excluded Sources. For purposes of calculating Excess Cash Flow for the fiscal year ended July 31, 2016, (I) references in this definition to “fiscal year of the Borrower” and “such fiscal year” shall be replaced with “the period from May 1, 2016 to and including July 31, 2016” and (II) any measurement periods contemplated by the definition of any capitalized term in this definition shall be similarly construed as appropriate to give effect to clause (I) of this sentence.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Excluded Equity Interests” has the meaning assigned to such term in the Collateral Agreement.

“Excluded Sources” means (a) proceeds of any incurrence or issuance of Long-Term Indebtedness or Capital Lease Obligations, (b) proceeds of any sale, transfer, lease or other disposition of assets made outside the ordinary course of business, (c) proceeds of any issuance or sale of Equity Interests in the Borrower or any Subsidiary (other than issuances or sales of any such Equity Interests to the Borrower or any Subsidiary) or any capital contributions to the Borrower or any Subsidiary (other than any capital contributions made by the Borrower or any Subsidiary) and (d) proceeds resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Borrower or any Subsidiary, in each case, solely to the extent the receipt of such proceeds does not increase Consolidated EBITDA.

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“Excluded Swap Guarantor” means any Subsidiary Loan Party all or a portion of whose Guarantee of, or grant of a security interest to secure, any Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Swap Obligations” means, with respect to any Subsidiary Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Subsidiary Loan Party of, or the grant by such Subsidiary Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the rules and regulations thereunder at the time the Guarantee of such Subsidiary Loan Party or the grant of such security interest becomes or would become effective with respect to such related Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18(b) or 9.02(c)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Line Letter Agreement dated as of October 31, 2014, by and among the Borrower and Citibank, N.A. (as amended, supplemented, restated or otherwise modified prior to the Effective Date).

“Existing Indebtedness” means the Existing Credit Agreement, the Company Credit Agreement and the 7.75% Convertible Notes.

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“Existing Letters of Credit” means each letter of credit previously issued for the account of the Borrower or any of its Subsidiaries that is (a) outstanding on the Effective Date and (b) listed on Schedule 1.01.

“Extended Maturity LC” has the meaning assigned to such term in Section 2.04(c).

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement entered into with respect thereto and any fiscal or regulatory legislation, rules, or practices adopted pursuant to or in connection with the foregoing.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Fee Letter dated as of November 22, 2015, between the Borrower and Citibank, N.A.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, vice president (finance), treasurer or controller of such Person.

“Fixed Charge Coverage Denominator” means, for any period, the sum, without duplication, of (a) the aggregate amount of scheduled principal payments made during such period in respect of Long-Term Indebtedness of the Borrower and its consolidated Subsidiaries (other than payments made by the Borrower or any Subsidiary to the Borrower or a Subsidiary), (b) the aggregate amount of principal payments (other than scheduled principal payments) made during such period in respect of Long-Term Indebtedness of the Borrower and its consolidated Subsidiaries (other than payments made by the Borrower or any Subsidiary to the Borrower or a Subsidiary), to the extent that such payments reduced any scheduled principal payments that would have become due within one year after the date of the applicable payment, (c) the aggregate amount of (i) principal payments on Capital Lease Obligations, determined in accordance with

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GAAP and (ii) principal payments on other Indebtedness of the type described in clause (v) of Section 6.01(a), in each case made by the Borrower and the Subsidiaries during such period, (d) consolidated interest expense for such period paid in cash and (e) all cash dividends paid or payable during such period in respect of Disqualified Equity Interests of the Borrower; provided that such dividends shall be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the Borrower (expressed as a decimal) for such period (as estimated by a Financial Officer in good faith). Notwithstanding anything herein to the contrary, the Fixed Charge Coverage Denominator shall be deemed to be (a) for the four fiscal quarter period ended January 31, 2016, $27,843,000, (b) for the four fiscal quarter period ended April 30, 2016, the Fixed Charge Coverage Denominator for the period from the Effective Date to and including April 30, 2016, multiplied by a fraction equal to (x) 365 divided by (y) the number of days actually elapsed from the Effective Date to April 30, 2016, (c) for the four fiscal quarter period ended July 31, 2016, the Fixed Charge Coverage Denominator for the period from the Effective Date to and including July 31, 2016, multiplied by a fraction equal to (x) 365 divided by (y) the number of days actually elapsed from the Effective Date to July 31, 2016, (d) for the four fiscal quarter period ended October 31, 2016, the Fixed Charge Coverage Denominator for the period from the Effective Date to and including October 31, 2016, multiplied by a fraction equal to (x) 365 divided by (y) the number of days actually elapsed from the Effective Date to October 31, 2016, and (e) for the four fiscal quarter period ended January 31, 2017, the Fixed Charge Coverage Denominator for the period from the Effective Date to and including January 31, 2017, multiplied by a fraction equal to (x) 365 divided by (y) the number of days actually elapsed from the Effective Date to January 31, 2017.

“Fixed Charge Coverage Numerator” means, for any period, the excess of (a) Consolidated EBITDA of the Borrower for such period over (b) the sum, without duplication, of (i) the aggregate amount of Taxes paid in cash by the Borrower and the Subsidiaries during such period (which amount shall be deemed to be $1,286,000, $2,302,000, $475,000 and $4,095,000 for the fiscal quarters ended April 30, 2015, July 31, 2015, October 31, 2015 and January 31, 2016, respectively); (ii) Capital Expenditures made in cash during such period (except to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed from Excluded Sources (excluding proceeds of the Revolving Loans)) (which amount shall be deemed to be $2,786,000, $3,933,000, $3,852,000 and $4,071,000 for the fiscal quarters ended April 30, 2015, July 31, 2015, October 31, 2015 and January 31, 2016, respectively); and (iii) any Restricted Payments paid in cash by the Borrower during such period (x) pursuant to Section 6.08(a)(iii) or 6.08(a)(vii) if paid on or after the Effective Date and/or (y) of a similar nature to the Restricted Payments described in Section 6.08(a)(iii) or 6.08(a)(vii) if paid prior to the Effective Date (which amount shall be deemed to be $4,869,000, $4,845,000, $4,844,000 and $4,797,000 for the fiscal quarters ended April 30, 2015, July 31, 2015, October 31, 2015 and January 31, 2016, respectively). For the avoidance of any doubt, any fixed dollar amount described in clause (b)(i), (b)(ii) and/or (b)(iii) of the immediately preceding sentence shall be subject to adjustments in accordance with Section 1.05 to give effect to events occurring after the Effective Date and after giving effect to the consummation of the Transactions.

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“Fixed Charge Coverage Ratio” has the meaning assigned to such term in Section 6.12.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability in excess of $10,000,000 by the Borrower or any Subsidiary under any applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and that would reasonably be expected to result in the incurrence of any liability by the Borrower or any Subsidiary, or the imposition on the Borrower or any Subsidiary of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $10,000,000.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, then a Lender, with respect to such Borrower, that is not a U.S. Person and (b) if the Borrower is not a U.S. Person, then a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Pension Plan” means any benefit plan that under applicable law of any jurisdiction other than the United States of America is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Pledge Agreement” means a pledge or charge agreement granting a Lien on Equity Interests in a Foreign Subsidiary to secure the Obligations, governed by the law of the jurisdiction of organization of such Foreign Subsidiary and in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether State or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or

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functions of or pertaining to government (including any supranational bodies exercising such powers or functions, such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 9.04(e).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by a Financial Officer)). The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, materials, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, chlorofluorocarbons and other ozone-depleting substances or mold which are regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any Subsidiary shall be a Hedging Agreement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of

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any kind, (b) all obligations of such Person evidenced by bonds (whether convertible or otherwise), debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person excluding trade accounts payable in the ordinary course of business, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of the Borrower or any Subsidiary in the form of Qualified Equity Interests and (iii) any purchase price adjustment or earn out incurred in connection with an acquisition except to the extent such amount is or becomes a liability on the balance sheet in accordance with GAAP), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person (but only to the extent of the lesser of (x) the amount of such Indebtedness and (y) the fair market value of such property if such Indebtedness has not been assumed by such Person), (g) all Guarantees by such Person of Indebtedness of others of the types set forth in clauses (a) through (f) above and clauses (h) through (k) below, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information Memorandum” means the Confidential Information Memorandum dated January 15, 2016, relating to the Transactions.

“Intercompany Indebtedness Subordination Agreement” means the Intercompany Indebtedness Agreement substantially in the form of Exhibit F pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.

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“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.06, which shall be, in the case of a written Interest Election Request, in a form reasonably satisfactory to the Administrative Agent and otherwise consistent with the requirements of Section 2.06.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or twelve months thereafter if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Screen Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable LIBO Screen Rate for the longest maturity for which a LIBO Screen Rate is available that is shorter than such Interest Period and (b) the applicable LIBO Screen Rate for the shortest maturity for which a LIBO Screen Rate is available that is longer than such Interest Period, in each case at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Investment Company Act” means the U.S. Investment Company Act of 1940.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (a) Citibank, N.A. and (b) any Person that shall have become an Issuing Bank hereunder as provided in Section 2.04(j). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by

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Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Latest Maturity Date” means, at any time, the latest of the Maturity Dates in respect of the Classes of Loans and Commitments that are outstanding at such time.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be such Lender’s Applicable Percentage of the aggregate LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption; provided, however, that Section 9.03 shall continue to apply to each such Person that ceases to be a party hereto pursuant to an Assignment and Assumption as if such Person is a “Lender”.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement and any Existing Letter of Credit, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness as of such date minus the lesser of (i) Available Cash on such date and (ii) $50,000,000, to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended prior to such date.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (such applicable rate being called the “LIBO Screen Rate”), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. If no LIBO Screen Rate shall be available for a particular Interest Period but LIBO Screen Rates shall be available for maturities both longer and shorter than such Interest Period, then the LIBO Rate for such Interest Period shall be the Interpolated Screen Rate. Notwithstanding the foregoing, if the LIBO Rate, determined as provided above, would otherwise be less than 1.00%, then the LIBO Rate shall be deemed to be 1.00% for all purposes.

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“LIBO Screen Rate” has the meaning assigned to such term in the definition of the term “LIBO Rate”.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations of the Borrower under this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations (including with respect to attorneys’ fees) and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to each of the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), in each case of clauses (a), (b) and (c), whether now or hereafter owing.

“Loan Documents” means: this Agreement; the Collateral Agreement; the Perfection Certificate; the other Security Documents; the Intercompany Indebtedness Subordination Agreement; any agreement designating an additional Issuing Bank as contemplated by Section 2.04(j); except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.08(c); all other agreements, instruments, documents and certificates executed and delivered at any time in connection with any of the foregoing (and, in each case, any amendment, restatement, waiver, supplement or other modification to any of the foregoing); and any other document executed from time to time in connection with the credit facilities provided for herein that the Administrative Agent and the Borrower agree in writing shall be considered a “Loan Document”.

“Loan Parties” means, collectively, the Borrower and the Subsidiary Loan Parties.

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“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Long-Term Indebtedness” means any Indebtedness (excluding Indebtedness permitted by Section 6.01(a)(iii)) that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure and the unused Aggregate Revolving Commitment at such time and (b) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans of such Class representing more than 50% of the aggregate principal amount of all Term Loans of such Class outstanding at such time.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities (contingent or otherwise), operations, condition (financial or otherwise), operating results or prospects of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its material obligations under this Agreement or any other Loan Document or (c) the rights of or benefits available to the Administrative Agent or the Lenders under this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans, the Letters of Credit and the Guarantees under the Loan Documents), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means each Subsidiary (a) the consolidated total assets of which equal 2.00% or more of the consolidated total assets of the Borrower and the Subsidiaries or (b) the consolidated revenues of which equal 2.00% or more of the consolidated revenues of the Borrower and the Subsidiaries, in each case as of the end of or for the most recent period of four consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first delivery of any such financial statements, as of the end of or for the period of four consecutive fiscal quarters of the Borrower most recently ended prior to the date of this Agreement); provided that if, at the end of or for any such most recent period of four consecutive fiscal quarters, the combined consolidated total assets or combined consolidated revenues of all Subsidiaries that under clauses (a) and (b) above would not constitute Material Subsidiaries shall have exceeded 5.00% of the consolidated total assets of the Borrower and the Subsidiaries or 5.00% of the consolidated revenues of the Borrower and the Subsidiaries, respectively, then one or more of such excluded

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Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts of their consolidated total assets or consolidated revenues, as applicable, until such excess shall have been eliminated. For purposes of this definition, the consolidated total assets and consolidated revenues of the Borrower and the Subsidiaries shall be determined on a Pro Forma Basis (including, as of any date prior to, or for any period that commenced prior to, the Effective Date, to give effect to the Acquisition and the other Transactions to occur on the Effective Date).

“Maturity Date” means the Revolving Maturity Date and the Term Maturity Date, as the context requires.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of November 22, 2015, by and among the Borrower, Typhoon Acquisition Corp., a Maryland corporation and wholly owned subsidiary of the Borrower, and the Company.

“MNPI” means material information concerning the Borrower, any Subsidiary or any Affiliate of any of the foregoing or their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act. For purposes of this definition, “material information” means information concerning the Borrower, the Subsidiaries or any Affiliate of any of the foregoing or any of their securities that would reasonably be expected to be material for purposes of the United States Federal and State securities laws and, where applicable, foreign securities laws.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgaged Property” means, initially, each parcel of real property and the improvements thereto owned by a Loan Party and identified on Schedule 1.02, and includes each other parcel of real property and the improvements thereto owned by a Loan Party with respect to which a Mortgage is granted pursuant to Section 5.12 or 5.13.

“Multiemployer Plan” means a “multiemployer plan”, as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn out, but excluding any reasonable interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or

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similar event, condemnation awards and similar payments, minus (b) the sum, without duplication, of (i) all reasonable fees and out-of-pocket expenses paid in connection with such event by the Borrower and the Subsidiaries to Persons other than Affiliates of the Borrower or any Subsidiary, (ii) in the case of a sale, transfer, lease or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments that are permitted hereunder and are made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries, and the amount of any reserves established by the Borrower and the Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earn out obligations) reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by a Financial Officer). For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.

“Net Working Capital” means, for any period, an amount equal to Consolidated Current Assets minus Consolidated Current Liabilities.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Obligations” means, collectively, (a) all the Loan Document Obligations, (b) all the Secured Cash Management Obligations and (c) all the Secured Hedging Obligations.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any other Loan Document, or sold or assigned an interest in this Agreement or any other Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this

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Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b) or 9.02(c)).

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit D or any other form reasonably satisfactory to the Administrative Agent.

“Permitted Acquisition” means the purchase or other acquisition, by merger or otherwise, by the Borrower or any other Loan Party that is a wholly owned Subsidiary of all the outstanding Equity Interests (other than directors’ qualifying shares) in, all or substantially all the assets of or all or substantially all the assets constituting a business unit, division, product line or line of business of a Person if (a) such acquisition was not preceded by, or consummated pursuant to, a hostile offer (including a proxy contest), (b) each of such Person and its subsidiaries (in the case of an acquisition of Equity Interests) is organized under the laws of, and substantially all its assets (or the assets of such business unit, division, product line or line of business, as applicable) are located in, the United States of America, any State thereof or the District of Columbia, (c) no Default has occurred and is continuing or would result therefrom, (d) such acquisition and all transactions related thereto are consummated in accordance with applicable laws, (e) all actions required to be taken with respect to such acquired or newly formed Subsidiary or such acquired assets under Sections 5.12 and 5.13 shall have been taken (or arrangements for the taking of such actions reasonably satisfactory to the Administrative Agent shall have been made), (f) the Borrower is in compliance, on a Pro Forma Basis after giving effect to such acquisition as of the last day of the most recently ended fiscal quarter of the Borrower, with the covenants contained in Sections 6.12 and 6.13, (g) after giving effect to such acquisition, there shall be no less than $15,000,000 of aggregate unused and available Revolving Commitments, (h) the business of such Person or such assets, as applicable, constitutes a business permitted by Section 6.03(b), (i) the Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such acquisition as of the last day of the most recently ended fiscal quarter of the Borrower, is not greater than 0.25x less than the maximum Leverage Ratio permitted pursuant to Section 6.13 for the last day of the then most recently completed fiscal quarter, (j) the Consolidated EBITDA of such Person for the four fiscal quarter period ending on the most recently completed fiscal quarter of such Person shall not be negative and (k) the Borrower has delivered to the Administrative Agent a certificate of a Financial Officer certifying that all requirements set forth in clauses (a) through (j) above have been satisfied and setting forth reasonably detailed calculations demonstrating compliance with clauses (f) and (i) above (which calculations shall, if made as of the last day of any fiscal quarter of the Borrower for which the Borrower has not delivered to the Administrative Agent the

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financial statements and certificate of a Financial Officer required to be delivered by Section 5.01(a) or (b) and Section 5.01(c), respectively, be accompanied by a reasonably detailed calculation of Consolidated EBITDA, the Fixed Charge Coverage Denominator and the Fixed Charge Coverage Numerator for the relevant period).

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, suppliers’ and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

(c) pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d) pledges and deposits made (i) to secure the performance of bids, trade contracts (other than for payment of Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) Liens arising from Permitted Investments described in clause (d) of the definition of the term “Permitted Investments”;

(h) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities

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intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Borrower or any Subsidiary in excess of those required by applicable banking regulations;

(i) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases or consignments entered into by the Borrower and the Subsidiaries;

(j) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 (or the applicable corresponding section) of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(k) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease, license or sublicense or concession agreement permitted by this Agreement;

(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(m) Liens that are contractual rights of set-off;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, other than Liens referred to clauses (c) and (d) above securing letters of credit, bank guarantees or similar instruments.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America); provided that in each case such obligations mature within two years from the date of acquisition thereof, and that the weighted average maturity of such securities does not exceed one year from the date of acquisition thereof;

(b) commercial paper, bonds or debentures issued by any Lender or any corporation organized and existing under the laws of the United States or any State thereof and having short term ratings of at least A-1 from S&P or P-1 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services acceptable to the Administrative Agent), or long term ratings of at least AA- from S&P or Aa3 from Moody’s; provided that such obligations mature within two years of the date of the acquisition thereof, and that the weighted

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average maturity of such securities does not exceed one year from the date of acquisition thereof;

(c) certificates of deposits or banker’s acceptances, in each case maturing within one year from the date of acquisition thereof, and money market accounts, in each case issued or offered by any Lender or any other commercial bank organized under the laws of the United States of America or any State thereof or the District of Columbia, in each case having combined capital and surplus and undivided profits of not less than $1,000,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) “money market funds” that (i) comply with the criteria set forth in Rule 2a-7 of the Investment Company Act, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $2,500,000,000;

(f) in the case of any Foreign Subsidiary, other short term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes; and

(g) securities issued by an State or political subdivision of the United States, having long term ratings of at least AA- from S&P or Aa3 from Moody’s; provided that such obligations mature within two years of the date of acquisition thereof, and that the weighted average maturity of such securities does not exceed one year from the date of acquisition thereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 9.01(d).

“Prepayment Event” means:

(a) any sale, transfer, lease or other disposition (including pursuant to a sale and leaseback transaction and by way of merger or consolidation) (for purposes of this defined term, collectively, “dispositions”) of any asset of the Borrower or any Subsidiary (including Equity Interests of any Subsidiary), other

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than (i) dispositions described in clauses (a), (b), (c), (f), (g), (h), (i) and (k) of Section 6.05 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding (A) $1,500,000 in the case of any single disposition or series of related dispositions and (B) $3,000,000 for all such dispositions during any fiscal year of the Borrower;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Borrower or any Subsidiary with a fair market value immediately prior to such event equal to or greater than $1,500,000;

(c) any issuance by the Borrower or any Subsidiary of any Equity Interests, or the receipt by the Borrower or any Subsidiary of any capital contribution, other than (i) any such issuance of Equity Interests to, or receipt of any such capital contribution from, the Borrower or any Subsidiary, (ii) any issuance of directors’ qualifying shares or of nominal amounts of other Equity Interests that are required to be held by specified Persons under applicable law or (iii) any such issuance of Qualified Equity Interests to management, directors or employees (including prospective employees) of the Borrower or any Subsidiary under any employee stock option or stock purchase plan or other employee benefit plan in existence from time to time;

(d) the incurrence by any Loan Party of any Indebtedness incurred under Section 6.01(a)(xiv);

(e) the incurrence by the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted to be incurred under Section 6.01 or permitted by the Required Lenders pursuant to Section 9.02; or

(f) the incurrence by the Borrower of any Specified Refinancing Debt pursuant to Section 2.20.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank, N.A. as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Pro Forma Basis” means, with respect to the calculation of the financial covenants contained in Sections 6.12 and 6.13 or otherwise for purposes of determining the Leverage Ratio, Consolidated Interest Expense, the Fixed Charge Coverage Denominator, the Fixed Charge Coverage Numerator, Consolidated EBITDA or any other calculation hereunder required to be made on a pro forma basis, as of any date or for any period, that such calculation shall give pro forma effect in accordance with Article 11 of Regulation S-X under the Securities Act (except that calculations giving pro forma effect to the Acquisition need not be calculated in accordance with Article 11 of

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Regulation S-X under the Securities Act), to all Permitted Acquisitions and other investments, all issuances, incurrences or assumptions of Indebtedness (with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) and all sales, transfers or other dispositions of any material assets outside the ordinary course of business (and any related prepayments or repayments of Indebtedness) that have occurred during (or, if such calculation is being made for the purpose of determining whether any proposed acquisition will constitute a Permitted Acquisition, since the beginning of) the four consecutive fiscal quarter period of the Borrower most recently ended on or prior to such date as if they occurred on the first day of such four consecutive fiscal quarter period (including expected cost savings, synergies or operating expense reductions in an aggregate amount not to exceed 15% of Consolidated EBITDA (prior to giving effect to any such add-backs) for such period (without duplication of actual cost savings) to the extent (other than with respect to expected cost savings, synergies or operating expense reductions expected to result from the Acquisition) such cost savings, synergies or operating expense reductions would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article 11 of Regulation S-X under the Securities Act as interpreted by the Staff of the SEC, and as certified by a Financial Officer). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of 12 months).

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.

“Quarterly Dividend Amount” means (a) $5,000,000 for each of the periods from (I) the Effective Date to the three month anniversary of the Effective Date and (II) the three month anniversary of the Effective Date to the six-month anniversary of the Effective Date and (b) $6,250,000 for each successive three-month period thereafter (with each such successive period after the initial period under this clause (b) beginning on the first day following the last day of the immediately preceding three-month period); provided that (i) subject to clause (ii) below, the amount for any such three-month period under clause (a) and (b) above shall be increased by the product of (x) $0.30 multiplied by (y) the number of shares of the Borrower’s common stock issued (including by way of exercise of stock option awards) by the Borrower for cash proceeds (other than to a Subsidiary) after the Effective Date and prior to the commencement of such three-month period; and (ii) in no event shall the Quarterly Dividend Amount exceed $9,000,000 for any such three-month period.

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“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Refinancing Amendment” means an amendment to this Agreement, in form and substance satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and the Lenders providing Specified Refinancing Debt, effecting the incurrence of such Specified Refinancing Debt in accordance with Section 2.20.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and any reasonable fees, premium and expenses relating to such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness (except upon the occurrence of a default or change of control or as and to the extent such acceleration of the stated final maturity thereof would have been required pursuant to the terms of the Original Indebtedness); (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date 91 days after the Latest Maturity Date in effect on the date of such extension, renewal or refinancing, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be longer than the shorter of (x) the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing and (y) the weighted average life to maturity of each Class of the Term Loans remaining as of the date of such extension, renewal or refinancing; (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of the Borrower or any Subsidiary, in each case that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness, and, in each case, shall constitute an obligation of the Borrower or such Subsidiary only to the extent of their obligations in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Loan Document Obligations, such Refinancing Indebtedness shall also be subordinated to the Loan Document Obligations on terms not less favorable in any material respect to the Lenders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original

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Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Loan Document Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent pursuant to an intercreditor agreement in form and substance satisfactory to the Administrative Agent.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees, managers, advisors, representatives and controlling persons of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or upon any building, structure, facility or fixture.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure, outstanding Term Loans and unused Commitments at such time.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, writ, injunction, settlement agreement or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, the chief executive officer, president, or any Financial Officer of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancelation or termination of any Equity Interests in the Borrower or any Subsidiary, or any other payment (including any payment under any Hedging Agreement) that has a substantially similar effect to any of the foregoing.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

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“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $150,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans and (b) such Lender’s LC Exposure, in each case at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Lender Parent” means, with respect to any Revolving Lender, any Person as to which such Revolving Lender is, directly or indirectly, a subsidiary.

“Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Revolving Maturity Date” means February 23, 2021.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial, Inc., and any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State (including, without limitation, any sanctions or requirements imposed by, or based upon, the obligations set forth in the USA PATRIOT Act), or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

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“Secured Cash Management Obligations” means the due and punctual payment and performance of any and all obligations of the Borrower and each Subsidiary (whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of Cash Management Services that (a) are owed to the Administrative Agent, any Arranger or an Affiliate of any of the foregoing, or to any Person that, at the time such obligations were incurred, was the Administrative Agent, any Arranger or an Affiliate of any of the foregoing, (b) are owed on the Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the Effective Date or (c) are owed to a Person that is a Lender or an Affiliate of a Lender at the time such obligations are incurred.

“Secured Hedging Obligations” means the due and punctual payment and performance of any and all obligations of the Borrower and each Subsidiary arising under each Hedging Agreement that (a) is with a counterparty that is the Administrative Agent, any Arranger or an Affiliate of any of the foregoing, or any Person that, at the time such Hedging Agreement was entered into, was the Administrative Agent, any Arranger or an Affiliate of any of the foregoing, (b) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date or (c) is entered into after the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender at the time such Hedging Agreement is entered into. Notwithstanding the foregoing, in the case of any Excluded Swap Guarantor, “Secured Hedging Obligations” shall not include Excluded Swap Obligations of such Excluded Swap Guarantor.

“Secured Parties” means, collectively, (a) the Lenders, (b) the Administrative Agent, (c) the Arrangers, (d) each Issuing Bank, (e) each provider of Cash Management Services the obligations under which constitute Secured Cash Management Obligations, (f) each counterparty to any Hedging Agreement the obligations under which constitute Secured Hedging Obligations, (g) the beneficiaries of each indemnification obligation undertaken by any Loan Party under this Agreement or any other Loan Document and (h) the successors and assigns of each of the foregoing.

“Securities Act” means the United States Securities Act of 1933.

“Security Documents” means the Collateral Agreement, the Foreign Pledge Agreements (if any), the Mortgages (if any) and each other security agreement or other instrument or document executed and delivered pursuant to any of the foregoing or pursuant to Section 5.12 or 5.13 to secure any of the Obligations.

“Segment Level Basis” means, with respect to the statements of cash flows required to be delivered by the Borrower pursuant to Sections 5.01(a) and (b) hereof, statements of cash flows prepared on a segment level basis in a form reasonably acceptable to the Administrative Agent.

“Specified Refinancing Debt” has the meaning assigned to such term in Section 2.20(a).

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“Specified Representations” means the representations and warranties set forth in Sections 3.01 (solely, with respect to Section 3.01(b), as it relates to the execution, delivery and performance of the Loan Documents), 3.02 (solely as it relates to the Loan Documents), 3.03(b) (solely as it relates to the Loan Documents and solely with respect to clause (a) of the definition of “Requirement of Law”), 3.08, 3.09, 3.10, 3.17 and 3.18.

“Specified Swap Obligation” means, with respect to any Subsidiary Loan Party, an obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of §1a(47) of the Commodity Exchange Act.

“SPV” has the meaning assigned to such term in Section 9.04(e).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors and any other banking authority (domestic or foreign) to which the Administrative Agent or any Lender (including any branch, Affiliate or fronting office making or holding a Loan) is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other business entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower. For purposes of the representations and warranties made herein on the Effective Date, the term “Subsidiary” includes the Company and its subsidiaries.

“Subsidiary Loan Party” means each Subsidiary that is or, after the date hereof, becomes a party to the Collateral Agreement.

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“Supplemental Perfection Certificate” means a certificate in the form of Exhibit E or any other form reasonably satisfactory to the Administrative Agent.

“Syndication Agent” means Manufacturers and Traders Trust Company.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” means the tender offer commenced by Typhoon Acquisition Corp. to purchase any and all of the outstanding shares of the Company’s Class A common stock, par value $0.01 per share, and the Company’s Class B common stock, par value $0.01 per share (in each case, other than certain shares to be excluded from the tender offer pursuant to the terms of the Merger Agreement).

“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Term Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, as applicable. The initial aggregate amount of the Lenders’ Term Commitments is $250,000,000.

“Term Lenders” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loans” means a Loan made pursuant to clause (a) of Section 2.01.

“Term Maturity Date” means February 23, 2021.

“Total Indebtedness” means, as of any date, without duplication, for the Borrower and its subsidiaries on a consolidated basis determined in accordance with GAAP, the sum of the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date; provided that the term “Indebtedness” shall not include (i) obligations under any derivative transaction or other Hedging Agreement (unless such obligations are payment obligations that relate to a derivative transaction or other Hedging Agreement that has been terminated) and (ii) any cash secured letter of credit (including any cash secured Letters of Credit).

“Transaction Costs” means all fees, costs and expenses incurred or payable by the Borrower or any Subsidiary in connection with the Transactions.

“Transactions” means, collectively, (a) the execution, delivery and performance by each Loan Party of the Loan Documents (including this Agreement) to

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which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the consummation of the Acquisition and the other transactions contemplated by the Acquisition Documents, (c) the repayment in full of all indebtedness outstanding on the Effective Date under each of the Existing Credit Agreement (other than with respect to Existing Letters of Credit) and the Company Credit Agreement and the termination of all commitments thereunder and the release of all Guarantees and Liens in respect thereof, (d) (i) on the Effective Date, the issuance of an irrevocable notice of redemption for all of the outstanding 7.75% Convertible Notes and (ii) on the 7.75% Convertible Notes Redemption Date, the deposit of funds with the 7.75% Convertible Notes Trustee sufficient to satisfy and discharge the 7.75% Convertible Notes Indenture and the notes issued thereunder, and (e) the payment of the Transaction Costs.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unrestricted Cash” means, as of any date, unrestricted cash and cash equivalents owned by the Borrower and the other Loan Parties on such date that are not, and are not required under the terms of any agreement or other arrangement binding on the Borrower or any Loan Party to be, (a) pledged to or held in one or more accounts under the control of one or more creditors of the Borrower or any Subsidiary (other than to secure the Loan Document Obligations) or (b) otherwise segregated from the general assets of the Borrower and the Subsidiaries, in one or more special accounts or otherwise, for the purpose of securing or providing a source of payment for Indebtedness or other obligations that are or from time to time may be owed to one or more creditors of the Borrower or any Subsidiary (other than to secure the Loan Document Obligations). It is agreed that cash and cash equivalents held in ordinary deposit or security accounts and not subject to any existing or contingent restrictions on transfer by the Borrower or another Loan Party will not be excluded from Unrestricted Cash by reason of setoff rights or other Liens created by law or by applicable account agreements in favor of the depositary institutions or security intermediaries.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of

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years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“wholly owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise or except as expressly provided herein, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), unless otherwise expressly stated to the contrary, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (A) without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Subsidiary at “fair value”, as defined therein, (B) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (C) without giving effect to any change to GAAP occurring after the date hereof as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on the date hereof and for all purposes under this Agreement and the Loan Documents, including negative covenants, financial covenants and component definitions, the parties shall treat operating leases (or similar arrangements) and capital leases in a manner consistent with their current treatment under GAAP as in effect on the Effective Date, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

SECTION 1.05. Pro Forma and Other Calculations. Notwithstanding anything to the contrary herein, for purposes of determining compliance with the covenants contained in Sections 6.12 and 6.13 or otherwise for purposes of determining the Leverage Ratio, Consolidated EBITDA, Consolidated Interest Expense, the Fixed Charge Coverage Denominator and the Fixed Charge Coverage Numerator, such calculations shall be made on a Pro Forma Basis with respect to the Acquisition, any Permitted Acquisition or any sale, transfer or other disposition of any material assets outside the ordinary course of business to the extent any such event occurs during the applicable four-quarter period to which such calculation relates, or subsequent to the end of such four-quarter period but not later than the date of such calculation. For purposes

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of determining compliance with any provision of this Agreement which itself requires compliance (on a Pro Forma Basis or otherwise) with the financial covenants set forth in Section 6.12 and/or Section 6.13 at any time prior to April 30, 2016, such compliance with the financial covenants shall in each case be determined by reference to the minimum Fixed Charge Coverage Ratio level and the maximum Leverage Ratio level permitted thereunder for the period ending on April 30, 2016.

SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time.

SECTION 1.07. Deliveries. Notwithstanding anything herein to the contrary, whenever any document, agreement or other item is required by any Loan Document to be delivered on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

SECTION 1.08. Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

SECTION 1.09. Currency Generally. For purposes of determining compliance with Section 6.01, Section 6.02 and Section 6.04 with respect to any amount of Indebtedness, Lien or Investment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness, Lien or Investment is incurred or granted, made or acquired (so long as such Indebtedness, Lien or Investment, at the time incurred or granted, made or acquired, was permitted hereunder).

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees (a) to make a term loan to the Borrower on the Effective Date in a principal amount not exceeding its Term Commitment and (b) to make revolving credit loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment; provided that (i) the aggregate principal amount of Revolving Loans made on the Effective Date shall not exceed $59,212,833.33 and (ii) the Aggregate Revolving Exposure shall not exceed $98,095,833.33 at any time through and including the date one day prior to the 7.75% Convertible Notes Redemption Date (it being understood, for the avoidance of doubt, that this clause (ii) shall in no way have the effect of reducing the commitment fees otherwise payable by the Borrower pursuant to Section 2.11(a) hereof). All Loans shall be denominated in dollars. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

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SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several, and not joint, and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings unless the Borrower shall have given the notice required for a Eurodollar Borrowing under Section 2.03 and provided an indemnity letter, in form and substance reasonably satisfactory to the Administrative Agent, extending the benefits of Section 2.15 to Lenders in respect of such Borrowings. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, other than as it relates to the Borrowing of Revolving Loans made on the Effective Date, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that a Eurodollar Borrowing that results from a continuation of an outstanding Eurodollar Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Revolving Borrowing is made, other than as it relates to the Borrowing of Revolving Loans made on the Effective Date, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of six Eurodollar Borrowings outstanding. Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e).

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable thereto.

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing or Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the day of the proposed Borrowing. Each such telephonic Borrowing

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Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request signed by a Responsible Officer of the Borrower. Each such telephonic and written Borrowing Request shall specify the following information (to the extent applicable, in compliance with Sections 2.01 and 2.02):

(i) whether the requested Borrowing is to be a Revolving Borrowing or a Term Borrowing;

(ii) the aggregate amount of such Borrowing;

(iii) the requested date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05(a), or, if the Borrowing is being requested to finance the reimbursement of an LC Disbursement in accordance with Section 2.04(e), the identity of the Issuing Bank that made such LC Disbursement; and

(vii) except with respect to the initial Borrowing on the Effective Date, that as of such date the conditions in Sections 4.02(a) and 4.02(b) are satisfied.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account (or for the account of any Subsidiary Loan Party; it being understood that the Borrower will be jointly and severally responsible for such Subsidiary Loan Party’s obligations in respect of any such Letter of Credit), denominated in dollars and in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. Upon satisfaction of the conditions specified in Section 4.01 on the Effective Date, each Existing Letter of Credit will, automatically and without any action on the part of any Person, be deemed to be a Letter of Credit issued hereunder for all purposes of this Agreement and the other Loan Documents. Notwithstanding anything contained in any

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letter of credit application or other agreement (other than this Agreement or any Security Document) submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, (i) all provisions of such letter of credit application or other agreement purporting to grant Liens in favor of such Issuing Bank to secure obligations in respect of such Letter of Credit shall be disregarded, it being agreed that such obligations shall be secured to the extent provided in this Agreement and in the Security Documents, and (ii) in the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of such letter of credit application or such other agreement, as applicable, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit (other than any automatic renewal permitted pursuant to paragraph (c) of this Section), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be requested by the applicable Issuing Bank as necessary to enable such Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit in connection with any request for a Letter of Credit a letter of credit application on such Issuing Bank’s standard form. A Letter of Credit shall be issued, amended, renewed or extended only (A) if (and upon issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the sum of the aggregate LC Exposure and the outstanding principal amount of the Issuing Bank’s Revolving Loans is greater than the Revolving Commitment of the Issuing Bank, (ii) no Lender’s Revolving Exposure shall exceed its Revolving Commitment, (iii) the Aggregate Revolving Exposure shall not exceed the Aggregate Revolving Commitment and (iv) the aggregate LC Exposure shall not exceed $25,000,000 and (B) if the issuance, amendment, renewal or extension would not violate any generally applicable policy of the Issuing Bank in place at the time of the request for such issuance, amendment, renewal or extension of a Letter of Credit; provided that if the Issuing Bank is unable to issue, amend, renew or extend any Letter of Credit as a result of this clause (B), then the Borrower may, with the Administrative Agent’s consent (such consent not to be unreasonably withheld or delayed), designate any Lender to serve as an issuing bank for purposes of this Agreement solely in respect of such Letter of Credit, provided that such Lender agrees to act in such capacity. For the avoidance of doubt, any Lender designated as an issuing bank as contemplated by the immediately preceding sentence shall deliver to the Administrative Agent the reports and other documents specified in paragraph (k) of this Section.

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(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided, however, that (x) subject to clause (y) below, any Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of one year or less (but not beyond the date that is five Business Days prior to the Revolving Maturity Date) unless the applicable Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed and (y) any Letter of Credit may, upon request of the Borrower and with the prior written consent of the Issuing Bank in its sole discretion, expire following the date otherwise permitted by clause (i) and (ii) above and prior to the fourth anniversary of the issuance thereof; provided that, in the case of any such Letter of Credit that is scheduled to or could expire on a date following the date that is five Business Days prior to the Revolving Maturity Date, at the time of such issuance, the Borrower must deposit into an account established and maintained by the Issuing Bank, an amount in cash equal to 103% of the face amount of such Letter of Credit as cash collateral to secure the Borrower’s obligations in respect of such Letter of Credit (any such Letter of Credit contemplated by this proviso to this clause (y), an “Extended Maturity LC”).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the Issuing Bank that is the issuer of such Letter of Credit hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower deemed made pursuant to Section 4.02 unless, at least one Business Day prior to the time such Letter of Credit is issued, amended, renewed or extended (or, in the case of an automatic renewal permitted pursuant to paragraph (c) of this Section, at least one Business Day prior to the time by which the election not to extend must be made by the applicable Issuing Bank),

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the Majority in Interest of the Revolving Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Letter of Credit were then issued, amended, renewed or extended (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, no Issuing Bank shall have any obligation to issue, amend, renew or extend any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to reimburse any LC Disbursement by the time specified above in this paragraph, then the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the amount then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders under this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of an ABR Revolving Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision thereof or hereof, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing

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Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction in a final and nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or willful misconduct.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (e) of this Section.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement in full, at the rate per annum then

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applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement in full when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day on which the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, a Majority in Interest of the Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 103% of the LC Exposure (other than LC Exposure in respect of Extended Maturity LCs) as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.10(b) or 2.19(c). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Notwithstanding the terms of any Security Document, moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to (i) the consent of a Majority in Interest of the Revolving Lenders and (ii) in the case of any such application at a time when any Revolving Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders), the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.10(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower to the extent that, after giving effect to such return, the

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Aggregate Revolving Exposure would not exceed the Aggregate Revolving Commitment and no Event of Default shall have occurred and be continuing. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.19(c), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit (other than Extended Maturity LCs) that is not fully covered by the Revolving Commitments of the non-Defaulting Lenders and/or the remaining cash collateral and no Event of Default shall have occurred and be continuing.

(j) Replacement of the Issuing Bank. The Issuing Bank may, at any time and from time to time, be replaced by written agreement among and with the prior written consent of the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter, and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue any additional Letters of Credit.

(k) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank that is not an Affiliate of the Administrative Agent shall deliver to the Administrative Agent a copy of each Letter of Credit issued by it and, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

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(l) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

SECTION 2.05. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request (or, in the case of (i) the Term Borrowing made on the Effective Date, to an account maintained by American Stock Transfer & Trust Company, LLC designated by the Borrower in the applicable Borrowing Request and (ii) any portion of the Revolving Borrowing to be made on the 7.75% Convertible Notes Redemption Date, to an account maintained by the 7.75% Convertible Notes Trustee designated by the Borrower in the applicable Borrowing Request); provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.04(e) to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans of the applicable Class. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly, and in any event within three Business Days, remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have

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against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.06. Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

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(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, then, so long as such Event of Default is continuing, (i) no outstanding Borrowing (or Borrowing of the applicable Class, as applicable) may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing (or Eurodollar Borrowing of the applicable Class, as applicable) shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07. Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Term Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Effective Date and (ii) the Revolving Commitments shall automatically terminate on the Revolving Maturity Date.

(b) The Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each partial reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 unless such amount represents all of the remaining Commitments of such Class and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the Aggregate Revolving Exposure would exceed the Aggregate Revolving Commitment.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Revolving Commitments delivered under this paragraph may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.08. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such

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Lender on the Revolving Maturity Date and (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.09.

(b) The records maintained by the Administrative Agent and the Lenders shall, absent manifest error, be prima facie evidence of the existence and amounts of the obligations of the Borrower in respect of Loans, LC Disbursements, interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.

(c) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form reasonably acceptable to the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if applicable, to such payee and its registered assigns).

SECTION 2.09. Amortization of Term Loans. (a) Subject to adjustment pursuant to paragraph (c) of this Section, the Borrower shall repay Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date:

Date	Amount

April 30, 2016	$3,125,000
July 31, 2016	$3,125,000
October 31, 2016	$3,125,000
January 31, 2017	$3,125,000
April 30, 2017	$4,687,500
July 31, 2017	$4,687,500
October 31, 2017	$4,687,500
January 31, 2018	$4,687,500
April 30, 2018	$6,250,000
July 31, 2018	$6,250,000
October 31, 2018	$6,250,000
January 31, 2019	$6,250,000
April 30, 2019	$6,250,000
July 31, 2019	$6,250,000
October 31, 2019	$6,250,000
January 31, 2020	$6,250,000
April 30, 2020	$6,250,000
July 31, 2020	$6,250,000
October 31, 2020	$6,250,000
January 31, 2021	$6,250,000

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Term Maturity Date	$143,750,000

(b) To the extent not previously paid, all Term Loans shall be due and payable on the Term Maturity Date.

(c) Any prepayment of a Term Borrowing shall be applied to reduce the subsequent scheduled repayments of the Term Borrowings to be made pursuant to this Section (i) in the case of a prepayment pursuant to Section 2.10(a), as directed in writing by the Borrower and (ii) in the case of a prepayment pursuant to Section 2.10(c) or (d), ratably based on the amount of such scheduled repayments.

(d) Prior to any repayment of any Term Borrowings under this Section, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Term Borrowing shall be applied ratably to the Loans included in the repaid Term Borrowing. Repayments of Term Borrowings shall be accompanied by payment of accrued interest on the amount repaid.

SECTION 2.10. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section.

(b) In the event and on each occasion that the Aggregate Revolving Exposure exceeds the Aggregate Revolving Commitment, the Borrower shall prepay Revolving Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent in accordance with Section 2.04(i)) in an aggregate amount equal to such excess.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event (including by the Administrative Agent as loss payee in respect of any Prepayment Event described in clause (b) of the definition of the term “Prepayment Event”), the Borrower shall, on the day such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (a) or (b) of the definition of the term “Prepayment Event”, within three Business Days after such Net Proceeds are received), prepay Term Borrowings (and, following the repayment of all Term Borrowings, any outstanding Revolving Borrowings) in an aggregate amount equal to (i) in the case of a Prepayment Event described in clause (c) of the definition of the term “Prepayment Event”, 100% of the amount of such Net Proceeds until the aggregate amount of prepayments made pursuant to this subclause (i) from and after the Effective Date equals $50,000,000 and, thereafter, 50% of the amount of such Net Proceeds, (ii) in the case of a Prepayment Event described in clause (d) of the definition of the term “Prepayment Event”, 100% of the amount of such Net Proceeds until the aggregate amount of prepayments made pursuant to this subclause (ii) from and after the Effective Date equals $100,000,000 and, thereafter, no prepayments shall be required in respect of any Prepayment Event

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described in clause (d) of the definition of such term and (iii) in the case of all other Prepayment Events, 100% of the amount of such Net Proceeds; provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower shall, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower intends to cause the Net Proceeds from such event (or a portion thereof specified in such certificate) to be applied within 360 days after receipt of such Net Proceeds to acquire real property, equipment or other tangible assets to be used in the business of the Borrower or the Subsidiaries and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds that have not been so applied by the end of such 360-day period (or within a period of 180 days thereafter if by the end of such initial 360-day period the Borrower or one or more Subsidiaries shall have entered into an agreement with a third party to acquire such real property, equipment or other tangible assets), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied.

(d) Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending July 31, 2016, the Borrower shall prepay Term Borrowings in an aggregate amount equal to (i) 50% of Excess Cash Flow for such fiscal year minus (ii) the aggregate principal amount of any voluntary prepayments of Term Loans made pursuant to subsection (a) of this Section 2.10 during such fiscal year, excluding any prepayments to the extent financed from Excluded Sources. Each prepayment pursuant to this paragraph shall be made on or before the date on which financial statements are delivered pursuant to Section 5.01(a) with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event not later than the last day on which such financial statements may be delivered in compliance with such Section).

(e) Prior to any optional or mandatory prepayment of Borrowings under this Section, the Borrower shall, subject to the next sentence, select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment delivered pursuant to paragraph (f) of this Section.

(f) The Borrower shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that (A) if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07 and (B) a notice of prepayment of Term Borrowings pursuant to paragraph (a) of this Section may state that such notice is

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conditioned upon the occurrence of one or more events specified therein, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

SECTION 2.11. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Revolving Commitment of such Revolving Lender during the period from and including the date hereof to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender.

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate then used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank, for its own account, a fronting fee equal to 0.125% on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the first Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other

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fees payable to an Issuing Bank pursuant to this paragraph shall be payable within two Business Days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders entitled thereto. Fees paid hereunder shall not be refundable under any circumstances.

SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section. Payment or acceptance of the increased rates of interest provided for in this paragraph (c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent, any Issuing Bank or any Lender.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of a Revolving Loan, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

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(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day; provided that, if a Loan, or a portion thereof, is repaid on the same day on which such Loan is made, one day’s interest shall accrue on the portion of such Loan so prepaid). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing of any Class:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by a Majority in Interest of the Lenders of such Class that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurodollar Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders of such Class by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders of such Class that the circumstances giving rise to such notice no longer exist (which notification shall be made promptly after the Administrative Agent obtains knowledge of the cessation of such circumstances), (i) any Interest Election Request that requests the conversion of any Borrowing of such Class to, or continuation of any Borrowing of such Class as, a Eurodollar Borrowing shall be ineffective, and such Borrowing shall be continued as an ABR Borrowing and (ii) any Borrowing Request for a Eurodollar Borrowing of such Class shall be treated as a request for an ABR Borrowing.

SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

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(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender, such Issuing Bank or such other Recipient, the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as applicable, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as applicable, for such additional costs or expenses incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then, from time to time upon the request of such Lender or such Issuing Bank, the Borrower will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section, including in reasonable detail a description of the basis for such claim for compensation and a calculation of such amount or amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to

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this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender or such Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (whether or not such notice may be revoked in accordance with the terms hereof) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18(b) or 9.02(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (excluding any loss of margin) attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, including in reasonable detail a description of the basis for such compensation and a calculation of such amount or amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

SECTION 2.16. Taxes. (a) Payment Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings

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applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand thereof, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case that are payable or paid by the Administrative Agent in connection with this Agreement or any other Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph.

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(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, withholding Tax with respect to payments made under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A), 2.16(f)(ii)(B) or 2.16(f)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any other Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any other Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of,

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U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9 and/or another certification document from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct or indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction in, U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine withholding or deduction required to be made; and

(D) if a payment made to a Lender under this Agreement or any other Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the

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Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts paid pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this paragraph the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement and the other Loan Documents.

(i) Defined Terms. For purposes of this Section, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

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SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) on or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account or accounts as may be specified by the Administrative Agent, except that payments required to be made directly to any Issuing Bank shall be so made, payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. Without limiting the foregoing or any other provision of this Agreement, the Borrower hereby authorizes the Administrative Agent to debit from an account maintained by the Borrower with the Administrative Agent, which account shall be designated by the Borrower from time to time with the Administrative Agent’s consent, such amounts as may be necessary to pay, from time to time as and when due, all principal, interest and fees payable by the Borrower under this Agreement. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under this Agreement or any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under this Agreement and each other Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements of other Lenders to the extent necessary so that

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the aggregate amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any Eligible Assignee. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or the Issuing Banks, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d) or (e), 2.05(a) or (b), 2.16(e), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(f) In the event that any financial statements delivered under Section 5.01(a) or 5.01(b), or any compliance certificate delivered under Section 5.01(c), shall prove to have been inaccurate, and such inaccuracy shall have resulted in the payment of any interest or fees at rates lower than those that were in fact applicable for any period (based on the actual Leverage Ratio), then, if such inaccuracy is discovered prior to the

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termination of the Commitments and the repayment in full of the principal of all Loans and the reduction of the LC Exposure to zero, the Borrower shall pay to the Administrative Agent, for distribution to the Lenders and the Issuing Banks (or former Lenders and Issuing Banks) as their interests may appear, the accrued interest or fees that should have been paid but were not paid as a result of such misstatement.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if any Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be inconsistent with its internal policies or otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b) If (i) any Lender has requested compensation under Section 2.14, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 or (iii) any Lender has become a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or 2.16) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b), (D) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a material reduction in such compensation or payments and (E) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise (including as a result of any action taken by such Lender under

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paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply.

SECTION 2.19. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b) the Revolving Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c) if any LC Exposure exists at the time such Revolving Lender becomes a Defaulting Lender, then:

(i) all or any part of the LC Exposure (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Sections 2.04(e) and 2.04(f)) of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s LC Exposure does not exceed the sum of all non-Defaulting Lenders’ Revolving Commitments; provided that subject to Section 9.18, no reallocation under this clause (i) shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent, without prejudice to any rights or remedies of the Borrower against such Defaulting Lender, cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s LC Exposure that has not been reallocated in accordance with the procedures set forth in Section 2.04(i) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be

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required to pay participation fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.11(a) and 2.11(b) shall be adjusted to give effect to such reallocation; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless, in each case, it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be fully covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral provided by the Borrower in accordance with Section 2.19(c), and participating interests in any such issued, amended, renewed or extended Letter of Credit will be allocated among the non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that (i) a Bankruptcy Event with respect to a Revolving Lender Parent shall occur following the date hereof and for so long as such Bankruptcy Event shall continue or (ii) any Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Issuing Bank shall not be required to issue, amend, renew or extend any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Borrower or the applicable Revolving Lender, satisfactory to such Issuing Bank to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused the applicable Revolving Lender to be a Defaulting Lender, then the LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Revolving Commitment and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its Applicable Percentage; provided that no

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adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Revolving Lender was a Defaulting Lender; provided further that, except as otherwise expressly agreed by the affected parties, no change hereunder from a Defaulting Lender to a non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Revolving Lender’s having been a Defaulting Lender.

SECTION 2.20. Refinancing Facilities.

(a) The Borrower may, from time to time, and subject to the consent of the Administrative Agent, add one or more new term loan facilities to this Agreement, in an aggregate principal amount not exceeding $125,000,000 minus the aggregate principal amount of Indebtedness incurred under Section 6.01(a)(xiv) (“Specified Refinancing Debt”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower, to refinance all or any portion of the Term Loans then outstanding under this Agreement pursuant to a Refinancing Amendment; provided that such Specified Refinancing Debt: (i) shall rank pari passu in right of payment with (or shall be contractually subordinated in right of payment to some or all of) the Loan Document Obligations; (ii) shall not be guaranteed by any Person that is not a Subsidiary Loan Party; (iii) shall be unsecured or secured by the Collateral on an equal and ratable basis with the Obligations (or on a second-lien basis pursuant to an intercreditor agreement in form and substance satisfactory to the Required Lenders); (iv) shall have such pricing and prepayment terms as may be agreed by the Borrower and the applicable lenders thereof; (v) shall have a maturity date that is not prior to the scheduled Term Maturity Date, and shall have a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of, the Term Loans being refinanced; (vi) subject to clauses (iv) and (v) above, shall have terms and conditions (other than pricing) that are substantially identical to, or less favorable to the lenders providing such Specified Refinancing Debt than, the terms and conditions of the Term Loans being refinanced (unless such terms are acceptable to the Required Lenders); and (vii) the Net Proceeds of such Specified Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Term Loans being so refinanced, in each case pursuant to Section 2.10; provided however, that such Specified Refinancing Debt shall not have a principal amount (or accreted value) greater than the Term Loans being refinanced (plus accrued interest, fees, discounts, premiums or expenses payable in connection therewith).

(b) No Lender shall have any obligation hereunder to provide Specified Refinancing Debt. To achieve the full amount of a requested issuance of Specified Refinancing Debt, and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Borrower may invite additional Eligible Assignees to become Lenders in respect of such Specified Refinancing Debt pursuant to a joinder agreement to this Agreement in form and substance satisfactory to the Administrative Agent.

(c) The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02.

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The Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches of Specified Refinancing Debt and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches, in each case on terms consistent with this Section 2.20.

(d) Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Debt incurred pursuant thereto (including the addition of such Specified Refinancing Debt as separate “Class” of Term Loans hereunder). Any Refinancing Amendment may, without the consent of any Person other than the Borrower, the Administrative Agent and the Lenders providing such Specified Refinancing Debt, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent, each of the Issuing Banks and each of the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Borrower and each Subsidiary (a) is duly organized, validly existing and, to the extent that such concept is applicable in the relevant jurisdiction, in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority, and the legal right, to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform its obligations under this Agreement and each other Loan Document and each other agreement or instrument contemplated thereby to which it is a party and to effect the Transactions and (c) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and, to the extent that such concept is applicable in the relevant jurisdiction, is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Due Execution and Delivery; Enforceability. The Transactions to be entered into by each Loan Party have been duly authorized by all necessary corporate or other organizational action and, if required, action by the holders of such Loan Party’s Equity Interests. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party, as applicable, enforceable against such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws

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affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect (or, in the case of filings necessary to consummate the Acquisition, such as will be obtained or made and will be in full force and effect substantially concurrently with the initial Borrowings on the Effective Date) and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any Requirement of Law applicable to the Borrower or any Subsidiary, (c) will not violate or result (alone or with notice or lapse of time or both) in a default under any indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower or any Subsidiary or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation thereunder and (d) will not result in the creation or imposition of any Lien on any asset now owned or hereafter acquired by the Borrower or any Subsidiary, except Liens created or otherwise permitted under the Loan Documents, except in the case of clause (a) (other than with respect to the Loan Documents), clause (b) (solely with respect to clause (b) of the definition of “Requirement of Law”) and clause (c), to the extent that (i) the failure to obtain or make such consent, approval, registration, filing or take such other action or (ii) such violation, as the case may be, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows (i) as of and for the fiscal years ended July 31, 2013, July 31, 2014 and July 31, 2015, audited by and accompanied by an opinion of KPMG LLP, independent public accountants (in the case of the fiscal years ended July 31, 2013 and July 31, 2014) and Deloitte & Touche LLP, independent public accountants (in the case of the fiscal year ended July 31, 2015) (in each case, without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended October 31, 2015 (and comparable period for the prior fiscal year), certified by the Borrower’s chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and the Subsidiaries on a consolidated basis as of such dates and for such periods in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of certain footnotes in the case of the statements referred to in clause (ii) above. The Borrower has heretofore furnished to the Lenders the Company’s consolidated balance sheet and consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows (i) as of and for the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012, audited by and accompanied by an opinion of Ernst & Young LLP, independent public accountants (without a “going concern” or like qualification or exception and without any

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qualification or exception as to the scope of such audit), and (ii) as of and for the fiscal quarters and the portions of the fiscal year ended March 31, 2015, June 30, 2015 and September 30, 2015 (and comparable periods for the prior fiscal year). Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its subsidiaries on a consolidated basis as of such dates and for such periods in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of certain footnotes in the case of the statements referred to in clause (ii) above.

(b) The Borrower has heretofore furnished to the Lenders its pro forma consolidated balance sheet and related pro forma consolidated statement of income, as of and for the twelve-month period ended January 31, 2016, prepared giving effect to the Transactions as if the Transactions had occurred, in the case of such balance sheet, on such date and, in the case of such statement of income, on the first day of the 12-month period ending on such date. Such pro forma financial statements (i) have been prepared by the Borrower in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum (which assumptions are believed by the Borrower on the date hereof to be reasonable), (ii) are based on the best information available to the Borrower as of the date of delivery thereof after due inquiry, (iii) accurately reflect all adjustments necessary to give effect to the Transactions and (iv) present fairly, in all material respects, the expected pro forma financial position and expected results of operations of the Borrower and the Subsidiaries as of such date and for such period, as if the Transactions had occurred on such date or at the beginning of such period, as applicable.

(c) Except as disclosed in the financial statements referred to above or the notes thereto, after giving effect to the Transactions, none of the Borrower or any Subsidiary has, as of the Effective Date, any material direct or contingent liabilities, unusual long-term commitments or unrealized losses.

(d) No event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.

SECTION 3.05. Properties. (a) Each of the Borrower and each Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business (including the Mortgaged Properties), except for defects in title that would not reasonably be expected to result in a Material Adverse Effect and Liens expressly permitted by Section 6.02.

(b) Each of the Borrower and each Subsidiary owns, or is licensed to use, or otherwise has the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business as currently conducted or as proposed to be conducted, and the use thereof by the Borrower and each Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No claim or litigation regarding any trademarks, tradenames, copyrights, patents or other intellectual property owned or used by the Borrower or any Subsidiary is

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pending or, to the knowledge of the Borrower or any Subsidiary, threatened against the Borrower or any Subsidiary that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(c) Schedule 3.05 sets forth the address of each real property that is owned or leased by the Borrower or any Subsidiary as of the Effective Date after giving effect to the Transactions.

(d) As of the Effective Date, none of the Borrower or any Subsidiary has received notice of any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation. Neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits, investigations or proceedings at law or in equity or by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower or any Subsidiary, threatened against or affecting the Borrower or any Subsidiary or any business, property or rights of any such Person (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.

(b) Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements; No Default. Each of the Borrower and each Subsidiary is in compliance with (a) all Requirements of Law and (b) all indentures, agreements and other instruments binding upon it or its property, except, in the case of clause (b) of this Section, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Anti-Terrorism Laws; Anti-Corruption Laws. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, the Subsidiaries and their respective officers and employees, and, to the knowledge of the Borrower, their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees or (b) to the knowledge of the

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Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The Transactions will not violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.09. Investment Company Status; Other Regulations. None of the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board of Governors) that limits its ability to incur Indebtedness or which may otherwise render all or any portion of the Loan Document Obligations unenforceable.

SECTION 3.10. Federal Reserve Regulations. None of the Borrower or any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors) or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry margin stock or for any purpose that entails a violation (including on the part of any Lender) of any of the regulations of the Board of Governors, including Regulations U and X.

SECTION 3.11. Taxes. Each of the Borrower and each Subsidiary (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed by it, except to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect, and (b) has paid or caused to be paid all Taxes required to have been paid by it, except where the validity or amount thereof is being contested in good faith by appropriate proceedings; provided that (i) the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves therefor in conformity with GAAP, (ii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (iii) the failure to pay such Taxes, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.12. ERISA. (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Plans.

(b) Except as would not reasonably be expected to result in a Material Adverse Effect, each Foreign Pension Plan is in compliance in all material respects with

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all Requirements of Law applicable thereto and the respective requirements of the governing documents for such plan. With respect to each Foreign Pension Plan, none of the Borrower, its Affiliates or any of their respective directors, officers, employees or agents has engaged in a transaction that could subject the Borrower or any Subsidiary, directly or indirectly, to a tax or civil penalty that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with all Requirements of Law or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans would not reasonably be expected to result in a Material Adverse Effect; and the present value of the aggregate accumulated benefit obligations of all underfunded Foreign Pension Plans (based on those assumptions used to fund each such Foreign Pension Plan) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such Foreign Pension Plans.

SECTION 3.13. Disclosure. Each of the Borrower and each Subsidiary has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any Subsidiary is subject, and all other matters known to any of them, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Subsidiary to any Arranger, the Administrative Agent, any Issuing Bank or any Lender in connection with the negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to forecasts and projected financial information, the Borrower and each Subsidiary represents only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time made and at the time so furnished and, if such forecasts and projected financial information were furnished prior to the Effective Date, as of the Effective Date (it being understood and agreed that any such forecasts and projected financial information may vary from actual results and that such variations may be material).

SECTION 3.14. Subsidiaries. Schedule 3.14 sets forth the name of, and the ownership interest of the Borrower and each Subsidiary in, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date (for the avoidance of doubt, after giving effect to the Acquisition). The Equity Interests in each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable, and such Equity Interests are owned by the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Loan Documents). Except as set forth in Schedule 3.14, there is no existing option, warrant, call, right, commitment or other agreement to which the Borrower or any Subsidiary is a

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party requiring, and there are no Equity Interests in any Subsidiary outstanding that upon exercise, conversion or exchange would require, the issuance by the Borrower or any Subsidiary of any additional Equity Interests or other securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in the Borrower or any Subsidiary.

SECTION 3.15. Insurance. Schedule 3.15 sets forth a description of all insurance maintained by or on behalf of the Borrower or any Subsidiary as of the Effective Date. As of the Effective Date, such insurance is in full force and effect and all premiums in respect of such insurance have been paid. The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is in such amounts (with no greater risk retention) and against such risks as is (a) customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) adequate.

SECTION 3.16. Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns or any other material labor disputes against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower or any Subsidiary, threatened. Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect (i) the Borrower and each Subsidiary are in compliance in all material respects with the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with wage and hour matters and (ii) all payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. To the knowledge of the Borrower or any Subsidiary, the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

SECTION 3.17. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan and the application of the proceeds thereof, and giving effect to the rights of indemnification, subrogation and contribution under the Loan Documents, (a) the sum of the debts and liabilities, direct, subordinated, contingent or otherwise, on a consolidated basis of the Borrower and its Subsidiaries, does not exceed the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, and the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (b) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its Subsidiaries, taken as a whole, contemplated as of the date hereof and (c) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes of this Section, the amount of any contingent

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liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

SECTION 3.18. Collateral Matters. (a) The Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02.

(b) Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior and superior in right to any other Person, but subject to Liens permitted under Section 6.02.

(c) Upon the recordation of the Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Collateral Agreement) owned by the Loan Parties in which a security interest may be perfected by filing in the United States of America, in each case prior and superior in right to any other Person, but subject to Liens permitted under Section 6.02 (it being understood and agreed that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Loan Parties after the Effective Date).

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(d) Each Security Document, other than any Security Document referred to in the preceding paragraphs of this Section, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto, and will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Collateral subject thereto, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02.

SECTION 3.19. Permits and Licenses. Each of the Borrower and each Subsidiary has all permits, licenses, certifications, authorizations and approvals required for it lawfully to own and operate their respective businesses except those the failure of which to have, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission or other electronic imaging of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Issuing Bank and the Lenders) of each of (i) Proskauer Rose LLP, counsel for the Borrower and the Subsidiaries, and (ii) local counsel in each jurisdiction where a Loan Party is organized or where Mortgaged Property is located, and the laws of which are not covered by the opinion letter referred to in clause (i) of this paragraph, in each case dated as of the Effective Date and in form, scope and substance reasonably satisfactory to the Administrative Agent and the Lenders.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Loan Party, and the authorization of the Loan Documents and the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

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(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in (i) the first sentence of paragraphs (f) and (i) of this Section and (ii) paragraphs (j), (m), (n) and (p) of this Section.

(e) The Administrative Agent shall have received all fees due and payable on or prior to the Effective Date, including, to the extent invoiced at least three days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under any Loan Document or under any other agreement entered into by any of the Arrangers, the Administrative Agent and the Lenders, on the one hand, and any of the Loan Parties, on the other hand.

(f) The Collateral and Guarantee Requirement shall have been satisfied, subject to the penultimate paragraph of this Section, and the Administrative Agent, on behalf of the Secured Parties, shall have a security interest in the Collateral of the type and priority described in each Security Document. The Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been or will contemporaneously with the initial funding of Loans on the Effective Date be released or terminated.

(g) The Administrative Agent shall have received evidence that the insurance required by Section 5.07 and the Security Documents is in effect.

(h) The Lenders shall have received the financial statements, opinions and certificates referred to in Sections 3.04(a) and 3.04(b); provided that the financial statements referred to in Section 3.04(b) shall have been prepared in a manner reasonably satisfactory to the Arrangers.

(i) The Acquisition shall be consummated in all material respects substantially contemporaneously with the initial funding of the Loans on the Effective Date in accordance with the terms described in the Commitment Letter and in the Merger Agreement (without any amendment, modification, supplement or waiver to the Merger Agreement or the Tender Offer or any consent or election thereunder that is material and adverse to the Lenders or the Arrangers without the prior written consent of the Arrangers) (it being understood and agreed that any increase in the purchase price shall not be material and adverse to the Lenders or the Arrangers so long as the increase is funded by cash proceeds received by the Borrower (other than from a Subsidiary) from the sale of the Borrower’s common stock or, subject to paragraph (p) of this Section, cash on the balance

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sheet of the Borrower). The Merger Agreement (including all schedules and exhibits thereto) and all other related documentation shall be in form and substance reasonably satisfactory to the Arrangers; provided that the Merger Agreement (including all schedules and exhibits thereto) provided to Citibank, N.A. on November 22, 2015 is satisfactory to the Arrangers.

(j) Substantially contemporaneously with the initial funding of the Loans on the Effective Date, all outstanding Indebtedness of the Borrower and its Subsidiaries and of the Company and its subsidiaries (other than the 7.75% Convertible Notes) shall have been repaid and all commitments, security interests and guarantees in connection therewith shall have been terminated and released (in each case, other than Indebtedness and Liens expressly permitted to remain outstanding pursuant to the terms hereof). After giving effect to the consummation of the Transactions, the Borrower and its Subsidiaries (including, for the avoidance of doubt, the Company and its subsidiaries) shall have no outstanding shares of preferred equity or Disqualified Equity Interests or any Indebtedness, other than (i) Indebtedness incurred under the Loan Documents and (ii) Indebtedness set forth on Schedule 6.01; provided that substantially contemporaneously with the initial funding of the Loans on the Effective Date an irrevocable notice of redemption for all of the outstanding 7.75% Convertible Notes shall have been issued which redemption notice shall require the redemption in full thereof on the 7.75% Convertible Notes Redemption Date.

(k) The Lenders shall have received a certificate from the chief financial officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying as to the solvency of the Borrower and the Subsidiaries on a consolidated basis after giving effect to the Transactions.

(l) The Lenders shall have received at least three Business Days in advance of the Effective Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; provided that the Lenders have requested such information at least 10 days prior to the Effective Date.

(m) Since January 1, 2015, there shall not have occurred any change, event, effect or occurrence that has had or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(n) The Acquired Business Representations shall be true and correct and the Specified Representations shall be true and correct in all material respects.

(o) The Borrower shall have delivered to the Administrative Agent the Borrowing Request required by Section 2.03 with respect to the Borrowings to be made on the Effective Date. The Borrower shall have delivered to the Administrative Agent a Borrowing Request requesting a Revolving Borrowing of $51,904,166.67 to be made on the 7.75% Convertible Notes Redemption Date,

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which request shall specify that the proceeds of such Borrowing shall be disbursed directly to the 7.75% Convertible Notes Trustee.

(p) On the Effective Date and after giving effect to the Transactions to be consummated on such date, the Borrower shall have at least $50,000,000 in Unrestricted Cash on its balance sheet.

Notwithstanding the foregoing, if the Borrower shall have used commercially reasonable efforts to procure and deliver, but shall nevertheless be unable to deliver, any Mortgage, Foreign Pledge Agreement, Control Agreement or any Collateral or take any other step with respect to the creation or perfection of security interests in any of the Collateral, in each case, that is required to be delivered or taken in order to satisfy the Collateral and Guarantee Requirement (other than (i) the creation and perfection (including by delivery and possession of stock (or other equity interest) certificates and related stock powers executed in blank (but it is agreed that, in the case of stock (or other equity interest) certificates and related stock powers, (A) with respect to Equity Interests of the Company and its subsidiaries, such delivery and possession shall be required as of the Effective Date only to the extent such certificates and stock powers have been delivered to the Borrower on or prior to the Effective Date and (B) with respect to Equity Interests of any Subsidiary that is not a Material Subsidiary, no such delivery and possession shall be required as of the Effective Date)) of security interests (A) in the Equity Interests of a Subsidiary and (B) in other assets with respect to which a Lien may be perfected by the filing of a financing statement under the Uniform Commercial Code, and (ii) with respect to intellectual property registered with (or applications for registration with) the United States Patent and Trademark Office or the United States Copyright Office constituting Collateral, making a United States federal intellectual property filing in the United States Patent and Trademark Office or the United States Copyright Office in favor of the Administrative Agent for the benefit of the Secured Parties), then such delivery and the creation or perfection of such security interests shall not constitute a condition precedent to the obligations of the Lenders and the Issuing Bank hereunder on the Effective Date, but instead shall be required to be provided or delivered (x) within two Business Days after the Effective Date, in the case of stock (or other equity interest) certificates and related stock powers executed in blank of the Company and its subsidiaries that were not delivered to the Borrower on or prior to the Effective Date and (y) within 60 days after the Effective Date, in all other cases (or such later date as the Administrative Agent may agree in its sole discretion). Without limiting the generality of the provisions of Article VIII, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender as of the Effective Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the Effective Date specifying its objection thereto. In furtherance of the foregoing, it is agreed that all representations and warranties contained in the Loan Documents shall be deemed modified to the extent necessary to effect the foregoing accommodations (and to permit the taking of the actions described above within the time periods required above, rather than as may otherwise be required elsewhere in the Loan Documents); provided

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that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken or accomplished on the Effective Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken or accomplished (or was required to be taken or accomplished) in accordance with the foregoing provisions of this paragraph and (y) all representations and warranties relating to Collateral or the Security Documents shall be required to be true in all material respects immediately after the actions required by the foregoing provisions of this paragraph have been taken or accomplished. The acceptance of the benefits of each Loan shall constitute a representation, warranty and covenant by the Borrower to each of the Lenders that the actions required pursuant to the foregoing provisions of this paragraph will be, or have been, taken within the relevant time periods required by this paragraph and that, at such time, such affected representations and warranties contained in the Loan Documents shall then be true and correct in all material respects without any modification pursuant to this sentence.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on the earliest of: (i) the consummation of the Acquisition without the funding of any Loans, (ii) March 22, 2016 and (iii) the date the Merger Agreement is terminated (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, in each case after the initial Borrowing on the Effective Date, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or, in the case of representations and warranties qualified as to materiality, in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be true and correct in all material respects (or in all respects, as applicable) as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation

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and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under this Agreement or any other Loan Document shall have been paid in full and all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent, which shall furnish to each Issuing Bank and each Lender, the following:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, its audited consolidated (and unaudited consolidating) balance sheet and audited consolidated (and unaudited consolidating) statements of operations and comprehensive income, stockholders’ equity and cash flows (provided that in the case of consolidating statements of cash flows only, such consolidating statements shall be prepared on a Segment Level Basis) as of the end of and for such fiscal year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition, results of operations and cash flow of the Borrower and the Subsidiaries on a consolidated (or, in the case of the consolidating financial statements (other than the consolidating statements of cash flow, which shall be on a Segment Level Basis), an individual) basis as of the end of and for such fiscal year in accordance with GAAP consistently applied and accompanied by a narrative management’s discussion and analysis report describing the financial position, results of operations and cash flows of the Borrower and the consolidated Subsidiaries in a form reasonably satisfactory to the Administrative Agent;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its unaudited consolidated and consolidating balance sheet and unaudited consolidated and consolidating statements of operations and comprehensive income, stockholders’ equity and cash flows (provided that in the case of consolidating statements of cash flow, such consolidated statements shall be prepared on a Segment Level Basis) as of the end of and for such fiscal quarter

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and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition, results of operations and cash flows of the Borrower and the Subsidiaries on a consolidated (or, in the case of the consolidating financial statements (other than the consolidating statements of cash flow, which shall be on a Segment Level Basis), an individual) basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and reduced footnote disclosures, and accompanied by a narrative management’s discussion and analysis report describing the financial position, results of operations and cash flows of the Borrower and the consolidated Subsidiaries in a form reasonably satisfactory to the Administrative Agent;

(c) concurrently with each delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (A) demonstrating compliance with the covenants contained in Sections 6.12 and 6.13 and (B) in the case of financial statements delivered under clause (a) above, beginning with the financial statements for the fiscal year of the Borrower ending July 31, 2016, of Excess Cash Flow and (iii) stating whether any change in GAAP or in the application thereof has occurred since the later of the date of the Borrower’s audited financial statements referred to in Section 3.04 and the date of the prior certificate delivered pursuant to this clause (c) indicating such a change and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly after the receipt thereof by the Borrower or any Subsidiary, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto;

(e) concurrently with any delivery of financial statements under clause (a) above, a consolidated budget for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected operations, comprehensive income and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(f) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

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(g) promptly after the request by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if the Borrower or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(h) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC or with any national securities exchange, or distributed by the Borrower to the holders of its Equity Interests generally, as applicable;

(i) promptly after submission to any government or regulatory agency, all documents and information furnished to such government or regulatory agency other than such documents and information prepared in the normal course of business and which would not reasonably be expected to result in a Material Adverse Effect; and

(j) promptly following any written request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent may reasonably request.

Information required to be furnished pursuant to clause (a), (b) or (h) of this Section shall be deemed to have been furnished if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on the Platform or shall be available on the website of the SEC at http://www.sec.gov. Information required to be furnished pursuant to this Section may also be furnished by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent, which shall furnish to each Issuing Bank and each Lender, promptly upon any Financial Officer of the Borrower becoming aware, written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a

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Financial Officer or another executive officer of the Borrower or any Subsidiary, affecting the Borrower or any Subsidiary, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Borrower to the Administrative Agent, that in each case would reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of this Agreement or any other Loan Document;

(c) the occurrence of any ERISA Event or any fact or circumstance that gives rise to the Borrower’s reasonable expectation that any ERISA Event will occur that, in either case, alone or together with any other ERISA Events that have occurred or are reasonably expected to result in a liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $10,000,000;

(d) promptly after the date that the Borrower or any Subsidiary (i) commences or terminates negotiations with any collective bargaining agent for the purpose of materially changing any collective bargaining agreement, (ii) reaches an agreement with any collective bargaining agent prior to ratification for the purpose of materially changing any collective bargaining agreement, (iii) ratifies any agreement reached with a collective bargaining agent for the purpose of materially changing any collective bargaining agreement or (iv) becomes subject to a “cooling off period” under the auspices of the National Mediation Board, the commencement or termination of such negotiations or the receipt of such agreement or notice of a “cooling off period” (including a copy of such agreement or notice), as applicable; and

(e) any other development (including notice of any Environmental Liability) that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Information Regarding Collateral. (a) The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s legal name, as set forth in such Loan Party’s organizational documents, (ii) in the jurisdiction of incorporation or organization of any Loan Party, (iii) in the form of organization of any Loan Party or (iv) in any Loan Party’s organizational identification number, if any, or, with respect to a Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such Loan Party. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

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(b) At the time of delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b) (but solely with respect to the delivery of financial statements for the Borrower’s second fiscal quarter), the Borrower shall deliver to the Administrative Agent a completed Supplemental Perfection Certificate, signed by a Financial Officer of the Borrower, (i) setting forth the information required pursuant to the Supplemental Perfection Certificate and indicating, in a manner reasonably satisfactory to the Administrative Agent, any changes in such information from the most recent Supplemental Perfection Certificate delivered pursuant to this Section (or, prior to the first delivery of a Supplemental Perfection Certificate, from the Perfection Certificate delivered on the Effective Date) or (ii) certifying that there has been no change in such information from the most recent Supplemental Perfection Certificate delivered pursuant to this Section (or, prior to the first delivery of a Supplemental Perfection Certificate, from the Perfection Certificate delivered on the Effective Date).

SECTION 5.04. Existence; Conduct of Business. The Borrower will, and will cause each Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except in the case of clause (ii) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.05. Payment of Obligations and Taxes. The Borrower will, and will cause each Subsidiary to, pay its material obligations (other than Indebtedness and any obligations in respect of any Hedging Agreements), including material Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.07. Insurance. The Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, (a) insurance in such amounts (with no greater risk retention) and against such risks as is (i) customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) considered adequate by the Borrower and (b) all other insurance as may be required by any other Loan Document. Each such policy of liability or casualty insurance maintained by or on behalf of Loan Parties will (a) in the case of each liability insurance policy (other than workers’ compensation, director and officer liability or other policies in which such endorsements

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are not customary), name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder and (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the lender’s loss payee thereunder, and the Loan Parties will use commercially reasonable efforts to have each liability insurance policy and casualty insurance policy referred to in either of clause (a) or (b) above provide for at least 30 days’ or, solely in the case of cancellation for non-payment, 10 days (or such shorter number of days as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of such policy. With respect to each Mortgaged Property that is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, the applicable Loan Party has obtained, and will maintain, with financially sound and reputable insurance companies, such flood insurance as is required under applicable law, including Regulation H of the Board of Governors. The Borrower will furnish to the Lenders, upon the reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. In addition, concurrently with any delivery of financial statements under Section 5.01(a), the Borrower will furnish to the Administrative Agent a schedule setting forth the policies of insurance then maintained by or on behalf of the Loan Parties.

SECTION 5.08. Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent, which will furnish to each Issuing Bank and each Lender, prompt written notice of any casualty or other damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of or any material interest in the Collateral under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Security Documents.

SECTION 5.09. Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent (or any Lender accompanied by a representative designated by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and, accompanied by one or more such officers or their designees if so requested by the Borrower, independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested (but in no event more than once each fiscal quarter of the Borrower unless a Default has occurred and is continuing). The Loan Parties shall have the right to have a representative present at any and all inspections.

SECTION 5.10. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with (a) all Anti-Corruption Laws and Sanctions with respect to its property and (b) all other Requirements of Law (including Environmental

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Laws) with respect to it or its property, except in the case of this clause (b) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and the respective directors, officers, employees and agents of the foregoing with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.11. Use of Proceeds and Letters of Credit. (a) The proceeds of the Term Loans, together with the proceeds of the Revolving Loans made on the Effective Date, will be used solely for the payment of (i) fees and expenses payable in connection with the Transactions, (ii) principal, premium, if any, accrued but unpaid interest and fees and other amounts due or outstanding under the Existing Indebtedness (other than with respect to Existing Letters of Credit) and (iii) amounts payable under the Merger Agreement as consideration for the Acquisition. The proceeds of the Revolving Loans drawn after the Effective Date will be used solely for working capital and other general corporate purposes of the Borrower and the Subsidiaries (other than with respect to the Revolving Loans to be drawn on the 7.75% Convertible Notes Redemption Date, which shall be used solely as contemplated by Section 5.15 hereof). No part of the proceeds of any Loan will be used in violation of the representation set forth in Section 3.10. Letters of Credit will be issued only to support obligations of the Borrower and the Subsidiaries incurred in the ordinary course of business; provided that Letters of Credit may be issued on the Effective Date to backstop or replace letters of credit outstanding on the Effective Date (including by “grandfathering” such existing letters of credit).

(b) The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or any Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.12. Additional Subsidiaries. (a) If any additional Subsidiary is formed or acquired (or otherwise becomes a Designated Subsidiary) after the Effective Date, then the Borrower will, as promptly as practicable and, in any event, within 30 days (or such longer period as the Administrative Agent may, in its sole discretion, agree) after such Subsidiary is formed or acquired (or otherwise becomes a Designated Subsidiary), notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Designated Subsidiary) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party; provided that any Subsidiary that is not a Material Subsidiary shall not be required to execute any Security Document governed by the laws of any jurisdiction other than the United States or any state thereof and no opinion shall be required for foreign law matters with respect to such Subsidiaries.

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(b) the Borrower may designate any Subsidiary, to the extent such Subsidiary is not a CFC, that meets the criteria set forth in clause (b) of the definition of the term “Designated Subsidiary” as a Designated Subsidiary; provided that the Collateral and Guarantee Requirement shall have been satisfied with respect to such Subsidiary as if such Subsidiary is a Person that becomes a Designated Subsidiary after the Effective Date.

SECTION 5.13. Further Assurances. (a) The Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any material assets (including any real property or improvements thereto or any interest therein with a fair market value in excess of $1,000,000) are acquired by the Borrower or any Subsidiary Loan Party after the Effective Date (other than (i) assets constituting Collateral under the Collateral Agreement that become subject to the Lien created by the Collateral Agreement upon acquisition thereof and (ii) Excluded Assets (as defined in the Collateral Agreement)), the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

(c) If any Subsidiary meets the criteria set forth in clause (e)(ii) of the definition of the term “Designated Subsidiary”, the Borrower will use commercially reasonable efforts to obtain any governmental (including regulatory) consent, approval, license or authorization necessary in order for such Subsidiary to provide a Guarantee of the Obligations.

SECTION 5.14. Post-Closing Matters. As promptly as practicable, and in any event within the applicable number of days after the Effective Date required in the applicable clause of the penultimate paragraph of Section 4.01, the Borrower shall, and shall cause each other Loan Party to, execute and deliver all Control Agreements and other documents, and take such other actions, that would have been required to be delivered or taken, as the case may be, on the Effective Date but for the penultimate paragraph of Section 4.01, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement”.

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SECTION 5.15. 7.75% Convertible Notes. Substantially contemporaneously with the initial funding of the Loans on the Effective Date, the Borrower shall cause the Company to deliver or cause to be delivered to the 7.75% Convertible Notes Trustee written notice of the Company’s irrevocable election to redeem all of the outstanding 7.75% Convertible Notes on the 7.75% Convertible Notes Redemption Date in accordance with Article 6 of the 7.75% Convertible Notes Indenture, together with any certificates, opinions of counsel or other documents that may be required in connection with the delivery of such notice. On the 7.75% Convertible Notes Redemption Date, the Borrower shall take all actions as are necessary or appropriate in order to satisfy and discharge the 7.75% Convertible Notes Indenture and all of the notes issued thereunder on such date. The Borrower shall take any other actions as are necessary or appropriate to effect the foregoing.

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under this Agreement or any other Loan Document have been paid in full and all Letters of Credit have expired or been terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities. (a) The Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created hereunder and under the other Loan Documents (including Specified Refinancing Debt);

(ii) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any Refinancing Indebtedness in respect thereof (other than Refinancing Indebtedness in respect of the 7.75% Convertible Notes); provided that the 7.75% Convertible Notes shall not be permitted to be outstanding under this Section 6.01(a)(ii) following the 7.75% Convertible Notes Redemption Date;

(iii) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that (A) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04 and (B) Indebtedness of the Borrower to any Subsidiary and Indebtedness of any Subsidiary Loan Party to any Subsidiary that is not a Subsidiary Loan Party shall be unsecured and subordinated to the Obligations on the terms set forth in the Intercompany Indebtedness Subordination Agreement;

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(iv) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided that (A) the Indebtedness so Guaranteed is permitted by this Section (other than clause (a)(ii) or (a)(vi)), (B) Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (C) Guarantees permitted under this clause (iv) shall be subordinated to the Obligations of the applicable Subsidiary to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations (if such Indebtedness is so subordinated);

(v) (A) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed by the Borrower or any Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, and (B) Refinancing Indebtedness in respect of Indebtedness incurred or assumed pursuant to clause (A) above; provided further that the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed $15,000,000 at any time outstanding;

(vi) (A) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Effective Date, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary in a Permitted Acquisition after the Effective Date; provided that such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired, and (B) Refinancing Indebtedness in respect of Indebtedness assumed pursuant to clause (A) above; provided further that the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $2,500,000 at any time outstanding;

(vii) other unsecured Indebtedness in an aggregate principal amount not exceeding $10,000,000 at any time outstanding; provided that no Indebtedness shall be permitted to be incurred under this Section 6.01(a)(vii) in conjunction with the incurrence of any Indebtedness under Section 6.01(a)(xiv);

(viii) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

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(ix) Indebtedness of the Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness), in each case provided in the ordinary course of business;

(x) Indebtedness in respect of Hedging Agreements permitted by Section 6.07;

(xi) Indebtedness owed in respect of any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, netting services and related liabilities, in each case, in the ordinary course of business;

(xii) Indebtedness of the Borrower or any Subsidiary in the form of purchase price adjustments, earn outs, non-competition agreements or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisition or other Investment permitted under Section 6.04;

(xiii) Indebtedness consisting of the financing of insurance premiums or take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xiv) Indebtedness of any Loan Party in an aggregate principal amount not exceeding, together with any outstanding Specified Refinancing Debt incurred pursuant to Section 2.20, $125,000,000 at any time outstanding; provided that (A) no such Indebtedness shall (x) have a scheduled final maturity prior to the date that is 91 days after the Latest Maturity Date, (y) have a Weighted Average Life to Maturity that is less than 91 days longer than the Weighted Average Life to Maturity of the Term Loans or (z) be subject to any mandatory redemption or prepayment provisions or rights (except customary asset sale or change of control provisions); (B) no Person shall provide a Guarantee of such Indebtedness unless such Person also Guarantees the Obligations; (C) no Default shall have occurred and be continuing or would result therefrom; and (D) the terms of such Indebtedness (including pricing, covenants, events of default, remedies, redemption provisions and change of control provisions) shall be satisfactory to the Required Lenders;

(xv) Indebtedness incurred by any Loan Party or Subsidiary in a Permitted Acquisition, any other investment expressly permitted hereunder or any disposition, sale or transfer, in each case to the extent constituting customary indemnification obligations;

(xvi) Indebtedness in respect of letters of credit in an aggregate outstanding amount not to exceed $1,500,000 at any time; and

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(xvii) Indebtedness representing deferred compensation to employees of the Loan Parties and their respective Subsidiaries incurred in the ordinary course of business.

(b) The Borrower will not, nor will it permit any Subsidiary to, issue any Disqualified Equity Interests.

SECTION 6.02. Liens. (a) The Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i) Liens created under the Loan Documents and any Liens on cash or deposits granted in favor of any Issuing Bank to cash collateralize any Defaulting Lender’s participation in Letters of Credit as contemplated by this Agreement;

(ii) Permitted Encumbrances;

(iii) any Lien on any asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (A) such Lien shall not apply to any other asset of the Borrower or any Subsidiary and (B) such Lien shall secure only those obligations that it secures on the date hereof and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals, replacements and refinancings does not exceed the principal amount of the obligations being extended, renewed, replaced or refinanced or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(a)(ii) as Refinancing Indebtedness in respect thereof;

(iv) any Lien existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Effective Date and prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), (B) such Lien shall not apply to any other asset of the Borrower or any Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated) and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(a)(vi) as Refinancing Indebtedness in respect thereof;

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(v) Liens on fixed or capital assets acquired, constructed or improved (including any such assets made the subject of a Capital Lease Obligation incurred) by the Borrower or any Subsidiary; provided that (A) such Liens secure Indebtedness incurred to finance such acquisition, construction or improvement and are permitted by clause (v)(A) of Section 6.01(a), or any Refinancing Indebtedness in respect thereof permitted by clause (v)(B) of Section 6.01(a), and obligations relating thereto not constituting Indebtedness, (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement (provided that this clause (B) shall not apply to any Refinancing Indebtedness permitted by clause (v)(B) of Section 6.01(a) or any Lien securing such Refinancing Indebtedness) and (C) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary;

(vi) (i) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof or (ii) Liens arising on property or assets subject to sales or dispositions permitted pursuant to Section 6.05 pending the consummation of such sale or disposition;

(vii) in the case of (A) any Subsidiary that is not a wholly owned Subsidiary or (B) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(viii) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted hereunder;

(ix) Liens granted by a Subsidiary that is not a Loan Party in respect of Indebtedness permitted to be incurred by such Subsidiary under Section 6.01;

(x) Liens on insurance policies and the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect thereto under Section 6.01(a)(xiii);

(xi) Liens not otherwise permitted by this Section to the extent that neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds $5,000,000 at any time outstanding;

(xii) Liens on the Collateral securing obligations in respect of Indebtedness incurred under Section 6.01(a)(xiv); provided that such Liens shall be

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subordinated to the Liens securing the Obligations pursuant to an intercreditor agreement in form and substance satisfactory to the Required Lenders;

(xiii) purported Liens evidenced by the filing of precautionary UCC financing statements or similar precautionary public filings;

(xiv) ground leases in respect of real property on which facilities owned or leased by any Loan Party or any Subsidiary are located;

(xv) deposits of cash with the owner or lessor of premises leased and operated by any Loan Party or any Subsidiary in the ordinary course of business of such Loan Party or such Subsidiary to secure the performance of such Loan Party’s or such Subsidiary’s obligations under the terms of the lease for such premises in an aggregate amount not exceeding $2,000,000 at any time outstanding; and

(xvi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business.

SECTION 6.03. Fundamental Changes. (a) The Borrower will not, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Person (other than the Borrower) may merge into or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary and, if any party to such merger or consolidation is a Subsidiary Loan Party, is a Subsidiary Loan Party, (iii) any Subsidiary may merge into or consolidate with any Person (other than the Borrower) in a transaction permitted under Section 6.05 in which, after giving effect to such transaction, the surviving entity is not a Subsidiary and (iv) any Subsidiary may liquidate or dissolve if in connection with such liquidation or dissolution, substantially all the assets of such Subsidiary are transferred to a Loan Party (to the extent such Subsidiary being liquidated or dissolved is a Subsidiary Loan Party); provided that any such merger or consolidation involving a Person that is not a wholly owned Subsidiary immediately prior to such merger or consolidation shall not be permitted unless it is also permitted by Section 6.04.

(b) The Borrower will not, and the Borrower will not permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the date hereof and businesses reasonably related or complementary thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger or consolidation with any Person that was not a wholly owned Subsidiary prior to such merger or consolidation) any Equity

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Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) Permitted Acquisitions; provided that the aggregate purchase price, which shall be deemed to include (i) any amounts actually paid pursuant to any post-closing payment adjustments, earn outs or non-compete payments and (ii) the principal amount of Indebtedness that is assumed pursuant to Section 6.01(a)(vi) in connection with such Permitted Acquisition, shall not exceed $30,000,000 in any fiscal year and $60,000,000 in the aggregate; provided further that, notwithstanding anything to the contrary in clause (b) of the definition of “Permitted Acquisition”, the Borrower shall be permitted to make Permitted Acquisitions under this clause (b) without satisfying clause (b) of the definition of “Permitted Acquisition” if such Permitted Acquisition is otherwise permitted to be made under this clause (b); provided further that the aggregate purchase price of such Permitted Acquisitions made in reliance on the preceding proviso (including all amounts of the types described in clauses (i) and (ii) of the second preceding proviso) shall not exceed $10,000,000 in any fiscal year and $25,000,000 in the aggregate;

(c) (i) investments existing on the date hereof in the Subsidiaries and (ii) other investments existing on the date hereof and set forth on Schedule 6.04;

(d) investments by the Borrower and the Subsidiaries in Equity Interests of their respective Subsidiaries; provided that (i) such Subsidiaries are Subsidiaries prior to any such investments and any such Equity Interests held by a Loan Party shall be pledged in accordance with the requirements of the definition of the term “Collateral and Guarantee Requirement”, (ii) the aggregate amount of such investments made by Loan Parties in Subsidiaries that are not Loan Parties (excluding all such investments existing on the date hereof and permitted by clause (c) above) (together with outstanding intercompany loans permitted under subclause (ii) of the proviso to clause (e) of this Section and outstanding Guarantees permitted under the proviso to clause (f) of this Section) shall not exceed $10,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs) and (iii) in the case of any investment made by a Loan Party in a Subsidiary that is not a Loan Party, at the time any such investment is made no Default or Event of Default shall have occurred and be continuing or result therefrom;

(e) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a

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promissory note pledged pursuant to the Collateral Agreement, (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (together with investments permitted under subclause (ii) of the proviso to clause (d) of this Section and outstanding Guarantees permitted under the proviso to clause (f) of this Section) shall not exceed $10,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs) and (iii) in the case of any loan or advance made by a Loan Party in a Subsidiary that is not a Loan Party, at the time any such loan or advance is made no Default or Event of Default shall have occurred and be continuing or result therefrom;

(f) Guarantees of Indebtedness that is permitted under Section 6.01 of the Borrower or any Subsidiary (including any such Guarantees arising as a result of any such Person being a joint and several co-applicant with respect to any letter of credit or letter of guaranty); provided that (i) the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (together with investments permitted under subclause (ii) of the proviso to clause (d) of this Section and intercompany loans permitted under subclause (ii) to the proviso to clause (e) of this Section) shall not exceed $10,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs) and (ii) in the case of any Guarantee made by a Loan Party of Indebtedness owing by a Subsidiary that is not a Loan Party, at the time any such Guarantee is made no Default or Event of Default shall have occurred and be continuing or result therefrom;

(g) loans or advances to employees of the Borrower or any Subsidiary made in the ordinary course of business of the Borrower or such Subsidiary, as applicable, not exceeding $1,000,000 in the aggregate outstanding at any time (determined without regard to any write-downs or write-offs of such loans or advances);

(h) payroll, travel, entertainment, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses of the Borrower or any Subsidiary for accounting purposes and that are made in the ordinary course of business;

(i) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(j) investments in the form of Hedging Agreements permitted by Section 6.07;

(k) investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Borrower or any Subsidiary so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

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(l) investments resulting from pledges or deposits described in clause (c) or (d) of the definition of the term “Permitted Encumbrance”;

(m) investments made as a result of the receipt of noncash consideration from a sale, transfer, lease or other disposition of any asset in compliance with Section 6.05;

(n) investments that result solely from the receipt by the Borrower or any Subsidiary from any of its subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof);

(o) receivables or other trade payables owing to the Borrower or a Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Borrower or any Subsidiary deems reasonable under the circumstances;

(p) mergers and consolidations permitted under Section 6.03 that do not involve any Person other than the Borrower and Subsidiaries that are wholly owned Subsidiaries;

(q) other investments, loans and advances by the Borrower or any Subsidiary in an aggregate amount, as valued at cost at the time each such investment, loan or advance is made and including all related commitments for future investments, loans or advances (and the principal amount of any Indebtedness that is assumed or otherwise incurred in connection with such investment, loan or advance), not exceeding $7,500,000 in the aggregate for all such investments made or committed to be made from and after the Effective Date plus an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such investments (which amount shall not exceed the amount of such investment valued at cost at the time such investment was made); and

(r) investments and other transactions pursuant to the Merger Agreement.

SECTION 6.05. Asset Sales. The Borrower will not, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than issuing Equity Interests to the Borrower or another Subsidiary in compliance with Section 6.04(d) and other than issuing directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law), except:

(a) sales, transfers, leases and other dispositions of (i) inventory, (ii) used, surplus, obsolete or outmoded machinery or equipment, and (iii) cash and Permitted Investments, in each case in the ordinary course of business;

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(b) sales, transfers, leases and other dispositions to the Borrower or a Subsidiary; provided that any such sales, transfers, leases or other dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Sections 6.04 and 6.09;

(c) sales, transfers and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business consistent with past practice and not as part of any accounts receivables financing transaction;

(d) sales, transfers, leases and other dispositions of assets to the extent that such assets constitute an investment permitted by clause (i), (k) or (m) of Section 6.04 or another asset received as consideration for the disposition of any asset permitted by this Section (in each case, other than Equity Interests in a Subsidiary, unless all Equity Interests in such Subsidiary (other than directors’ qualifying shares) are sold);

(e) sale and leaseback transactions permitted by Section 6.06;

(f) leases or subleases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Subsidiary;

(g) the elimination or forgiving of intercompany balances in connection with intercompany restructurings (including dissolutions, liquidations and mergers) between or among the Borrower and the Subsidiary Loan Parties;

(h) the sale, transfer or other disposition of patents, trademarks, copyrights and other intellectual property (i) in the ordinary course of business, including pursuant to non-exclusive licenses of intellectual property, to the extent that they do not materially interfere with the business of the Borrower or any Subsidiary or (ii) which, in the reasonable judgment of the Borrower or any Subsidiary, are determined to be uneconomical, negligible or obsolete in the conduct of business;

(i) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of any of the Borrower or any Subsidiary;

(j) dispositions of assets to the extent that (i) such assets are exchanged for credit against the purchase price of similar replacement assets or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement assets;

(k) direct or indirect transfers or other dispositions by any Subsidiary of any foreign assets or the Equity Interests of a Foreign Subsidiary to any other Subsidiary Loan Party in connection with the consolidation of foreign operations of the Borrower and its Subsidiaries; and

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(l) sales, transfers, leases and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary (other than directors’ qualifying shares) are sold) that are not permitted by any other clause of this Section; provided that the aggregate fair value of all assets sold, transferred, leased or otherwise disposed of in reliance upon this clause (l) shall not exceed $10,000,000 during any fiscal year of the Borrower;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b)) shall be made for fair value and (other than those permitted by clause (b), (d), (h) or (i)) for at least 75% cash consideration payable at the time of such sale, transfer or other disposition.

SECTION 6.06. Sale and Leaseback Transactions. The Borrower will not, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 180 days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset; provided that, if such sale and leaseback results in a Capital Lease Obligation, such Capital Lease Obligation is permitted by Section 6.01(a)(v) and any Lien made the subject of such Capital Lease Obligation is permitted by Section 6.02(a)(v).

SECTION 6.07. Hedging Agreements. The Borrower will not, nor will it permit any Subsidiary to, enter into any Hedging Agreement, except Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or a Subsidiary is actually exposed in the conduct of its business or the management of its liabilities and not for speculative purposes.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) The Borrower will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(i) any Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests (or, if not ratably, on a basis more favorable to the Borrower and the Subsidiaries);

(ii) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in shares of Qualified Equity Interests;

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(iii) the Borrower may make Restricted Payments, not exceeding $1,000,000 during any fiscal year, pursuant to and in accordance with stock option plans or other equity or benefit plans for directors, officers or employees of the Borrower and the Subsidiaries;

(iv) the Borrower may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Borrower in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in the Borrower;

(v) the Borrower may repurchase Equity Interests upon the exercise of stock options, deferred stock units and restricted shares if such Equity Interests represent a portion of the exercise price of such stock options, deferred stock units or restricted shares;

(vi) concurrently with any issuance of Qualified Equity Interests, the Borrower may redeem, purchase or retire any Equity Interests of the Borrower using the proceeds of, or convert or exchange any Equity Interests of the Borrower for, such Qualified Equity Interests; and

(vii) the Borrower may declare and pay ordinary quarterly cash dividends with respect to shares of its common stock in an aggregate amount not to exceed, in any three-month measurement period contemplated by the definition of Quarterly Dividend Amount, the Quarterly Dividend Amount for such three-month period, so long as (A) no Default or Event of Default has occurred and is continuing or would result therefrom and (B) after giving effect to any such dividend, the Borrower will be in compliance, on a Pro Forma Basis, with the financial covenants set forth in Section 6.12 (as of the last day of the then most recently completed fiscal quarter of the Borrower for which financial statements were required to have been delivered pursuant to Section 5.01(a) or 5.01(b)) and Section 6.13 (as of the last day of the then most recently completed fiscal quarter of the Borrower) (it being agreed that the dividend in question giving rise to the requirement to be in such compliance with Section 6.12 shall not be included in clause (b)(iii) of the Fixed Charge Coverage Numerator if such clause (b)(iii) otherwise already includes four ordinary quarterly cash dividend payments); provided that, and without limiting the foregoing, from and after the date that is six months after the Effective Date, the Borrower will not be permitted to declare or pay any dividends under this clause (vii) if, after giving effect to such dividend, the Leverage Ratio is greater than 0.25x less than the maximum Leverage Ratio permitted pursuant to Section 6.13 for the last day of the then most recently completed fiscal quarter.

(b) The Borrower will not, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness that is unsecured, subordinated in right of payment to the Obligations, and/or secured on a junior priority basis relative to the Obligations by some or all of the

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Collateral, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any such Indebtedness, or any other payment (including any payment under any Hedging Agreement) that has a substantially similar effect to any of the foregoing, except:

(i) payments of Indebtedness created under this Agreement or any other Loan Document;

(ii) regularly scheduled interest and principal payments, as and when due in respect of any Indebtedness;

(iii) refinancings of Indebtedness with the proceeds of other Indebtedness permitted under Section 6.01;

(iv) payments of secured Indebtedness that becomes due as a result of (A) the voluntary sale or transfer of the assets securing such Indebtedness in transactions permitted hereunder or (B) any casualty or condemnation proceeding (including a disposition in lieu thereof) of any assets securing such Indebtedness;

(v) payments of or in respect of Indebtedness made solely with Equity Interests in the Borrower (other than Disqualified Equity Interests); and

(vi) payments of or in respect of Indebtedness incurred by any Subsidiary that is not a Loan Party.

SECTION 6.09. Transactions with Affiliates. The Borrower will not, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates (each of the foregoing, an “Affiliate Transaction”), if such Affiliate Transaction or any series of related Affiliate Transactions involves aggregate consideration or value in excess of $2,500,000, except (i) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than those that would prevail in an arm’s-length transaction with unrelated third parties, (ii) transactions between or among the Borrower and the Subsidiary Loan Parties not involving any other Affiliate, (iii) loans or advances to employees permitted under Section 6.04(g), (iv) payroll, travel and similar advances to cover matters permitted under Section 6.04(h), (v) the payment of reasonable fees to directors of the Borrower or any Subsidiary who are not employees of the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or the Subsidiaries in the ordinary course of business, (vi) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans, (vii) employment and severance arrangements entered into in the ordinary course of business between the Borrower or any Subsidiary and any employee thereof and

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approved by the Borrower’s board of directors, and (viii) any Restricted Payment permitted by Section 6.08.

SECTION 6.10. Restrictive Agreements. The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure the Obligations or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by this Agreement or any other Loan Document, (B) in the case of any Subsidiary that is not a wholly owned Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreements; provided that such restrictions and conditions apply only to such Subsidiary and to the Equity Interests of such Subsidiary, (C) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets of the Borrower or any Subsidiary, in each case pending such sale; provided that such restrictions and conditions apply only to such Subsidiary or the assets that are to be sold and, in each case, such sale is permitted hereunder, and (D) restrictions and conditions existing on the date hereof and identified on Schedule 6.10 (or any extension or renewal of, or any amendment, modification or replacement not expanding the scope of, any such restriction or condition); (ii) clause (a) of the foregoing shall not apply to (A) restrictions and conditions imposed by any agreement relating to secured Indebtedness permitted by clause (v) or (vi) of Section 6.01(a) if such restrictions and conditions apply only to the assets securing such Indebtedness and (B) customary provisions in leases and other agreements restricting the assignment thereof; and (iii) clause (b) of the foregoing shall not apply to restrictions and conditions imposed by any agreement relating to Indebtedness of any Subsidiary in existence at the time such Subsidiary became a Subsidiary and otherwise permitted by clause (vi) of Section 6.01(a) if such restrictions and conditions apply only to such Subsidiary.

SECTION 6.11. Amendment of Material Documents. The Borrower will not, nor will it permit any Subsidiary to, amend, modify, waive, terminate or release (a) its certificate of incorporation, bylaws or other organizational documents or (b) any agreement or instrument governing or evidencing any Material Indebtedness, in each case if the effect of such amendment, modification, waiver, termination or release would be adverse in any material respect to the Borrower, any Subsidiary or to the Lenders.

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SECTION 6.12. Fixed Charge Coverage Ratio. The Borrower will not permit the ratio of (a) the Fixed Charge Coverage Numerator to (b) the Fixed Charge Coverage Denominator (the “Fixed Charge Coverage Ratio”), in each case for any period of four consecutive fiscal quarters of the Borrower ending on the last day of any fiscal quarter of the Borrower, commencing with the period ending April 30, 2016, to be less than 1.25 to 1.00; provided that for purposes of calculating the Fixed Charge Coverage Ratio, ordinary quarterly cash dividends paid by the Borrower during the applicable period of four fiscal quarters will not be deducted in the calculation of the “Fixed Charge Coverage Numerator” for such period if the Borrower holds at least $50,000,000 in Available Cash as of the last day of such period (determined after taking a deduction from any such Available Cash so held for any such dividends declared and not yet paid as of such last day).

SECTION 6.13. Leverage Ratio. The Borrower will not permit the Leverage Ratio, calculated as of the last day of any fiscal quarter of the Borrower, commencing with the fiscal quarter of the Borrower ending April 30, 2016, to exceed the ratio set forth below opposite the period during which such last day occurs:

Period	Ratio

Effective Date through April 30, 2016	4.00 to 1.00

May 1, 2016 through July 31, 2016	3.75 to 1.00

August 1, 2016 through October 31, 2016	3.50 to 1.00

November 1, 2016 through April 30, 2017	3.00 to 1.00

May 1, 2017 through July 31, 2017	2.75 to 1.00

August 1, 2017 and thereafter	2.50 to 1.00

SECTION 6.14. Changes in Fiscal Periods. The Borrower will neither (a) permit its fiscal year or the fiscal year of any Subsidiary to end on a day other than July 31, nor (b) change its method of determining fiscal quarters.

ARTICLE VII

Events of Default

If any of the following events (each such event, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the

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same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation, warranty or certification made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) The Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the existence of the Borrower), 5.11 or 5.15 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of a Loan Party becomes aware of such failure and (y) receipt of written notice thereof from the Administrative Agent to the Borrower;

(f) The Borrower or any Subsidiary shall fail to make any payment (whether of principal, interest, premium or otherwise and regardless of amount) in respect of any Material Indebtedness (other than the Loan Document Obligations), when and as the same shall become due and payable (after giving effect to any applicable grace period in respect of such failure under the documentation representing such Material Indebtedness);

(g) any event or condition occurs that results in any Material Indebtedness becoming due or being terminated or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity or that enables or permits (with all applicable grace periods in respect of such event or condition under the documentation representing such Material Indebtedness having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement the applicable counterparty, to cause any Material Indebtedness to become due, or to terminate or require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) any

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secured Indebtedness that becomes due as a result of the voluntary sale, transfer or other disposition of the assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (ii) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01 or (iii) the 7.75% Convertible Notes becoming due or required to be redeemed on the 7.75% Convertible Notes Redemption Date in the manner contemplated by Section 5.15;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted under Section 6.03(a)(iv)), reorganization or other relief under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the board of directors (or similar governing body) of the Borrower or any Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (i) or in clause (h) of this Article;

(j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 (other than any such judgment covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing to a financially sound insurer and liability therefor has not been denied by the insurer) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

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(l) one or more judgments for injunctive relief shall be rendered against the Borrower, any Subsidiary or any combination thereof that, in the opinion of the Administrative Agent, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(m) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $10,000,000;

(n) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Document, except as a result of (i) the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) the release thereof as provided in Section 9.14 or (iii) the Administrative Agent’s failure to (A) maintain possession of any stock or other equity certificate, promissory note or other instrument delivered to it under the Collateral Agreement or (B) file Uniform Commercial Code continuation statements;

(o) any Guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except as a result of the release thereof as provided in the applicable Loan Document or Section 9.14;

(p) a Change in Control shall occur; or

(q) any Loan Party shall fail (i) to execute and deliver any amendment to any Loan Document or to pay any additional upfront fees, in each case, required to be executed or paid by a Loan Party pursuant to (x) the penultimate paragraph of Section 3 of the Fee Letter or (y) that certain Letter Agreement dated as of February 23, 2016, by and among the Borrower and the Arrangers, or (ii) to perform or observe any agreement or covenant in Section 1 of such Letter Agreement;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at such time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall become due and payable

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immediately and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.04(i), in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall immediately and automatically become due and payable and the deposit of such cash collateral in respect of LC Exposure shall immediately and automatically become due, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent and collateral agent under the Loan Documents and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. It is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any

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discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to this Agreement or any other Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own bad faith, gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in this Agreement or any other Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in this Agreement or any other Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.

The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written

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confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with bad faith, gross negligence or willful misconduct in the selection of such sub-agents.

Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor that is an Eligible Successor Agent. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, in consultation with the Borrower, on behalf of the Lenders and the Issuing Banks, appoint a successor that is an Eligible Successor Agent, until such time, if any, as the Required Lenders appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the

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date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, this Agreement and each other Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

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Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.08 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition.

In furtherance of the foregoing and not in limitation thereof, no Hedging Agreement the obligations under which constitute Secured Hedging Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement or any other Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Hedging Agreement shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(a)(v). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

In case of the pendency of any proceeding with respect to any Loan Party under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

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(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.11, 2.12, 2.14, 2.15, 2.16 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).

Notwithstanding anything herein to the contrary, no Arranger or any Person named on the cover page of this Agreement as a Syndication Agent shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities provided for hereunder.

The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary shall have any rights as a third party beneficiary of any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i) if to the Borrower, to it at:

Comtech Telecommunications Corp.

68 South Service Road, Suite 230

Melville, New York 11747

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Attention:	Chief Financial Officer
Telecopy:	631-962-7001

With a copy to:

Proskauer Rose LLP

Eleven Times Square

1585 Broadway

New York, NY 10036-8299

Attention:	Robert A. Cantone, Esq.
Telecopy:	212-969-2900

(ii) if to the Administrative Agent, to it at:

Citibank, N.A.

730 Veterans Memorial Highway

Hauppauge, New York 11788

Attention:	Relationship Officer – Comtech Telecommunications Corp.
Telecopy:	631-265-4888

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With a copy to:

Citibank, N.A.

730 Veterans Memorial Highway

Hauppauge, New York 11788

Attention:	Loan Service Specialist – Comtech Telecommunications Corp.
Telecopy:	631-265-4888

(iii) if to any Issuing Bank, to it at its address (or fax number) most recently specified by it in a notice delivered to the Administrative Agent and the Borrower (or, in the absence of any such notice, to the address (or fax number) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof); and

(iv) if to any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) of this Section, shall be effective as provided in such paragraph.

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or any Issuing Bank if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications or may be rescinded by any such Person by notice to each other such Person.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment) and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore;

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provided that, for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform. The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications by posting such Communication on Debt Domain, IntraLinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. Neither the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, as to the adequacy of the Platform and each such Person expressly disclaims any liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender, any Issuing Bank or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise), arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through the Platform except to the extent such damages, losses or expenses have resulted from the gross negligence or willful misconduct of such Person.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

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(b) Except as otherwise provided for in this Section 9.02, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender (or reinstate any Commitment previously terminated by the Borrower in accordance with the terms hereof) without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder (in each case, other than as a result of any change in the definition of the term “Leverage Ratio” or in any component thereof), in each case without the written consent of each Lender affected thereby, (iii) postpone the scheduled maturity date of any Loan, or the date of any scheduled payment of the principal amount of any Term Loan under Section 2.09, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or 2.17(c) (or any other provision hereof which would have the effect of changing the provisions of Section 2.17(b) or Section 2.17(c)) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender adversely affected thereby, (v) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of this Agreement or any other Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or otherwise modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as applicable); provided that, with the consent of the Required Lenders, the provisions of this Section and the definition of the term “Required Lenders” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing Classes of Loans or Lenders, (vi) release or otherwise limit all or substantially all of the value of the Guarantees provided by the Subsidiary Loan Parties (including, in each case, by limiting liability in respect thereof) under the Collateral Agreement, in each case without the written consent of each Lender (except as expressly provided in Section 9.14 or the Collateral Agreement (including any such release by the Administrative Agent in connection with any sale or other disposition of any Subsidiary upon the exercise of remedies under the Security Documents)), (vii) release all or substantially all the Collateral from the Liens of the Security Documents without the written consent of each Lender (except as expressly provided in Section 9.14 or the applicable Security Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Security Documents)), (viii) change any provisions of this Agreement or any other Loan Document in a manner that by its terms adversely affects the rights in respect of

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payments due to, or the Collateral of, Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class, (ix) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(e) without the written consent of such SPV or (x) impose any additional restrictions on a Lender’s ability to assign any of its rights or obligations hereunder without the written consent of such Lender; provided further that (A) no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent or any Issuing Bank without the prior written consent of the Administrative Agent or such Issuing Bank, as applicable and (B) any waiver, amendment or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding any of the foregoing, (1) no consent with respect to any waiver, amendment or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any waiver, amendment or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such waiver, amendment or other modification and (2) no agreement referred to in the immediately preceding sentence shall waive any condition set forth in Section 4.02 without the written consent of the Majority in Interest of the Revolving Lenders (it being understood and agreed that any amendment or waiver of, or any consent with respect to, any provision of this Agreement (other than any waiver expressly relating to Section 4.02) or any other Loan Document, including any amendment of an affirmative or negative covenant set forth herein or in any other Loan Document or any waiver of a Default or an Event of Default, shall not be deemed to be a waiver of any condition set forth in Section 4.02).

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (v), (viii) or (x) of paragraph (b) of this Section, the consent of a Majority in Interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a

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Revolving Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b), (iv) such assignment does not conflict with applicable law and (v) the assignee shall have given its consent to such Proposed Change and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, such Proposed Change can be effected.

(d) Notwithstanding anything herein to the contrary, the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth in this Agreement, the Collateral Agreement or any other Security Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement”.

(e) Notwithstanding anything in this Section 9.02 to the contrary, the Administrative Agent shall be permitted to amend any provision of any Loan Document (i) in order to reflect the appointment of any additional issuing bank contemplated by clause (B) of the last sentence of Section 2.04(b) or (ii) in any manner not adverse to any Lender during or in connection with the primary syndication of the credit facilities provided for herein, and, in each case, such amendment shall become effective without any further consultation with or action or consent of any other party to any Loan Document; provided that the Borrower’s consent shall be required for such amendments (such consent not to be unreasonably withheld).

(f) Notwithstanding anything in this Section 9.02 to the contrary, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature in any provision of any Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision and any such amendments shall become effective without any further consultation with or action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt thereof.

(g) Notwithstanding anything to the contrary contained in this Section 9.02, the Borrower, the Administrative Agent and each Lender agreeing pursuant to the terms thereof to provide any Specified Refinancing Debt in accordance with the provisions of Section 2.20 may enter into a Refinancing Amendment without the consent of any other Person; provided that after execution and delivery thereof (and except as expressly provided otherwise therein), such Refinancing Amendment may thereafter only be modified in accordance with the requirements of this Section 9.02.

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SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, including the reasonable and documented out-of-pocket fees, charges, and disbursements of a single counsel for all of the foregoing, collectively (and of a single local counsel in each material jurisdiction), in connection with the credit facilities provided for herein, as well as the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents or any waiver, amendments or modifications of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Arrangers, any Issuing Bank or any Lender (including the reasonable and documented fees, charges and disbursements of a single counsel for all of the foregoing (and, solely in the case of an actual or potential conflict of interest, one additional counsel for each set of similarly affected Persons) and (x) of one regulatory or specialty counsel to the foregoing with respect to any material regulatory and/or specialty areas and (y) of one local counsel to the foregoing in each material jurisdiction), in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, the Syndication Agent, each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel but limited, in the case of legal fees and expenses, to one counsel to such Indemnitees, taken as a whole, and, solely in the case of an actual or potential conflict of interest, one additional counsel to each set of similarly affected Indemnitees, taken as a whole (and, if reasonably necessary, (x) of one regulatory or specialty counsel with respect to any material regulatory and/or specialty areas and (y) of one local counsel in any material jurisdiction to all such Persons, taken as a whole and, solely in the case of any such actual or potential conflict of interest, one additional counsel of the applicable type to each set of similarly affected Indemnitees)), that may be incurred by or asserted against any such Indemnitee arising out of, in connection with or as a result of (i) the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to this Agreement or the other Loan Documents of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit

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if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any Subsidiary, or any other Environmental Liability related in any way to the Borrower or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that the foregoing indemnity shall not, as to any Indemnitee, apply to any losses, claims, damages, penalties, liabilities or related expenses to the extent they (A) are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, willful misconduct or gross negligence of such Indemnitee, (B) result from a claim brought by the Borrower or any Subsidiary against such Indemnitee for material breach of such Indemnitee’s obligations under the Commitment Letter if the Borrower or such Subsidiary has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (C) result from a proceeding that does not involve an act or omission by the Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than a proceeding that is brought against the Administrative Agent or any Arranger in its capacity or in fulfilling its roles as an agent or arranger hereunder or any similar role with respect to the Indebtedness incurred or to be incurred hereunder). This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Borrower fails to indefeasibly pay any amount required to be paid by it under paragraph (a) or (b) of this Section to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing (and without limiting its obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank or such Related Party, as applicable, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood and agreed that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent (or such sub-agent) or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any Issuing Bank in connection with such capacity; provided further that, with respect to such unpaid amounts owed to any Issuing Bank in its capacity as such, or to any Related Party of any of the foregoing acting for any Issuing Bank in connection with such capacity, only the Revolving Lenders shall be required to pay such unpaid amounts. For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures, unused Revolving Commitments and, except for purposes of the second proviso of the immediately preceding sentence, the outstanding Term Loans and unused Term Commitments, in each case at that time. The obligations of the Lenders under this paragraph are subject to the last sentence of Section

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2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph).

(d) To the fullest extent permitted by applicable law, the Borrower shall not assert, or permit any of its Subsidiaries or Related Parties to assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) General. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment, delegation or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign, delegate or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Arranger, the Syndication Agent and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent, the Arranger, the Syndication Agent, any Issuing Bank and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign and delegate to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower; provided that no consent of the Borrower shall be required (1) for an assignment and delegation to a Lender, an Affiliate of a Lender or an Approved Fund and (2) if an Event of Default has occurred and is continuing, for any assignment and delegation; provided further that the Borrower shall be deemed to have consented to any such assignment and delegation unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof, (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment and delegation of all or any portion of a Term Loan to a

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Lender, an Affiliate of a Lender or an Approved Fund and (C) each Issuing Bank, in the case of any assignment and delegation of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its LC Exposure.

(ii) Assignments and delegations shall be subject to the following additional conditions: (A) except in the case of an assignment and delegation to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment and delegation of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment and delegation (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment and delegation or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment and delegation is delivered to the Administrative Agent) shall not be less than $1,000,000 or, in the case of Term Loans, $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing, (B) each partial assignment and delegation shall be made as an assignment and delegation of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment and delegation of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment and delegation shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that (1) only one such processing and recordation fee shall be payable in the event of simultaneous assignments and delegations from any Lender or its Approved Funds to one or more other Approved Funds of such Lender and (2) with respect to any assignment and delegation pursuant to Section 2.18(b) or 9.02(c), the parties hereto agree that such assignment and delegation may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto, and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.16(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned and delegated by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned and delegated by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of)

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Sections 2.14, 2.15, 2.16 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment, delegation or other transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, as to entries pertaining to it, any Issuing Bank or any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon receipt by the Administrative Agent of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.16(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii) of this Section and any written consent to such assignment and delegation required by paragraph (b)(i) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt of) any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment or delegation shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph and, following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and

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Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(vi) The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as applicable, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar State laws based on the Uniform Electronic Transactions Act.

(c) Participations. Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more Eligible Assignees (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans of any Class); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood and agreed that the documentation required under Section 2.16(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment and delegation pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant

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and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Certain Pledges. Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign and delegate all or a portion of its interests in any

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Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in this Agreement and the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Arranger, the Syndication Agent, any Issuing Bank, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time this Agreement or any other Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any LC Exposure is outstanding and so long as the Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.04(d) or 2.04(e). The provisions of Sections 2.14, 2.15, 2.16, 2.17(e) and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment or prepayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous

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agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under the commitment letter in respect of the credit facilities set forth herein and any related commitment advices submitted by the Lenders (but do not supersede any other provisions of such commitment letter or any related fee letters that do not, by the terms of such documents, terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto as of the date hereof, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any of and all the Obligations then due of the Borrower now or hereafter existing under this Agreement held by such Lender, such Issuing Bank or any such Affiliates, irrespective of whether or not such Lender, such Issuing Bank or any such Affiliate shall have made any demand under this Agreement and although such obligations of the Borrower are owed to a branch or office of such Lender, such Issuing Bank or any such Affiliate different from the branch or office holding such deposit or obligated on such Indebtedness. Each Lender and each Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank and any such Affiliate may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed

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in accordance with, the law of the State of New York; provided, however, that (i) the interpretation of “Company Material Adverse Effect” (and whether or not a Company Material Adverse Effect has occurred), (ii) the determination of the accuracy of any Acquired Business Representation and whether as a result of any inaccuracy thereof the Borrower has the right (without regard to any notice requirement) to terminate its obligations (or refuse to consummate the Acquisition) under the Merger Agreement and (iii) the determination of whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement (in each case without regard to the principles of conflicts of laws thereof, to the extent the same are not mandatorily applicable by statute and would require or permit the application of the law of another jurisdiction), in each case, shall be governed by, and construed in accordance with, the laws of the State of Maryland.

(b) The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Bank or any Related Party of any of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of such courts and agrees that all claims in respect of any action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each party hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action, litigation or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action, litigation or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY

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APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood and agreed that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any Hedging Agreement relating to the Borrower or any Subsidiary and its obligations hereunder or under any other Loan Document, in each case if such Person agrees to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Issuing Bank or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than the Borrower; provided that, in the case of clause (c) above, the party disclosing such information shall provide to the Borrower prior written notice of such disclosure to the extent permitted by applicable law (and to

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the extent commercially feasible under the circumstances) and shall cooperate with the Borrower, at the Borrower’s sole expense, in obtaining a protective order for, or other confidential treatment of, such disclosure, in each case at the Borrower’s sole expense. For purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or any Subsidiary or their businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, but in no event less than a commercially reasonable degree of care.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any LC Disbursement, together with all fees, charges and other amounts that are treated as interest on such Loan or LC Disbursement or participation therein under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender or Issuing Bank holding such Loan or LC Disbursement or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or LC Disbursement or participation therein but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender or Issuing Bank in respect of other Loans or LC Disbursement or participation therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender or Issuing Bank.

SECTION 9.14. Release of Liens and Guarantees. Subject to the reinstatement provisions set forth in the Collateral Agreement, a Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale or other transfer by any Loan Party (other than to the Borrower or any other Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to

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this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent. Each of the Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to effect the releases set forth in this Section.

SECTION 9.15. USA PATRIOT Act Notice. Each Lender, each Issuing Bank and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender, such Issuing Bank or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act, and each Loan Party agrees to provide such information from time to time to such Lender, such Issuing Bank and the Administrative Agent, as applicable. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective for each Lender, each Issuing Bank and the Administrative Agent.

SECTION 9.16. No Fiduciary Relationship. The Borrower, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the Subsidiaries and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower, the Subsidiaries and their respective Affiliates, and none of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or any of their respective Affiliates has any obligation to disclose any of such interests to the Borrower, the Subsidiaries or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it or any of its Affiliates may have against the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or any of their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.17. Non-Public Information. (a) Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, State

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and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, State and foreign securities laws.

(b) The Borrower and each Lender acknowledge that, if information furnished by the Borrower pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through the Platform, (i) the Administrative Agent may post any information that the Borrower has indicated as containing MNPI solely on that portion of the Platform as is designated for Private Side Lender Representatives and (ii) if the Borrower has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform as is designated for Private Side Lender Representatives. The Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by the Borrower without liability or responsibility for the independent verification thereof.

SECTION 9.18. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(A) a reduction in full or in part or cancellation of any such liability;

(B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

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(C) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

(c) The following terms shall for purposes of this Section have the meanings set forth below:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of such EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMTECH TELECOMMUNICATIONS CORP.,

by
/s/ Michael D. Porcelain
Name: Michael D. Porcelain
Title: Senior Vice President and Chief Financial Officer

[Signature Page to Credit Agreement]

CITIBANK, N.A., individually as a Lender, and as the Administrative Agent and as the Issuing Bank,

by
/s/ Stuart N. Berman
Name: Stuart N. Berman
Title: Authorized Signatory

[Signature Page to Credit Agreement]

MANUFACTURERS AND TRADERS TRUST COMPANY, individually as a Lender and as Syndication Agent

By	/s/ William Terraglio
Name: William Terraglio
Title: Vice President

[Signature Page to Credit Agreement]

SANTANDER BANK, N.A.,

By	/s/ Kristen Burke
Name: Kristen Burke
Title: Senior Vice President

[Signature Page to Credit Agreement]

BANK LEUMI USA,

By	/s/ Martin Paniagua
Name: Martin Paniagua
Title: Vice President

For any Lender requiring a second signature block:

By	/s/ Peter J. Dawson
Name: Peter J. Dawson
Title: First Senior Vice President

[Signature Page to Credit Agreement]

NEW YORK COMMERCIAL BANK,

By	/s/ James Drum
Name: James Drum
Title: Vice President

[Signature Page to Credit Agreement]

SIGNATURE BANK,

By	/s/ Richard Ohl
Name: Richard Ohl
Title: Vice President

[Signature Page to Credit Agreement]

TD BANK, N.A.,

By	/s/ Alison Amarando-Kilmurray
Name: Alison Amarando-Kilmurray
Title: Vice President

[Signature Page to Credit Agreement]

ISRAEL DISCOUNT BANK OF NEW YORK

By	/s/ Marc Einerman
Name: Marc Einerman
Title: First Vice President

For any Lender requiring a second signature block:

By	/s/ Peter Clemente
Name: Peter Clemente
Title: Senior Vice President

[Signature Page to Credit Agreement]

CREDIT AGREEMENT

SCHEDULE 1.01

Existing Letters of Credit

Standby Letters of Credit

LC #	Applicant	Beneficiary	Address	Amount	Expiration

63660697	Comtech Mobile Datacom Corporation	Beneficiary 1		$200,000.00	Mar. 31, 2018
63662327	Memotec, Inc.	Beneficiary 2		$67,642.50	Sep. 30, 2016
63660295	Comtech EF Data Corp.	Beneficiary 3		$19,250.00	Apr. 30, 2016
63669874	Comtech EF Data Corp.	Beneficiary 4		$30,010.00	May 30, 2016
09642531	Comtech EF Data Corp.	Beneficiary 5		$50,000.00	Aug. 31, 2017
69601560	Comtech EF Data Corp.	Beneficiary 6		$17,000.00	May 1, 2018
69601760	Comtech EF Data Corp.	Beneficiary 7		$230,000.00	Jul. 30, 2018
69602645	Comtech EF Data Corp.	Beneficiary 8		$21,312.90	Jul. 1, 2017
69605123	Comtech EF Data Corp.	Beneficiary 9		$33,355.20	Oct. 31, 2017
69605488	Comtech PST Corp.	Beneficiary 10		$150,750.00	May 30, 2016
69605489	Comtech PST Corp.	Beneficiary 11		$133,631.00	Feb. 28, 2016
69605865	Comtech EF Data Corp.	Beneficiary 12		$6,978.60	Dec. 30, 2017
69605867	Comtech Systems, Inc.	Beneficiary 13		$450,000.00	Apr. 30, 2016
69606394	Comtech Systems, Inc.	Beneficiary 14		$126,348.49	Mar. 1, 2018
			Total	$1,536,278.69

SCHEDULE 1.02

Mortgaged Property

NONE

SCHEDULE 2.01

Commitments

Name of Lender	Term Commitment	Revolving Commitment

Citibank, N.A.	$79,687,500.00	$47,812,500.00
Manufacturers and Traders Trust Company	$79,687,500.00	$47,812,500.00
Santander Bank, N.A.	$18,750,000.00	$11,250,000.00
Bank Leumi USA	$15,625,000.00	$9,375,000.00
New York Commercial Bank	$15,625,000.00	$9,375,000.00
Signature Bank	$15,625,000.00	$9,375,000.00
TD Bank, N.A.	$15,625,000.00	$9,375,000.00
Israel Discount Bank of New York	$9,375,000.00	$5,625,000.00

Total:	$250,000,000.00	$150,000,000.00

SCHEDULE 3.05

Real Property

1.	Owned Real Property – None

2.	Leased Real Property

Tenant	Landlord	Address	City	State	Zip Code
Comtech Telecommunications Corp.	RXR Realty	68 South Service Road, Suite 230	Melville	NY	11747
Comtech Xicom Technology, Inc.	Mission West Properties L.P.	3550 Bassett Street	Santa Clara	CA	95054
Comtech Systems, Inc.	CLP Industrial Properties, LLC	2900 Titan Row, Suite 142	Orlando	FL	32809
Comtech Systems, Inc.	EastGroup Properties L.P.	212 Outlook Point Drive, Suite 100	Orlando	FL	32809
Comtech PST Corp.	TM Squared	105 Baylis Road	Melville	NY	11747
Comtech PST Corp.	Surrey Village Development Corp.	417 Boston St.	Topsfield	MA	01983
Comtech Mobile Datacom Corporation	FP Cloverleaf, LLC	20430 Century Boulevard	Germantown	MD	20874
Comtech EF Data Corp.	New Tower Trust Company	2114 West 7th Street	Tempe	AZ	85281
Comtech EF Data Corp.	Chamberlain Development, LLC	2105 W 5th Place	Tempe	AZ	85281
Comtech EF Data Corp.	Sea Shell Properties	510 South 52nd Street	Tempe	AZ	85281
Comtech EF Data Corp.	Sea Shell Properties	520 S. 52nd St. (Bldg 5)	Tempe	AZ	85281
Comtech EF Data Corp.	Bell Family Limited Partnership	2125 W 7th Street	Tempe	AZ	85281
Comtech EF Data Corp.	Cash Enterprises Ltd.	2126 W 7th Street	Tempe	AZ	85281
Comtech EF Data Corp.	MEPT Skyway Court LLC	3215 Skyway Court	Fremont	CA	94539
Comtech EF Data Corp.	Rhoads Center LLC	80 Rhoads Center Dr.	Centerville	OH	45458
Comtech EF Data Corp.	Clearwater Economic Development Association	1126 Alturas Drive	Moscow	ID	83843
Comtech EF Data Corp.	Arnold Phoenix Southbank, LLC	3138 E Elwood Street	Phoenix	AZ	85034
TeleCommunication Systems, Inc.	LNR Partners, LLC	275 West Street	Annapolis	MD	21401
TeleCommunication Systems, Inc.	ARI Central Management LP	2600 North Central Avenue	Phoenix	AZ	85004
TeleCommunication Systems, Inc.	TCAM Core Property Fund Operating LP	2401 Elliott Avenue	Seattle	WA	98101

TeleCommunication Systems, Inc.	Linden I, LLC	7333 Coppermine Drive	Manassas	VA	20109
TeleCommunication Systems, Inc.	Liberty Property Limited Partnership	206-234 Kelsey Lane	Tampa	FL	33619
TeleCommunication Systems, Inc.	Eagle AV Office	6A Liberty, Suite 200	Aliso Viejo	CA	92656
TeleCommunication Systems, Inc.	Ashton Road Investors, LLC	1333 Ashton Rd	Hanover	MD	21076
TeleCommunication Systems, Inc.	V.S. Properties	454 Satellite Blvd, STE 200	Suwanee	GA	30024
TeleCommunication Systems, Inc.	Durnford Enterprises	3 W. Garden Street, STE 600	Pensacola	FL	32502
TeleCommunication Systems, Inc.	The Irvine Company LLC	860 Hillview Court, SUITE 200	Milpitas	CA	95035
TeleCommunication Systems, Inc.	1016 Route 5 LLC	1016 US ROUTE 5	St. Johnsbury	VT	05819
TeleCommunication Systems, Inc.	Fuente, LLC	6690 Amador Plaza Drive, SUITE 200	Dublin	CA	94568
TeleCommunication Systems, Inc.	JG Heritage TBS Ltd	2211 E. Renner Rd, Suite 100	Richardson	TX	75082
TeleCommunication Systems, Inc.	Steven Bowerman	995 CR 3202	Campbell	TX	75422
TeleCommunication Systems, Inc.	Pointe South Real Estate	13587 Perdido Drive	Perdido Key	FL	32507
TeleCommunication Systems, Inc.	LBA-VIF ONE, LLC	19951 Mariner Drive, Suite 102 & 270	Torrance,	CA	90502
TeleCommunication Systems, Inc.	The Paragon LP	7100 E. Belleview Ave, Suite 110	Greenwood Village,	CO	80111
TeleCommunication Systems, Inc.	Regus	1915 NW Amber Glen Parkway, Suite 400	Beaverton,	OR	97006

SCHEDULE 3.14

Subsidiaries

Name of Entity	Loan Party (Y/N)	Owners of Shares/Interests and Percentages of Shares/Interests Owned	Restrictions on Shares

Comtech EF Data Corp.	Yes	Comtech Telecommunications Corp.; 100% of outstanding shares	None

Memotec, Inc.	No	Comtech EF Data Corp.; 100% of outstanding shares	None

Beijing Comtech EF Data Equipment Repair Service Co., Ltd	No	Comtech EF Data Corp.; 100% of outstanding interests	None

Comtech EF Data Pte. Ltd.	No	Comtech EF Data Corp.; 100% of outstanding shares	None

Comtech Xicom Technology, Inc	Yes	Comtech Telecommunications Corp.; 100% of outstanding shares	None

Comtech Xicom Technology Europe Limited	No	Comtech Xicom Technology, Inc.; 100% of outstanding shares	None

Comtech Systems, Inc.	Yes	Comtech Telecommunications Corp.; 100% of outstanding shares	None

Comtech PST Corp.	Yes	Comtech Telecommunications Corp.; 100% of outstanding shares	None

Comtech Mobile Datacom Corporation	Yes	Comtech Telecommunications Corp.; 100% of outstanding shares	None

Comtech Technologies	Yes	Comtech Telecommunications Corp., Comtech Mobile Datacom Corporation, Comtech EF Data Corp., Comtech Xicom Technology, Inc., Comtech Systems, Inc. and Comtech PST Corp.; 100% of partnership interests (owned in equal parts)	None

Angels Acquisition Corp.	Yes	Comtech Telecommunications Corp.; 100% of outstanding shares	None

ARMER Communications Engineering Services, Inc.	Yes	Comtech Telecommunications Corp.; 100% of outstanding shares	None

Comtech AeroAstro, Inc.	Yes	Comtech Telecommunications Corp.; 100% of outstanding shares	None

Comtech Antenna Systems, Inc.	Yes	Comtech Telecommunications Corp.; 100% of outstanding shares	None

Comtech Communications Corporation	Yes	Comtech Telecommunications Corp.; 100% of outstanding shares	None

Comtech Comstream, Inc.	Yes	Comtech Telecommunications Corp.; 100% of outstanding shares	None

Comtech Systems International, Inc.	Yes	Comtech Telecommunications Corp.; 100% of outstanding shares	None

Comtech Tolt Technologies, Inc.	Yes	Comtech Telecommunications Corp.; 100% of outstanding shares	None

Tiernan Radyne Comstream, Inc.	Yes	Comtech Telecommunications Corp.; 100% of outstanding shares	None

Comtech CPI Electron Devices Corp.	Yes	Comtech Telecommunications Corp.; 100% of outstanding shares	None

Comtech CPI Microwave Corp.	Yes	Comtech Telecommunications Corp.; 100% of outstanding shares	None

TeleCommunication Systems, Inc.	Yes	Comtech Telecommunications Corp.; 100% of outstanding shares	None

Networks In Motion, Inc.	Yes	TeleCommunication Systems, Inc.; 100% of outstanding shares	None

Solvern Innovations, Inc.	Yes	TeleCommunication Systems, Inc.; 100% of outstanding shares	None

microDATA, LLC	Yes	TeleCommunication Systems, Inc.; 100% of membership interests	None

microDATA GIS, Inc.	Yes	microDATA, LLC; 100% of outstanding shares	None

Maple Acquisition LLC	Yes	TeleCommunication Systems, Inc.; 100% of membership interests	None

NextGen Communications, Inc.	Yes	TeleCommunication Systems, Inc.; 100% of outstanding shares	None

NextGen Communications, Inc	Yes	TeleCommunication Systems, Inc.; 100% of outstanding shares	None

Olive Acquisition LLC	Yes	TeleCommunication Systems, Inc.; 100% of membership interests	None

Telmap B.V.	No	Olive Acquisition LLC; 100% of outstanding shares	None

Telmap Marketing B.V.	No	Telmap B.V.; 100% of outstanding shares	None

Telmap Ltd.[1]	No	Telmap B.V.; 100% of outstanding shares	None

1 This entity is in the process of being dissolved.

SCHEDULE 3.15

Insurance

[See attached]

SCHEDULE 6.01

Existing Indebtedness

1.	Cash Collateralized LCs with Santander Bank

LC #	Applicant	Beneficiary	Address	Amount	Expiration

7873	Comtech EF Data Corp.	Beneficiary 1		$50,397.67	May 15, 2016
8176	Comtech EF Data Corp.	Beneficiary 2		$14,235.80	January 31, 2017
			Total	$64,633.47

2.	M&T Lease

Lessee	Lessor	Type	Amount	Lease Date

TeleCommunication Systems, Inc.	M&T Credit Services, LLC	Master Equipment Lease	$9,700,132	December 10, 2007
		Total	$9,700,132

SCHEDULE 6.02

Existing Liens

1.	Judgments and State Tax Liens

Debtor	Jurisdiction	Scope of Search	Type	Secured Party	Filing Date	File Number	Collateral Description
Comtech PST Corp.	New York	Through 12/7/2015	Judgment	Joint Communication Technology Corp.	8/23/2001	Index No. 01-13913	Judgment in the amount of $23,270 owed to Joint Communication Technology Corp. of record with Suffolk County Clerk’s Office.
TeleCommunication Systems, Inc.	Colorado	Through 1/12/2016	State Tax Lien	Colorado Department of Labor and Employment	12/30/2015	D6004393	$898.11 lien filed by the Unemployment Insurance (UI) Program for nonpayment of UI premiums.

2.	Any liens created under or in connection with that certain Master Equipment Lease, dated as of December 10, 2007, among the Company and M&T Credit Services, LLC relating to the lease of certain personal property by the Company.

SCHEDULE 6.04

Existing Investments

1.	TeleCommunication Systems, Inc. owns 2,183 units of OBOR Holding Company, LLC.

2.	The Borrower and Subsidiaries own the Equity Interests set forth on Schedule 3.14.

SCHEDULE 6.10

Existing Restrictions

NONE

EXHIBIT A

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below).  Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement identified in paragraph 5 below, receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Guarantees and Letters of Credit included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the rights and obligations sold and assigned pursuant to clause (a) above, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: (the “Assignor”)

2.	Assignee: (the “Assignee”)

[and is a/an [Lender][Affiliate/Approved Fund of [Identify Lender]]]1

3.	Borrower: Comtech Telecommunications Corp., a Delaware corporation

4.	Administrative Agent: Citibank, N.A., as the Administrative Agent under the Credit Agreement

1    Select as applicable.

5.	Credit Agreement: The Credit Agreement dated as of February 23, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Comtech Telecommunications Corp., a Delaware corporation, the Lenders and Issuing Banks from time to time party thereto and Citibank, N.A., as Administrative Agent.

6.	Assigned Interest:[2]

Facility Assigned	Aggregate Amount of Commitments/ Loans of the applicable Class of all Lenders	Amount of the Commitments/ Loans of the applicable Class Assigned	Percentage Assigned of Aggregate Amount of Commitments/ Loans of the applicable Class of all Lenders[3]

Revolving Commitments/Loans	$	$		%

Term Commitments/Loans	$	$		%

[ ][4]	$	$		%

Effective Date:                                , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal, state and foreign securities laws.

2    Must comply with the minimum assignment amounts set forth in Section 9.04(b)(ii)(A) of the Credit Agreement, to the extent such minimum assignment amounts are applicable.

3    Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders of any Class, as applicable.

4    In the event Specified Refinancing Debt is established under Section 2.20 of the Credit Agreement, refer to the Class of such Loans or Commitments assigned.

The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], AS ASSIGNOR,

by

Name:
Title:

[NAME OF ASSIGNEE], as Assignee,

by

Name:
Title:

[Consented to and] Accepted:

CITIBANK, N.A., as Administrative Agent,

by

Name:
Title: Authorized Signatory[5]

[CITIBANK, N.A., as Issuing Bank,

by

Name:
Title: Authorized Signatory][6]

[Consented to:7

Comtech telecommunications corp.,

by

Name:
Title:]

5     No consent of the Administrative Agent is required for an assignment of any Term Commitment or Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

6     Consent of Issuing Bank is required only for assignments of Revolving Commitments or any Lender’s obligations in respect of its LC Exposure.

7     No consent of the Borrower is required (y) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (z) if an Event of Default has occurred and is continuing, for any assignment.

ANNEX 1 TO
ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1  Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, other than statements, representations and warranties made by it herein, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any Subsidiary or any Affiliate of the foregoing or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any Subsidiary or any Affiliate of the foregoing or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it is an Eligible Assignee, (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption, and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (iii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (v) it has received and had an opportunity to review a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof (or, prior to the delivery of any such financial statements, the financial statements referred to in Section 3.04 thereof), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Assignor, the Administrative Agent, any Arranger or any Lender, and (vi) if it is a Lender that is a U.S. Person, attached hereto is an executed original of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including Section 2.16(f) thereof), duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Assignor, the Administrative Agent, any Arranger or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it hereby appoints and authorizes the Administrative Agent to take such action and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this Assignment and Assumption directly between themselves.

3.  General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption, and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Assignment and Assumption, shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of laws principles.

EXHIBIT D

[FORM OF] PERFECTION CERTIFICATE

Reference is made to the Credit Agreement dated as of February 23, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Comtech Telecommunications Corp. (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Citibank, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).  Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Collateral Agreement referred to therein, as applicable.

The undersigned, a Responsible Officer of the Borrower, hereby certifies to the Administrative Agent and each other Secured Party as follows:

1.  Names.  (a)  The exact legal name of each Grantor, as such name appears in its respective certificate of formation or organization, is set forth on Schedule 1(a).8

(b)  Set forth on Schedule 1(b) is (i) each other legal name each Grantor has had in the past five years, together with the date of the relevant change and (ii) each other name (including trade names or similar appellations) used by each Grantor or any of its divisions or other business units in connection with the conduct of its business or the ownership of its properties at any time during the past five years.

(c)  Except as set forth on Schedule 1(c), no Grantor has changed its identity or corporate structure in any way within the past five years.  Changes in identity or corporate structure would include mergers, consolidations and acquisitions (including acquisitions of all or substantially all of the assets of another person), as well as any change in the form, nature or jurisdiction of organization.  If any such change has occurred, include in Schedule 1(c) the information required by Sections 1 and 2 of this certificate as to each acquiree or constituent party to a merger or consolidation.

(d)  Set forth on Schedule 1(d) is (i) the Organizational Identification Number, if any, issued by the jurisdiction of formation of each Grantor that is a registered organization and (ii) the Federal Taxpayer Identification Number of each Grantor.

2.  Current Locations.  (a)  The jurisdiction of formation or organization of each Grantor that is a registered organization is set forth an Schedule 2(a) opposite its name.

(b)  The chief executive office of each Grantor is located at the address set forth on Schedule 2(b) opposite its name.

8 Note to Borrower: Please provide copies of organizational documents for all Grantors and for all issuers of pledged Equity Interests.  Please also provide a structure chart showing the ownership relationship of the Grantors.

(c)  Set forth on Schedule 2(c) opposite the name of each Grantor are all locations where such Grantor maintains any books or records relating to any Accounts (with each location at which chattel paper, if any, is kept being indicated by an “*”).

(d)  Set forth on Schedule 2(d) opposite the name of each Grantor are all locations where such Grantor maintains any Inventory.

(e)  Set forth on Schedule 2(e) opposite the name of each Grantor are all the locations, not otherwise identified in Schedules 2(b), (c) or (d), where such Grantor maintains any Equipment or other Collateral.

(f)  Set forth on Schedule 2(f) opposite the name of each Grantor are all the places of business of such Grantor (including any real property owned by such Grantor) not identified in Schedules 2(b), (c), (d) or (e).

(g)  Set forth on Schedule 2(g) opposite the name of each Grantor are the names and addresses of all Persons other than such Grantor that have possession of any of the Inventory, Equipment or other Collateral of such Grantor.

(h)  Set forth on Schedule 2(h) is a list of all real property owned by each Grantor, the name of the Grantor that owns such real property and the fair market value of such real property, to the extent an appraisal exists with respect to such real property or, in the absence of any such appraisal, the book value of such real property.

3.  Unusual Transactions.  All Accounts have been originated by the Grantors and all Inventory has been either acquired by the Grantors in the ordinary course of business or manufactured by the Grantors.

4.  File Search Reports.  File search reports have been obtained from each Uniform Commercial Code filing office identified with respect to such Grantor in Section 2 hereof, and such search reports reflect no liens against any of the Collateral other than those permitted under the Credit Agreement.

5.  UCC Filings.  Financing statements in substantially the form of Schedule 5 hereto have been prepared for filing in the proper Uniform Commercial Code filing office in the jurisdiction in which each Grantor is located and, to the extent any of the collateral is comprised of fixtures, timber to be cut or as extracted collateral from the wellhead or minehead, in the proper local jurisdiction, in each case as set forth with respect to such Grantor in Section 2 hereof.

6.  Schedule of Filings.  Attached hereto as Schedule 6 is a schedule setting forth, with respect to the filings described in Section 5 above, each filing and the filing office in which such filing is to be made.

7.  Stock Ownership and other Equity Interests.  Attached hereto as Schedule 7 is a true and correct list of (a) all the issued and outstanding stock, partnership interests, limited liability company membership interests or other Equity Interests of each Subsidiary and the record and beneficial owners of such stock, partnership interests, membership interests or other Equity Interests and (b) each equity investment of the Borrower or any Subsidiary that represents 50%

2

or less of the Equity Interests of the Person in which such investment was made, in each case specifying the issuer and certificate number of, and the number and percentage of ownership represented by, such Equity Interests and if such Equity Interests are not required to be pledged under any of the Loan Documents, the reason therefor.

8.  Debt Instruments.  Attached hereto as Schedule 8 is a true and correct list of all promissory notes and other evidence of Indebtedness held by the Borrower and each Subsidiary that are required to be delivered to the Administrative Agent under the Collateral Agreement, including all intercompany Indebtedness, in each case specifying the creditor and debtor thereunder and the type and outstanding principal amount thereof.

9.  Reserved.

10.  Mortgage Filings.  Attached hereto as Schedule 10 is a schedule setting forth, with respect to each Mortgaged Property, (a) the exact name of the Person that owns such property as such name appears in its certificate of incorporation or other organizational document, (b) if different from the name identified pursuant to clause (a), the exact name of the current record owner of such property reflected in the records of the filing office for such property identified pursuant to the following clause and (c) the filing office in which a Mortgage with respect to such property must be filed or recorded in order for the Administrative Agent to obtain a perfected security interest therein.

11.  Intellectual Property.  Attached hereto as Schedule 11(A) in proper form for filing with the United States Patent and Trademark Office is a schedule setting forth, with respect to each Grantor, each Patent (including each Patent application) owned by such Grantor, and the name of the registered owner, type and registration or application number thereof.  Also set forth on Schedule 11(A) in proper form for filing with United States Patent and Trademark Office is a schedule setting forth all Patent Licenses granted to any Grantor.

Attached hereto as Schedule 11(B) in proper form for filing with the United States Patent and Trademark Office is a schedule setting forth, with respect to each Grantor, each Trademark (including each Trademark application) owned by such Grantor, and the name of the registered owner and the registration or application number thereof. Also set forth on Schedule 11(B) in proper form for filing with United States Patent and Trademark Office is a schedule setting forth all Trademark Licenses granted to any Grantor.

Attached hereto as Schedule 11(C) in proper form for filing with the United States Copyright Office is a schedule setting forth, with respect to each Grantor, each Copyright (including each Copyright application) owned by such Grantor, and the name of the registered owner, the title and the registration number (if already registered) thereof.  Also set forth on Schedule 11(C) in proper form for filing with United States Copyright Office is a schedule setting forth all Copyright Licenses granted to any Grantor.

12.  Commercial Tort Claims.  Attached hereto as Schedule 12 is a true and correct list of commercial tort claims in excess of $100,000 held by any Grantor, including a brief description thereof.

3

13.  Deposit Accounts.  Attached hereto as Schedule 13 is a true and correct list of deposit accounts maintained by each Grantor, including the name and address of the depositary institution, the type and purpose of the account and the account number.

14.  Securities Accounts and Commodities Accounts.  Attached hereto as Schedule 14 is a true and correct list of securities accounts and commodities accounts maintained by each Grantor, including the name and address of the intermediary institution, the type and purpose of account and the account number.

15.  Letter-of-Credit Rights.  Attached hereto as Schedule 15 is a true and correct list of all letters of credit issued in favor of any Grantor, including the name and address of the issuer (and if applicable, the confirmer) with respect to such letter of credit.

16.  Assignment of Claims Act.  Attached hereto as Schedule 16 is a true and correct list of all written contracts between each Grantor and the United States government or any department or agency thereof that have a remaining value of at least $100,000, setting forth the contract number, name and address of contracting officer (or other party to whom a notice of assignment under the Assignment of Claims Act should be sent), contract start date, agency with which the contract was entered into, and a description of the contract type.

17.  Chattel Paper.  Attached hereto as Schedule 17 is a true and complete list, for each Grantor, of all chattel paper (whether tangible and electronic), specifying the Grantor and obligor thereunder, the type, the due date and outstanding principal amount thereof.

4

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the date first written above.

COMTECH TELECOMMUNICATIONS CORP.,

by

Name:
Title: [Responsible Officer]

5

EXHIBIT E

[FORM OF] SUPPLEMENTAL PERFECTION CERTIFICATE

Reference is made to the Credit Agreement dated as of February 23, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Comtech Telecommunications Corp. (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Citibank, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).  Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Collateral Agreement referred to therein, as applicable.

This Certificate is dated as of [•], 20[•] and is delivered pursuant to Section 5.03(b) of the Credit Agreement (this Certificate and each other Certificate heretofore delivered pursuant to Section 5.03(b) of the Credit Agreement being referred to as a “Supplemental Perfection Certificate”), and supplements the information set forth in the Perfection Certificate delivered on the Effective Date (as supplemented from time to time by the Supplemental Perfection Certificates delivered after the Effective Date and prior to the date hereof, the “Prior Perfection Certificate”).

The undersigned, a Financial Officer of the Borrower, hereby certifies to the Administrative Agent and each other Secured Party as follows:

1.  Names.  (a)  Except as set forth in Schedule 1(a) hereto, Schedule 1(a) of the Prior Perfection Certificate sets forth the exact legal name of each Grantor, as such name appears in its respective certificate of formation or organization.

(b)  Except as set forth on Schedule 1(b) hereto, Schedule 1(b) of the Prior Perfection Certificate sets forth (i) each other legal name each Grantor has had in the past five years, together with the date of the relevant change and (ii) each other name (including trade names or similar appellations) used by each Grantor or any of its divisions or other business units in connection with the conduct of its business or the ownership of its properties at any time during the past five years.

(c)  Except as set forth on Schedule 1(c) hereto or as set forth on Schedule 1(c) of the Prior Perfection Certificate, no Grantor has changed its identity or corporate structure in any way within the past five years.  Changes in identity or corporate structure would include mergers, consolidations and acquisitions (including acquisitions of all or substantially all of the assets of another person), as well as any change in the form, nature or jurisdiction of organization.  If any such change has occurred, include in Schedule 1(c) hereto (to the extent not already included in Schedule 1(c) of the Prior Perfection Certificate) the information required by Sections 1 and 2 of this certificate as to each acquiree or constituent party to a merger or consolidation.

(d)  Except as set forth on Schedule 1(d) hereto, Schedule 1(d) of the Prior Perfection Certificate sets forth (i) the Organizational Identification Number, if any, issued by the jurisdiction of formation of each Grantor that is a registered organization and (ii) the Federal Taxpayer Identification Number of each Grantor.

2.  Current Locations.  (a)  Except as set forth in Schedule 2(a) hereto, the jurisdiction of formation or organization of each Grantor that is a registered organization is set forth in Schedule 2(a) of the Prior Perfection Certificate opposite its name.

(b)  Except as set forth in Schedule 2(b) hereto, the chief executive office of each Grantor is located at the address set forth on Schedule 2(b) of the Prior Perfection Certificate opposite its name.

(c)  Except as set forth on Schedule 2(c) hereto, set forth on Schedule 2(c) of the Prior Perfection Certificate opposite the name of each Grantor are all locations where such Grantor maintains any books or records relating to any Accounts (with each location at which chattel paper, if any, is kept being indicated by an “*”).

(d)  Except as set forth on Schedule 2(d) hereto, set forth on Schedule 2(d) of the Prior Perfection Certificate opposite the name of each Grantor are all locations where such Grantor maintains any Inventory.

(e)  Except as set forth on Schedule 2(e) hereto, set forth on Schedule 2(e) of the Prior Perfection Certificate opposite the name of each Grantor are all the locations where such Grantor maintains any Equipment or other Collateral not otherwise identified in Schedules 2(b), (c) or (d) of this Supplemental Perfection Certificate or the Prior Perfection Certificate.

(f)  Except as set forth on Schedule 2(f) hereto, Schedule 2(f) of the Prior Perfection Certificate sets forth a list opposite the name of each Grantor of all the places of business of such Grantor (including any real property owned by such Grantor) not otherwise identified in Schedules 2(b), (c), (d) or (e) of this Supplemental Perfection Certificate or the Prior Perfection Certificate.

(g)  Except as set forth on Schedule 2(g) hereto, Schedule 2(g) of the Prior Perfection Certificate sets forth a list opposite the name of each Grantor of the names and addresses of all Persons other than such Grantor that have possession of any of the Inventory, Equipment or other Collateral of such Grantor.

(h)  Except as set forth on Schedule 2(h) hereto, Schedule 2(h) of the Prior Perfection Certificate sets forth a list of all real property owned by each Grantor, the name of the Grantor that owns such real property and the fair market value of such real property, to the extent an appraisal exists with respect to such real property or, in the absence of any such appraisal, the book value of such real property.

3.  Unusual Transactions.  All Accounts have been originated by the Grantors and all Inventory has been either acquired by the Grantors in the ordinary course of business or manufactured by the Grantors.

4.  File Search Reports.  File search reports have been obtained from each Uniform Commercial Code filing office identified with respect to such Grantor in Section 2 of this Supplemental Perfection Certificate and the Prior Perfection Certificate, and such search reports reflect no liens against any of the Collateral other than those permitted under the Credit Agreement.

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5.  UCC Filings.  Financing statements in substantially the form of Schedule 5 of this Supplemental Perfection Certificate and the Prior Perfection Certificate have been prepared for filing in the proper Uniform Commercial Code filing office in the jurisdiction in which each Grantor is located and, to the extent any of the collateral is comprised of fixtures, timber to be cut or as extracted collateral from the wellhead or minehead, in the proper local jurisdiction, in each case as set forth with respect to such Grantor in Section 2 of this Supplemental Perfection Certificate and the Prior Perfection Certificate.

6.  Schedule of Filings.  Except as set forth in Schedule 6 hereto, Schedule 6 of the Prior Perfection Certificate sets forth, with respect to the filings described in Section 5 above, each filing and the filing office in which such filing is to be made.

7.  Stock Ownership and other Equity Interests.  Except as set forth in Schedule 7 hereto, Schedule 7 of the Prior Perfection Certificate sets forth a true and correct list of (a) all the issued and outstanding stock, partnership interests, limited liability company membership interests or other Equity Interests of each Subsidiary and the record and beneficial owners of such stock, partnership interests, membership interests or other Equity Interests and (b) each equity investment of the Borrower or any Subsidiary that represents 50% or less of the Equity Interests of the Person in which such investment was made, in each case specifying the issuer and certificate number of, and the number and percentage of ownership represented by, such Equity Interests and if such Equity Interests are not required to be pledged under any of the Loan Documents, the reason therefor.

8.  Debt Instruments.  Except as set forth in Schedule 8 hereto, Schedule 8 of the Prior Perfection Certificate sets forth a true and correct list of all promissory notes and other evidence of Indebtedness held by the Borrower and each Subsidiary that are required to be delivered to the Administrative Agent under the Collateral Agreement, including all intercompany Indebtedness, in each case specifying the creditor and debtor thereunder and the type and outstanding principal amount thereof.

9.  Reserved.

10.  Mortgage Filings. Except as set forth on Schedule 10 hereto, Schedule 10 of the Prior Perfection Certificate sets forth, with respect to each Mortgaged Property, (a) the exact name of the Person that owns such property as such name appears in its certificate of incorporation or other organizational document, (b) if different from the name identified pursuant to clause (a), the exact name of the current record owner of such property reflected in the records of the filing office for such property identified pursuant to the following clause and (c) the filing office in which a Mortgage with respect to such property must be filed or recorded in order for the Administrative Agent to obtain a perfected security interest therein.

11.  Intellectual Property.  Except as set forth on Schedule 11(A) hereto, Schedule 11(A) of the Prior Perfection Certificate, in proper form for filing with the United States Patent and Trademark Office, is a schedule setting forth, with respect to each Grantor, each Patent (including each Patent application) owned by such Grantor, and the name of the registered owner, type and registration or application number thereof.  Except as set forth on Schedule 11(A) hereto, Schedule 11(A) of the Prior Perfection Certificate also sets forth, in proper form

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for filing with United States Patent and Trademark Office, a schedule of all Patent Licenses granted to any Grantor.

Except as set forth on Schedule 11(B) hereto, Schedule 11(B) of the Prior Perfection Certificate, in proper form for filing with the United States Patent and Trademark Office, is a schedule setting forth, with respect to each Grantor, each Trademark (including each Trademark application) owned by such Grantor, and the name of the registered owner and the registration or application number thereof. Except as set forth on Schedule 11(B) hereto, Schedule 11(B) of the Prior Perfection Certificate also sets forth, in proper form for filing with United States Patent and Trademark Office, a schedule of all Trademark Licenses granted to any Grantor.

Except as set forth on Schedule 11(C) hereto, Schedule 11(C) of the Prior Perfection Certificate, in proper form for filing with the United States Copyright Office, is a schedule setting forth, with respect to each Grantor, each Copyright (including each Copyright application) owned by such Grantor, and the name of the registered owner, the title and the registration number (if already registered) thereof.  Except as set forth on Schedule 11(C) hereto, Schedule 11(C) of the Prior Perfection Certificate also sets forth, in proper form for filing with United States Copyright Office, all Copyright Licenses granted to any Grantor.

12.  Commercial Tort Claims.  Except as set forth on Schedule 12 hereto, Schedule 12 of the Prior Perfection Certificate sets forth a true and correct list of commercial tort claims in excess of $100,000 held by any Grantor, including a brief description thereof.

13.  Deposit Accounts.  Except as set forth on Schedule 13 hereto, Schedule 13 of the Prior Perfection Certificate is a true and correct list of deposit accounts maintained by each Grantor, including the name and address of the depositary institution, the type and purpose of the account and the account number.

14.  Securities Accounts and Commodities Accounts.  Except as set forth on Schedule 14 hereto, Schedule 14 of the Prior Perfection Certificate is a true and correct list of securities accounts and commodities accounts maintained by each Grantor, including the name and address of the intermediary institution, the type and purpose of the account and the account number.

15.  Letter-of-Credit Rights.  Except as set forth on Schedule 15 hereto, Schedule 15 of the Prior Perfection Certificate is a true and correct list of all letters of credit issued in favor of any Grantor, including the name and address of the issuer (and if applicable, the confirmer) with respect to such letter of credit.

16.  Assignment of Claims Act.   Except as set forth in Schedule 16 hereto, Schedule 16 of the Prior Perfection Certificate sets forth a true and correct list of all written contracts between each Grantor and the United States government or any department or agency thereof that have a remaining value of at least $100,000, setting forth the contract number, name and address of contracting officer (or other party to whom a notice of assignment under the Assignment of Claims Act should be sent), contract start date, agency with which the contract was entered into, and a description of the contract type.

17.  Chattel Paper. Except as set forth in Schedule 17 hereto, Schedule 17 of the Prior Perfection Certificate sets forth a true and complete list, for each Grantor, of all chattel paper (whether

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tangible and electronic), specifying the Grantor and obligor thereunder, the type, the due date and outstanding principal amount thereof.

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IN WITNESS WHEREOF, the undersigned have duly executed this certificate on this [   ] day of [       ].

COMTECH TELECOMMUNICATIONS CORP.,

by

Name:
Title: [Financial Officer]

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EXHIBIT F

INTERCOMPANY INDEBTEDNESS SUBORDINATION AGREEMENT dated as of [●], 2016 (this “Agreement”), among COMTECH TELECOMMUNICATIONS CORP., a Delaware corporation (the “Borrower”), the other Subordinated Lenders and Subordinated Debtors (each as defined below) from time to time party hereto and CITIBank, N.A., as administrative agent under the Credit Agreement referred to below (in such capacities, the “Administrative Agent”).

Reference is made to the Credit Agreement dated as of February 23, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders and the Issuing Bank from time to time party thereto and Citibank, N.A., as Administrative Agent.  Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.  The rules of construction specified in Section 1.03 of the Credit Agreement shall apply to this Agreement, mutatis mutandis.

The Credit Agreement provides that from time to time the Borrower or any Subsidiary may make loans, advances and other extensions of credit to one or more of the Loan Parties, provided that any Indebtedness owing by a Loan Party resulting from such extensions of credit, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower or any Subsidiary, whether or not a claim for post filing interest is allowed or allowable in any such proceeding), fees, charges, expenses, indemnities, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof (collectively, the “Subordinated Intercompany Obligations”), shall be subordinated to the Senior Obligations (as defined below) pursuant to this Agreement.  For purposes of this Agreement, (a) the Borrower and the Subsidiaries, in their capacities as obligees in respect of any Subordinated Intercompany Obligations, are referred to herein as the “Subordinated Lenders”, (b) the Loan Parties, in their capacities as obligors in respect of any Subordinated Intercompany Obligations, are referred to herein as the “Subordinated Debtors” and (c) the Lenders, Issuing Bank and any other obligees in respect of the Senior Obligations are referred to herein as the “Senior Lenders”.

In connection with the foregoing, each Subordinated Lender desires to enter into this Agreement in order to, among other things, subordinate on the terms set forth herein its rights, as a Subordinated Lender, to payment of any Subordinated Intercompany Obligations owed to it prior to such time as (a) all the Loan Document Obligations (other than contingent obligations as to which no claim has been made) have been paid in full in cash, (b) the Lenders have no further commitment to lend under the Credit Agreement, (c) all Letters of Credit have expired, terminated or been backstopped or cash collateralized, in each case, in accordance with the terms of the Credit Agreement (including as a result of obtaining consents of the applicable Issuing Bank as described in Section 9.05 of the Credit Agreement) and (d) the Issuing Bank has no further obligations to issue, amend or extend Letters of Credit under the Credit Agreement (“Payment In Full”).  Each Subordinated Lender will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and the provision of other financial accommodations to the Borrower and the Subsidiaries by the Senior Lenders and is

willing to execute and deliver this Intercompany Indebtedness Subordination Agreement (this “Agreement”) in order to induce the Senior Lenders to extend such credit and provide such accommodations.  Accordingly, the parties hereto agree as follows:

1.          Subordination.  A. Each Subordinated Lender hereby agrees that all its right, title and interest in, to and under any Subordinated Intercompany Obligations of any Subordinated Debtor shall be subordinate, and junior in right of payment, to the rights of the Senior Lenders in respect of the Obligations of such Subordinated Debtor (collectively, the “Senior Obligations”) in each case as and to the extent set forth in this Agreement.

B.          The Subordinated Debtors may make interest and principal payments and other payments in respect of any Subordinated Intercompany Obligations in the ordinary course, and the Subordinated Lenders may receive, accept and demand such payments, if at the time of and immediately after giving effect to any such payment, neither (i) an Event of Default would result therefrom nor (ii) an Event of Default shall have occurred and be continuing in respect of which the Administrative Agent shall have notified the Borrower of its election to exercise remedies hereunder (the foregoing clauses (i) and (ii) being referred to collectively as an “Enforcement Event”); provided that, each Subordinated Debtor and each Subordinated Lender agrees (in each case solely with respect to the Subordinated Intercompany Obligations in respect of which it is the obligor or obligee, as the case may be), that, notwithstanding any provision to the contrary in any agreement governing or evidencing Subordinated Intercompany Obligations, upon the occurrence and during the continuance of an Enforcement Event, no payment (whether directly, by purchase, redemption or exercise of any rights of setoff or otherwise and whether mandatory or voluntary) in respect of the Subordinated Intercompany Obligations, whether of principal, interest or otherwise, and whether in cash, securities or other property, shall be made by or on behalf of any Subordinated Debtor or received, accepted or demanded, directly or indirectly, by or on behalf of any Subordinated Lender at any time prior to the Payment In Full; provided further, that upon the waiver, remedy or cure of each such Enforcement Event, so long as no other Enforcement Event shall have occurred and be continuing, the Subordinated Debtors may make, and the Subordinated Lender may receive, accept and demand, payments in respect of Subordinated Intercompany Obligations, including any payment to bring current any missed payments during the period of such Enforcement Event; provided further, that notwithstanding the foregoing, any Subsidiaries that are not Loan Parties shall be permitted to make payments to the Loan Parties on Subordinated Intercompany Obligations at any time and no Subsidiary that is a CFC shall be prohibited from making any payment to a Loan Party for the purposes of repatriating funds to such Loan Party.

C.          Except to the extent otherwise permitted under the Credit Agreement, upon any distribution of the assets of any Subordinated Debtor or upon any dissolution, winding up, liquidation or reorganization of any Subordinated Debtor, whether in bankruptcy, insolvency, reorganization, arrangement or receivership proceedings or otherwise, or upon any assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any Subordinated Debtor, then, if an Event of Default has occurred and is continuing:

i.          the Senior Lenders shall first be entitled to receive Payment In Full (whenever arising) before any Subordinated Lender shall be entitled to receive any

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payment on account of the Subordinated Intercompany Obligations of such Subordinated Debtor, whether of principal, interest or otherwise; and

ii.          any payment by, or on behalf of, or distribution of the assets of, such Subordinated Debtor of any kind or character, whether in cash, securities or other property, to which any Subordinated Lender would be entitled but for the provisions of this Section 1 shall be paid or delivered by the Person making such payment or distribution (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Administrative Agent, for the benefit of the Senior Lenders (pro rata, in accordance with the respective amounts of the Senior Obligations then owing to each of the Senior Lenders), until the Payment In Full has occurred, provided that in the case of each of clause (i) and (ii) above, the foregoing shall not impair the right of any Subordinated Lender to file a proof of claim in any such proceeding in accordance with the terms hereof.

Each Subordinated Lender agrees (A) upon the occurrence and during the continuance of an Enforcement Event, not to ask, demand, sue for or take or receive from any Subordinated Debtor in cash, securities or other property or by setoff, purchase or redemption (including from or by way of collateral), payment of all or any part of the Subordinated Intercompany Obligations (other than any payments of interest and principal permitted by Section 1(B) above) and (B) in connection with any proceeding involving any Subordinated Debtor under any bankruptcy, insolvency, reorganization, arrangement, receivership or similar law (1) the Administrative Agent is irrevocably authorized and empowered (in its own name or in the name of such Subordinated Lender or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in the preceding sentence and give acquittance therefor and to file claims and proofs of claim, if the Subordinated Lender shall fail to do so prior to 20 days before the expiration of the time to file such proofs of claim (provided that such Subordinated Lender shall deliver a copy of all such proofs of claim to the Administrative Agent), and take such other action (other than voting the Subordinated Intercompany Obligations but including enforcing any security interest or other lien securing payment of such Subordinated Intercompany Obligations) as the Administrative Agent may deem necessary or advisable for the exercise or enforcement of any of the rights or interest of the Senior Lenders and (2) such Subordinated Lender shall duly and promptly, to the extent permitted by applicable law, take such action as the Administrative Agent may reasonably request to (x) collect amounts in respect of the Subordinated Intercompany Obligations for the account of the Senior Lenders and to file appropriate claims or proofs of claim in respect of such Subordinated Intercompany Obligations, (y) execute and deliver to the Administrative Agent such irrevocable powers of attorney, assignments or other instruments as the Administrative Agent may reasonably request in order to enable the Administrative Agent to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Subordinated Intercompany Obligations and (z) collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Subordinated Intercompany Obligations.  A copy of this Agreement may be filed with any court as evidence of the Senior Lenders’ rights, powers and authority hereunder.

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D.          In the event that any payment by or on behalf of, or any distribution of the assets of, any Subordinated Debtor of any kind or character, whether in cash, securities or other property, and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, in respect of the Subordinated Intercompany Obligations shall be received by or on behalf of any Subordinated Lender or any Affiliate thereof at a time when such payment is prohibited by this Agreement, such payment or distribution shall be held by such Subordinated Lender in trust (segregated from other property of such Subordinated Lender) for the benefit of, and shall forthwith be paid over to, the Administrative Agent until all Events of Default have been cured or waived or until the Payment In Full.

E.          Until Payment In Full, the Subordinated Lenders hereby waive all rights of subrogation with respect to the rights of the Senior Lenders to receive payments or distributions in cash, securities or other property of or with respect to the Senior Obligations. Upon Payment In Full, each Subordinated Lender shall be subrogated, to the extent permitted by law, to the rights of the Senior Lenders to receive payments or distributions in cash, securities or other property of or with respect to the Senior Obligations.  For the purpose of such subrogation, as between and among the Subordinated Debtors and their creditors (other than the Senior Lenders), on the one hand, and the Subordinated Lenders, on the other hand, no payment or distribution made to any Senior Lender by virtue of this Agreement that otherwise would have been made to the Subordinated Lenders shall be deemed to be a payment by the Subordinated Debtors of an amount owing on the Senior Obligations.

F.          Except as permitted under the Credit Agreement and the other Loan Documents, each Subordinated Lender agrees that the Subordinated Intercompany Obligations are intended to be unsecured and not Guaranteed by the Borrower or any Subsidiary, and each Subordinated Debtor agrees not to give, or permit to be given, and each Subordinated Lender agrees not to ask for, demand, accept or receive, any security for the Subordinated Intercompany Obligations or any Guarantee of the Subordinated Intercompany Obligations from the Borrower or any Subsidiary.  Notwithstanding the foregoing, all the proceeds of any (i) security of any nature whatsoever for any Subordinated Intercompany Obligations on any property or assets, whether now existing or hereafter acquired, of the Borrower or any Subsidiary, or (ii) any Guarantee, of any nature whatsoever, by the Borrower or any Subsidiary of any Subordinated Intercompany Obligations shall be subject to the provisions hereof with respect to payments and other distributions in respect of the Subordinated Intercompany Obligations.

G.          Each Subordinated Lender agrees that, prior to the Payment in Full, it will not take any action to cause any Subordinated Intercompany Obligations to become payable prior to their stated maturity or exercise any remedies or take any action or proceeding to enforce any Subordinated Intercompany Obligations, in each case, if the payment of such Subordinated Intercompany Obligations is then prohibited by this Agreement.

2.          Waivers and Consents.  A. Each Subordinated Lender waives the right to compel that the Collateral or any other assets or property of any Subordinated Debtor, any other guarantor of the Senior Obligations or any other Person be applied in any particular order to discharge the Senior Obligations.  Each Subordinated Lender expressly waives the right to require that the Administrative Agent proceed against the Collateral, any Subordinated Debtor, any other guarantor of the Senior Obligations or any other Person, or to pursue any other remedy

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in its power which such Subordinated Lender cannot pursue and which would lighten such Subordinated Lender’s burden, notwithstanding that the failure of the Administrative Agent to do so may thereby prejudice such Subordinated Lender.  Each Subordinated Lender agrees that it shall not be discharged, exonerated or have its obligations hereunder to the Senior Lenders reduced by (i) the Administrative Agent’s delay in proceeding against or enforcing any remedy against the Collateral, any Subordinated Debtor, any other guarantor of the Senior Obligations or any other Person; (ii) the Administrative Agent releasing the Collateral, any Subordinated Debtor, any other guarantor of the Senior Obligations or any other Person from all or any part of the Senior Obligations (except that, in the case of any release of a Subordinated Debtor pursuant to, and to the extent permitted by, Section 7.12 of the Collateral Agreement, each Subordinated Lender’s obligations to the Senior Lenders in respect of the Subordinated Intercompany Obligations owing by such released Subordinated Debtor shall be released); or (iii) the discharge of the Collateral, any Subordinated Debtor, any other guarantor of the Senior Obligations or any other Person by an operation of law or otherwise, with or without the intervention or omission of the Administrative Agent (except that, in the case of any release of a Subordinated Debtor pursuant to, and to the extent permitted by, Section 7.12 of the Collateral Agreement, each Subordinated Lender’s obligations to the Senior Lenders in respect of the Subordinated Intercompany Obligations owing by such released Subordinated Debtor shall be released).  Any Senior Lender’s vote to accept or reject any plan of reorganization relating to the Collateral, any Subordinated Debtor, any other guarantor of the Senior Obligations or any other Person, or any Senior Lender’s receipt on account of all or part of the Senior Obligations of any cash, securities or other property distributed in any bankruptcy, reorganization or insolvency case, shall not (unless Payment In Full has occurred) discharge, exonerate, or reduce the obligations of any Subordinated Lender hereunder to the Senior Lenders.

B.          Each Subordinated Lender waives all rights and defenses arising out of an election of remedies by the Administrative Agent, even though that election of remedies, including any nonjudicial foreclosure with respect to any property or assets securing the Senior Obligations, has impaired the value of such Subordinated Lender’s rights of subrogation, reimbursement or contribution against any Subordinated Debtor, any other guarantor of the Senior Obligations or any other Person.  Each Subordinated Lender expressly waives any rights or defenses it may have by reason of protection afforded to any Subordinated Debtor, any other guarantor of the Senior Obligations or any other Person with respect to any Senior Obligations pursuant to any anti-deficiency laws or other laws of similar import which limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of any property or assets securing the Senior Obligations.

C.          Each Subordinated Lender agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Senior Obligations made by the Administrative Agent may be rescinded in whole or in part by such Person, and any Senior Obligations may be continued, and the Senior Obligations or the liability of any Subordinated Debtor, any other guarantor thereof or any other Person obligated thereunder, or any Collateral or Guarantee therefor, or any right of setoff with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent, in each case without notice to or further assent by such Subordinated Lender, which will remain bound

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under this Agreement and without impairing, abridging, releasing or affecting the subordination and other agreements provided for herein.

D.          Each Subordinated Lender waives any and all notice of the creation, renewal, extension or accrual of any Senior Obligations and notice of or proof of reliance by the Senior Lenders upon this Agreement.  The Senior Obligations, and any of them, shall be deemed conclusively to have been created, contracted or incurred, and the consent to create the obligations of any Subordinated Debtor in respect of the Subordinated Intercompany Obligations shall be deemed conclusively to have been given, and all dealings between the Subordinated Debtors and the Senior Lenders shall be deemed conclusively to have been consummated, in reliance upon this Agreement.  Each Subordinated Lender acknowledges and agrees that the Senior Lenders have relied upon the subordination and other agreements provided for herein in consenting to the Subordinated Intercompany Obligations.  Each Subordinated Lender waives any protest, demand for payment and notice of default.

3.          Transfers.  Except as otherwise not prohibited by the Credit Agreement, until the Payment In Full, each Subordinated Lender shall not sell, assign or otherwise transfer or dispose of, in whole or in part, all or any part of the Subordinated Intercompany Obligations or any interest therein to any other Person (a “Transferee”) or create, incur or suffer to exist any security interest, Lien, charge or other encumbrance whatsoever upon all or any part of the Subordinated Intercompany Obligations (other than any security interests, Liens, charges or other encumbrances securing the Senior Obligations) or any interest therein in favor of any Transferee unless such action is made expressly subject to this Agreement.

4.          Senior Obligations Unconditional.  All rights and interests of the Administrative Agent and the Senior Lenders hereunder, and all agreements and obligations of the Subordinated Lenders and the Subordinated Debtors hereunder, shall remain in full force and effect irrespective of:

(1)         any lack of validity or enforceability of the Credit Agreement or any other Loan Document;

(2)         any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Obligations, or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Credit Agreement or any other Loan Document;

(3)         any exchange, release or nonperfection of any Lien in any Collateral, or any release, amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of, or consent to departure from, any Guarantee of any of the Senior Obligations; or

(4)         any other circumstances that might otherwise constitute a defense available to, or a discharge of, any Subordinated Debtor in respect of the Senior Obligations, or of any Subordinated Lender or any Subordinated Debtor in respect of this Agreement (other than Payment In Full).

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5.         Representations and Warranties.  Each Subordinated Lender represents and warrants to the Administrative Agent, as of the date hereof, for the benefit of the Senior Lenders that:

A.         It has the power and authority and the legal right to execute and deliver and to perform its obligations under this Agreement.

B.         This Agreement has been duly executed and delivered by such Subordinated Lender and constitutes a legal, valid and binding obligation of such Subordinated Lender, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

6.         Waiver of Claims.  A. For the purposes of this Agreement and to the maximum extent permitted by law, each Subordinated Lender waives any claim it might have against the Administrative Agent or any Senior Lender and each Related Party of any of the foregoing Persons on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement.  The Administrative Agent and the other Senior Lenders shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Subordinated Lender for any act or failure to act hereunder, except for their own gross negligence or wilful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

B.         Each Subordinated Lender, for itself and on behalf of its successors and assigns, hereby waives any and all now existing or hereafter arising rights it may have to require the Senior Lenders to marshall assets for the benefit of such Subordinated Lender, or to otherwise direct the timing, order or manner of any sale, collection or other enforcement of the Collateral or enforcement of any rights or remedies under the Loan Documents.  The Senior Lenders are under no duty or obligation, and each Subordinated Lender hereby waives any right it may have to compel the Senior Lenders, to pursue any guarantor or other Person who may be liable for the Senior Obligations, or to enforce any Lien or security interest in any Collateral.

C.         Each Subordinated Lender hereby waives and releases all rights which a guarantor or surety with respect to the Senior Obligations could exercise.

D.         Each Subordinated Lender hereby waives any duty on the part of the Senior Lenders to disclose to it any fact known or hereafter known by the Senior Lenders relating to the operation or financial condition of any Subordinated Debtor or of any other guarantor of the Senior Obligations, or its businesses.  Each Subordinated Lender enters into this Agreement based solely upon its independent knowledge of the Subordinated Debtors’ results of operations, financial condition and business and such Subordinated Lender assumes full responsibility for obtaining any further or future information with respect to each Subordinated Debtor or its results of operations, financial condition or business.

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7.         Further Assurances.  Each Subordinated Lender and each Subordinated Debtor, at its own expense and at any time from time to time, upon the written request of the Administrative Agent will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted.

8.         Expenses.  The Subordinated Debtors agree to reimburse the Administrative Agent and the Senior Lenders for their reasonable and documented out-of-pocket expenses incurred hereunder or in connection herewith to the extent provided in Section 9.03 of the Credit Agreement; provided that each reference therein to “the Borrower” shall be deemed to be a reference to “the Subordinated Debtors”.

9.         Provisions Define Relative Rights.  This Agreement is intended solely for the purpose of defining the relative rights of the Administrative Agent and the Senior Lenders, on the one hand, and the Subordinated Lenders, on the other hand, and no other Person shall have any right, benefit or other interest under this Agreement.

10.         Powers Coupled with an Interest.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the Payment In Full has occurred.

11.         Notices.  All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement.  All communications and notices hereunder to any Subsidiary shall be given to it in care of the Borrower as provided in Section 9.01 of the Credit Agreement.

12.         Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

13.         Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

14.         Integration.  This Agreement constitutes the entire contract among the Subordinated Debtors, the Senior Lenders and the Subordinated Lenders relating to the subject matter hereof and there are no promises or representations by the Subordinated Debtors, the Senior Lenders or the Subordinated Lenders hereto regarding the subject matter hereof not reflected herein.

15.         Amendments in Writing; No Waiver; Cumulative Remedies.  A. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the

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Subordinated Debtors and each affected Subordinated Lender, subject to any consent required in accordance with Section 9.02 of the Credit Agreement and to the other terms of Section 9.02 of the Credit Agreement.

B.         No failure or delay by the Administrative Agent or the Senior Lenders in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

C.         The rights and remedies of the Administrative Agent and the Senior Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.

16.        Headings.  The headings of the various subdivisions used in this Agreement are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

17.        Successors and Assigns; Release of Subordinated Debtors and Subordinated Lenders.  This Agreement shall be binding upon the successors and assigns of the Subordinated Debtors and the Subordinated Lenders and shall inure to the benefit of the Administrative Agent and the Senior Lenders and their respective successors and assigns; provided that, if (i) a Subordinated Debtor or Subordinated Lender (to the extent such Subordinated Debtor or Subordinated Lender also ceases to be a Subsidiary as a result of the following) that is a Subsidiary Loan Party is released from its obligations under the Loan Documents pursuant to Section 7.12 of the Collateral Agreement or (ii) any other Subordinated Lender otherwise ceases to be a Subsidiary upon the consummation of any transaction permitted by the Credit Agreement, such Subordinated Lender or Subordinated Debtor shall be automatically released from its obligations hereunder. In connection with any termination or release pursuant to the foregoing sentence, the Administrative Agent shall promptly execute and deliver to any Subordinated Debtor or Subordinated Lender, at such Subordinated Debtor or Subordinated Lender's expense, all documents that such Subordinated Debtor or Subordinated Lender shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section 17 shall be without warranty by the Administrative Agent, and the Administrative Agent shall have no liability whatsoever to any other Secured Party as a result of any such release by it in accordance with (or which the Administrative Agent in good faith believes to be in accordance with) this Section 17.

18.        Additional Subordinated Parties.  Upon execution and delivery after the date hereof by any Person that has become, or shall become, an obligor or obligee in respect of any Subordinated Intercompany Obligations of a counterpart signature hereto, such Person shall automatically become a party hereto as a “Subordinated Debtor”, a “Subordinated Lender” or both, as the case may be, with the same force and effect as if originally named as such herein.  The rights and obligations under this Agreement of each other party hereto shall remain in full force and effect notwithstanding the addition of any such Person as a party to this Agreement.

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19.        Governing Law; Jurisdiction; Consent to Service of Process.  A.This Agreement shall be construed in accordance with and governed by the law of the State of New York.

B.         Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Senior Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Subordinated Debtor or Subordinated Lender or any of its properties in the courts of any jurisdiction.

C.         Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (B) of this Section.  Each Subordinated Debtor and each Subordinated Lender hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

D.         Each party to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section 11.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

20.        WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

[SUBORDINATED DEBTORS],

by

Name:
Title:

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citibank, n.a., AS administrative agent

by

Name:
Title: Authorized Signatory

13

EXHIBIT G-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 23, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Comtech Telecommunications Corp., a Delaware corporation (the “Company”), certain Subsidiaries of the Company from time to time party thereto, each Lender from time to time party thereto, and Citibank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.16(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date: __________ __, 20[ ]

EXHIBIT G-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 23, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Comtech Telecommunications, a Delaware corporation (the “Company”), certain Subsidiaries of the Company from time to time party thereto, each Lender from time to time party thereto, and Citibank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.16(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY, accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date: __________ __, 20[ ]

EXHIBIT G-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 23, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Comtech Telecommunications Corp., a Delaware corporation (the “Company”), certain Subsidiaries of the Company from time to time party thereto, each Lender from time to time party thereto, and Citibank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.16(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: __________ __, 20[ ]

EXHIBIT G-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 23, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Comtech Telecommunications Corp., a Delaware corporation (the “Company”), certain Subsidiaries of the Company from time to time party thereto, each Lender from time to time party thereto, and Citibank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.16(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY, accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: _________ __, 20[ ]